As filed with the Securities and Exchange Commission on April 2, 2013
Registration No. 333-______________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________________
FelCor Lodging Limited Partnership
(Exact name of Registrant as Specified in Its Charter)

Delaware	6798	75-2544994
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
_______________________
Additional Guarantor Registrants Listed on Following Page
545 E. John Carpenter Frwy., Suite 1300
Irving, Texas 75062
(972) 444-4900
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

Jonathan H. Yellen
Executive Vice President, General Counsel and Secretary
545 E. John Carpenter Frwy., Suite 1300
Irving, Texas 75062
(972) 444-4900
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)
_______________________
With a copy to:
Robert W. Dockery
Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201
(214) 969-4316
_______________________
Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this Registration Statement.
___________________

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
5.625% Senior Secured Notes due 2023	$525,000,000	100%	$525,000,000(2)	$71,610
Guarantees of Senior Secured Notes(3)	—	—	—	None(4)
_____________________________

(1)	Calculated pursuant to Rule 457 under the Securities Act of 1933, as amended.

(2)	Calculated based on the offering price of the Initial Notes for which the Exchange Notes are being issued in exchange.

(3)	Each of the co-registrants listed as an Additional Guarantor Registrant on the following page has guaranteed the notes being registered pursuant hereto.

(4)	Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee for the guarantees is payable.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

ADDITIONAL GUARANTOR REGISTRANTS

Exact Name of Guarantor[1]	State of Incorporation or Organization	I.R.S. Employer Identification Number
FelCor Lodging Trust Incorporated	Maryland	72-2541756
FelCor/CSS Holdings, L.P.	Delaware	75-2620463
FelCor Canada Co.	Nova Scotia	75-2773637
FelCor Hotel Asset Company, L.L.C.	Delaware	75-2770156
FelCor Lodging Holding Company, L.L.C.	Delaware	75-2773621
FelCor TRS Borrower 4, L.L.C.	Delaware	20-3900525
FelCor TRS Holdings, L.L.C.	Delaware	75-2916176
FelCor Copley Plaza, L.L.C.	Delaware	27-3158742
FelCor Esmeralda (SPE), L.L.C.	Delaware	26-1439076
FelCor St. Pete (SPE), L.L.C.	Delaware	26-1438830
Los Angeles International Airport Hotel Associates, a Texas limited partnership	Texas	75-2656593
Madison 237 Hotel, L.L.C.	Delaware	45-1137528
Royalton 44 Hotel, L.L.C.	Delaware	45-1137592
FelCor/CMB Buckhead Hotel, L.L.C.	Delaware	75-2874830
FelCor/CMB Marlborough Hotel, L.L.C.	Delaware	75-2874832
FelCor/CMB Orsouth Holdings, L.P.	Delaware	75-2874752
FelCor S-4 Hotels (SPE), L.L.C.	Delaware	27-2417869
FelCor/CMB SSF Holdings, L.P.	Delaware	75-2874828
FCH/PSH, L.P.	Delaware	75-2734269
FelCor Milpitas Owner, L.L.C.	Delaware	46-1382373
FelCor Baton Rouge Owner, L.L.C.	Delaware	46-1371015
FelCor Dallas Love Field Owner, L.L.C.	Delaware	46-1365964
Myrtle Beach Owner, L.L.C.	Delaware	46-1484082

_________________

1 The address for each of the additional guarantor registrants is 545 E. John Carpenter Frwy., Suite 1300, Irving, Texas 75062.

The information in this prospectus is not complete and may be changed. We may not exchange these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED APRIL 2, 2013

FelCor Lodging Limited Partnership
Offer To Exchange
All Outstanding 5.625% Senior Secured Notes Due 2023
($525,000,000 Aggregate Principal Amount Outstanding)
For
5.625% Senior Secured Notes Due 2023, Which Have Been Registered
Under The Securities Act of 1933, as amended
The exchange offer will expire at 5:00 p.m., New York City time, on _____________, 2013, unless we extend the exchange offer. We do not currently intend to extend the exchange offer.

▪
We are offering to exchange up to $525,000,000 aggregate principal amount of new 5.625% Senior Secured Notes due 2023, or Exchange Notes, which have been registered under the Securities Act of 1933, as amended, or the Securities Act, for an equal principal amount of our outstanding 5.625% Senior Secured Notes due 2023, or Initial Notes, issued in a private offering on December 17, 2012. We refer to the Exchange Notes and the Initial Notes collectively as Notes.

▪
We will exchange all Initial Notes that are validly tendered and not validly withdrawn prior to the closing of the exchange offer for an equal principal amount of Exchange Notes that have been registered.

▪	You may withdraw tenders of Initial Notes at any time prior to the expiration of the exchange offer.

▪
The terms of the Exchange Notes to be issued are identical in all material respects to the Initial Notes, except for transfer restrictions and registration rights that do not apply to the Exchange Notes, and different administrative terms.

▪	The Exchange Notes, together with any Initial Notes not exchanged in the exchange offer, will constitute a single class of debt securities under the indenture governing the Notes.

▪	The exchange of Notes will not be a taxable exchange for United States federal income tax purposes.

▪	We will not receive any proceeds from the exchange offer.

▪	No public market exists for the Initial Notes. We do not intend to list the Exchange Notes on any securities exchange and, therefore, no active public market is anticipated for the Exchange Notes.
See “Risk Factors” beginning on page 13 for a discussion of factors that you should consider before tendering your Initial Notes.
We are not asking you for a proxy and you are requested not to send us a proxy. You do not have dissenters' rights of appraisal in connection with the exchange offer.
Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The related letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is ___________ , 2013.

TABLE OF CONTENTS
Page

PROSPECTUS SUMMARY	1
RISK FACTORS	13
USE OF PROCEEDS	28
THE EXCHANGE OFFER	29
CAPITALIZATION	38
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA	39
BUSINESS AND PROPERTIES	47
COLLATERAL HOTELS	57
DESCRIPTION OF MATERIAL INDEBTEDNESS	61
DESCRIPTION OF THE NOTES AND GUARANTEES	63
MATERIAL U.S. INCOME TAX CONSEQUENCES	113
PLAN OF DISTRIBUTION	115
LEGAL MATTERS	116
EXPERTS	116

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MARKET AND INDUSTRY DATA
We obtained market data and certain other industry data and forecasts used throughout or incorporated in this prospectus from internal analysis and market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources they believe to be reliable, but they do not guarantee the accuracy and completeness of such information. Similarly, while we believe that the internal analysis and market research, industry data and forecasts are reliable, we have not independently verified such data, and neither we nor the initial purchasers make any representation as to the accuracy of such information.
_______________________
TRADEMARKS
This prospectus contains registered trademarks, service marks and brand names owned or licensed by companies other than us, and which are the exclusive property of their respective owners. None of the owners of these trademarks, service marks or brand names, their affiliates or any of their respective officers, directors, agents or employees, is an issuer or underwriter of the Exchange Notes being offered hereby. In addition, none of such persons has or will have any responsibility or liability for any information contained in this prospectus.
_______________________

i

INFORMATION INCORPORATED BY REFERENCE
Both FelCor Lodging Trust Incorporated, or FelCor, and FelCor Lodging Limited Partnership, or FelCor LP, file annual, quarterly, and current reports with the Securities and Exchange Commission, or the SEC, and FelCor files proxy statements and other information with the SEC. The SEC allows us to incorporate by reference the information we file with the SEC, which means that we may disclose important business and financial information to you by referring you to another document that we have filed separately with the SEC. The information incorporated by reference is considered to be a part of this registration statement, of which this prospectus is a part, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or a prospectus supplement. You should read the information incorporated by reference because it is an important part of this registration statement, of which this prospectus is a part. We incorporate by reference the following information or documents that FelCor and/or FelCor LP have filed with the SEC and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, until the exchange offer is completed:

▪	Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on February 28, 2013; and

▪	Current Report on Form 8-K, filed with the SEC on January 9, 2013.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or information that we later file with the SEC modifies or replaces such information.
Our SEC filings are available to the public from the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.
You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address: FelCor Lodging Trust Incorporated, 545 East John Carpenter Freeway, Suite 1300, Irving, Texas 75062, Attention: Investor Relations, telephone (972) 444-4900, or by e-mail at information@felcor.com. In order to ensure timely delivery of the information, any request should be made no later than five business days before the expiration date of the exchange offer.
_______________________
WHERE YOU CAN FIND MORE INFORMATION
As discussed above, both FelCor and FelCor LP file annual, quarterly, and current reports with the SEC, and FelCor files proxy statements and other information with the SEC. Such filings are available and can be viewed and/or requested in the manner set forth above.
You should rely only upon the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to exchange these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.
This prospectus contains summaries of certain agreements that we have entered into such as the indenture, the registration rights agreement, and the agreements described under “Description of the Notes and Guarantees.” The descriptions contained in this prospectus of these agreements do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

ii

_______________________
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein, as well as other written and oral statements made or incorporated by reference from time to time by us and our representatives in other reports, filings with the SEC, press releases, conferences, or otherwise, may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that involve a number of risks and uncertainties. Forward-looking statements can be identified by the use of forward-looking terminology, including, without limitation, “believes,” “expects,” “anticipates,” “may,” “will,” “should,” “seeks,” “pro forma” or other variations of these terms, including their use in the negative, or by discussions of strategies, plans or intentions. A number of factors could cause actual results to differ materially from those anticipated by these forward-looking statements. Among these factors are:

▪
general economic conditions, including, among other things, unemployment, major bank failures and unsettled capital markets, sovereign debt uncertainty, the impact of the United States' military involvement in the Middle East and elsewhere, future acts of terrorism, the threat or outbreak of a pandemic disease affecting the travel industry, rising high fuel costs and increased transportation security precautions;

▪	our overall debt levels and our ability to refinance or obtain new financing and service debt;

▪	our inability to retain earnings;

▪	our liquidity and capital expenditures;

▪	our ability to complete hotel dispositions at acceptable prices and to pursue our growth strategy and acquisition activities; and

▪	competitive conditions in the lodging industry.

Certain of these risks and uncertainties are described in greater detail under “Risk Factors” beginning on page 13.
In addition, these forward-looking statements are necessarily dependent upon assumptions and estimates that may prove to be incorrect. Accordingly, while we believe that the plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these plans, intentions or expectations will be achieved. The forward-looking statements included in this prospectus, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, are expressly qualified in their entirety by the risk factors and cautionary statements discussed in our filings under the Securities Act and the Exchange Act, which identify important factors that could cause these differences. All forward-looking statements speak only as of the date of this prospectus. We undertake no obligation to update any forward-looking statements to reflect future events or circumstances.

iii

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding us, the Exchange Notes being exchanged in this offering, and the financial statements and notes thereto appearing elsewhere in this prospectus. Unless otherwise indicated or the context otherwise requires, the words “we,” “our,” “ours,” “us” and the “Company” refer to FelCor or FelCor LP, and their respective subsidiaries, collectively.

FelCor and FelCor LP

FelCor is a public lodging real estate investment trust, or REIT, that at December 31, 2012, had ownership interests in 66 hotels in continuing operations with approximately 18,993 rooms. All of its operations are conducted solely through FelCor LP, which is the issuer of the Initial Notes, or its subsidiaries. FelCor is the sole general partner and owner of a greater than 99% interest in FelCor LP. Our principal executive offices are located at 545 E. John Carpenter Frwy., Suite 1300, Irving, Texas 75062, and our telephone number is (972) 444-4900.

Business Strategy

Strategy and Objectives. We seek to provide superior stockholder returns by assembling a diversified portfolio of high-growth hotels, combined with a sound and flexible balance sheet reflecting low cost debt, an extended maturity profile and substantial liquidity. Our long-term strategy has five critical components:

•
Portfolio Quality and Diversity - we are investing in our core portfolio of high-growth hotels located in gateway and resort markets with high barriers to entry and limited supply growth while we sell non-strategic hotels.

• Long-Term Leverage - we are steadily reducing our outstanding indebtedness to achieve leverage levels that are readily managed through economic and industry cycles.

•
Cost of Debt; Staggered and Extended Maturities - we opportunistically refinance higher-cost debt, taking advantage of historically low interest rates to reduce our cost of debt and stagger and extend maturities well into the future.

• Organic Growth - we invest in our core portfolio to enhance our assets' long-term performance and return on invested capital through high ROI redevelopment projects.

•
Acquisitions - we look to acquire hotels in targeted markets that meet our strict underwriting criteria, such as returns in excess of our weighted average cost of capital, ones located in markets with high barriers-to-entry with limited supply growth, and redevelopment opportunities that leverage our expertise to achieve superior returns on redevelopment capital.

Recent Achievements. We have made significant progress toward achieving the objectives of our strategic plan.

•
We issued $525 million aggregate principal amount of Initial Notes, significantly reducing our cost of borrowing. We used the proceeds to redeem $258 million in aggregate face amount of 10% senior notes due 2014, or the 10% Notes, and repay a $187 million 8.1% mortgage loan, with the remaining proceeds used to repay a portion of the balance on our outstanding line of credit and to pay prepayment costs and other expenses. With the offering of the Initial Notes, FelCor has effectively completed the capital markets portion of restructuring our balance sheet. We expect to repay the remaining $234 million of our 10% Notes and other mortgage debt using proceeds from future asset sales.

•
In December 2012, we amended and restated our $225 million secured line of credit facility, or the Line of Credit Facility. The facility now matures in June 2017 (extended from August 2015), inclusive of a one-year extension option, subject to satisfaction of certain conditions. Borrowings under the facility bear interest at LIBOR (no floor) plus 3.375% (reduced from LIBOR plus 4.50%). The unused commitment fee decreased 10 basis points. The facility is secured by mortgages and related security interests on nine hotels.

•
We have sold 19 hotels since December 2010 (including 10 hotels in 2012), for total gross proceeds of $429 million (our pro rata share was $387 million). We used $319 million of these asset sale proceeds to repay indebtedness.

•		We paid all outstanding accrued preferred dividends ($67.7 million) in 2012.

•
We raised $160.8 million in proceeds from five single-asset mortgage loans that closed in September 2012, and bear an average interest rate of 4.95%. Proceeds from these loans were used to repay a $107 million 9.02% mortgage loan that would have matured in 2014. We also repaid the remaining $60 million balance of a mortgage loan using excess proceeds from the new loans, as well as asset sale proceeds.

•
In December 2011, we acquired the landmark Knickerbocker Hotel in midtown Manhattan for $115 million. We are redeveloping the property as a four-plus star hotel featuring 330 large guest rooms, a rooftop sky bar and lounge directly overlooking Times Square, state-of-the-art meeting space and a full-service fitness center. In November 2012, we closed on an $85 million construction loan to finance redeveloping the Knickerbocker.

•
In 2012, we spent $121.5 million on capital expenditures, including renovation and redevelopment on our operating hotels. During this time, we completed renovations at seven hotels. We also completed redevelopment projects at two properties, the Embassy Suites Myrtle Beach Oceanfront Resort and the Fairmont Boston Copley Plaza. We completed the redevelopment of the Fairmont Boston Copley Plaza in September 2012, repositioning the hotel closer to its luxury competitors, including a complete renovation of rooms and corridors, upgrading 12 rooms to Fairmont Gold, adding a new rooftop fitness center and spa, and redeveloping the food and beverage and other public areas. We are currently redeveloping Morgans to add three guest rooms, build a brand new fitness facility, relocate the lounge and reconcept the food and beverage areas.

Balance Sheet Strategy. A healthy balance sheet provides the necessary flexibility and capacity to withstand lodging cycles, and we are committed to strengthening our balance sheet by reducing leverage, lowering our cost of debt and extending debt maturities.

•		As cash flow increases from continued revenue per available room, or RevPAR, growth and we sell additional non-strategic hotels, we expect to continue to materially reduce our leverage.

•		We have successfully extended our weighted-average debt maturity to 2020 and reduced our weighted-average interest rate to 6.4%, significantly lower than our historical levels.

Portfolio Management. Our core portfolio consists primarily of upper-upscale hotels and resorts located in major markets and resort locations that have dynamic demand generators and high barriers to entry. Most of our hotels are operated under well-recognized brands, such as Doubletree, Embassy Suites, Fairmont, Hilton, Holiday Inn, Marriott, Renaissance, Sheraton, Westin and, effective March 1, 2013, Wyndham. Royalton and Morgans, in midtown Manhattan, are operated independent of any brand. We sell, acquire and re-brand hotels to increase our return on invested capital and to improve overall portfolio quality, enhance diversification and improve growth rates.

•
Hotel Sales. On an ongoing basis, we review each hotel in our portfolio in terms of projected performance, future capital expenditure requirements, market dynamics and concentration risk. We believe selling non-strategic hotels enhances our long-term growth, reduces future capital expenditures and enables management to focus on “core” long-term investments.

•
In 2010 and 2011, we announced our intention to sell our interests in 39 hotels. We have sold 19 hotels since December 2010 for total gross proceeds of $429 million (our pro rata share was $387 million). Twenty non-strategic hotels remain to be sold. As of January 2013, we are marketing 11 of the remaining 20 hotels. The other nine non-strategic hotels are held in joint ventures, and we and our partners are analyzing the best timing to begin marketing those properties.

	•	We continually review opportunities to sell additional non-strategic hotels in the future and reinvest proceeds to earn a higher return on our investments

•	Hotel Acquisitions. We only consider purchasing hotels that meet or exceed our strict investment criteria.

•
We consider properties that are accretive to long-term stockholder value, are priced at a significant discount to replacement cost with investment returns that exceed our weighted average cost of capital and can provide attractive long-term yields.

•
We seek high-quality hotels in major urban and resort markets with high barriers to entry and high growth potential, as typified by the iconic Fairmont Copley Plaza, Royalton, Morgans and (at stabilization) the Knickerbocker.

	•	We focus on properties that will improve the overall quality and diversity of our portfolio and increase our future growth.

	•	We also consider hotels that offer redevelopment and/or revenue enhancement opportunities that can further enhance returns on our investment.

•
Hotel Brand Conversions. We rebranded and repositioned eight Holiday Inn properties with Wyndham Hotels & Resorts, effective March 1, 2013. Wyndham Hotel Group manages the hotels under long-term management agreements. The agreement includes a $100 million performance guaranty from Wyndham Worldwide Corporation over the initial 10-year term (which can be extended for an additional five years), with an annual performance guaranty of up to $21.5 million that ensures minimum annual net operating income, or NOI, for the eight hotels. The management fee structure is more consistent with prevailing industry practices, and we expect to save approximately $50 million in management fees over the initial term. Rebranding and repositioning these hotels demonstrates our efforts to execute our long-term value creation strategy, which includes moving more of our portfolio into the upper-upscale segment.

Asset Management. We seek to maximize revenue, market share, hotel operating margins and cash flow at every hotel. FelCor's asset management is aggressive and hands-on. All of our asset managers have extensive hotel operating experience and thorough knowledge of the markets and overall demand dynamics where our hotels operate. As a consequence, their interaction and credibility with our hotel managers is very effective. With our long-standing brand relationships, we have significant influence over how their policies and procedures (most notably, brand strategy on marketing and revenue enhancement programs) affect us, as hotel owners. In addition to working with our hotel managers to maximize hotel operating performance, we consider value-added enhancements at our hotels, such as use of public areas, new restaurant concepts and improved management of food and beverage operations.

Renovation and Redevelopment. We take a prudent approach to capital spending. Our plan involves efficiently maintaining our properties and limiting future fluctuations of expenditures while maximizing return on investment. We generally renovate between six to eight core hotels each year to maintain the competitive position and value of our hotels. In addition, we consider expansion or redevelopment opportunities at our properties that offer attractive risk-adjusted returns. Most recently, we redeveloped a former Crowne Plaza into the San Francisco Marriott Union Square. From 2007 (prior to redevelopment) to 2012, RevPAR and EBITDA at that hotel increased 53% to $182 million and 370% to $6.9 million, respectively. In 2012, the hotel was recognized as Hotel of the Year, which honors the best hotel in the Marriott Hotels & Resorts brand across the Americas, and won the inaugural BLT (Breakthrough Leadership Training) Excellence award, recognizing leadership and accountability, as well as financial excellence and operational excellence awards. During 2012, we also completed redevelopments at the Fairmont Boston Copley Plaza and the Embassy Suites Myrtle Beach Oceanfront Resort. We are currently evaluating additional projects at several of its hotels that will provide future enhancements to stockholder value.

The Properties

We own a diversified portfolio of hotels managed by Hilton, Starwood, Marriott, Fairmont, Morgans, Intercontinental Hotels Group, or IHG, and (effective March 1, 2013), eight of our hotels that had been managed by IHG are now managed by Wyndham Hotel Group. Our hotels are high-quality lodging properties with respect to desirability of location, size, facilities, physical condition, quality and variety of services offered in the markets in which they are located. Our hotels are designed to appeal to a broad range of hotel customers, including frequent business travelers, groups and conventions, as well as leisure travelers. They generally feature comfortable, modern guest rooms, meeting and convention facilities and full-service restaurant and catering facilities. At December 31, 2012, our Consolidated Hotels were located in the United States (64 hotels in 22 states) and Canada (one hotel in Ontario), with concentrations in major markets and resort areas. The following table illustrates the distribution of our 65 Consolidated Hotels at December 31, 2012.

Brand	Hotels	Rooms
Embassy Suites Hotels	35	9,116
Holiday Inn	13	4,388
Sheraton and Westin	5	1,882
Doubletree and Hilton	6	1,450
Marriott and Renaissance	3	1,321
Fairmont	1	383
Independent (and Morgans/Royalton)	2	282
Total	65	18,822

We are committed to maintaining high standards at our hotels. Our hotels average 288 rooms, with six hotels having 400 or more rooms. In 2008, we completed the last phase of a multi-year, portfolio-wide renovation program costing more than $450 million. The program was designed to upgrade, modernize and renovate all of our hotels to enhance or maintain their competitive position. For 2012, we spent $121.5 million on capital expenditures, including renovations and redevelopments, on our operating hotels. We also spent 5.2% of our consolidated hotel revenue on maintenance and repair expense.

Summary of the Terms of the Exchange Offer

The Exchange Offer
We are offering to exchange up to $525,000,000 aggregate principal amount of the Exchange Notes, which have been registered under the Securities Act, for an equal principal amount of the Initial Notes issued on December 17, 2012. You may exchange your Initial Notes only by following the procedures described elsewhere in this prospectus under “The Exchange Offer-Procedures for Tendering Initial Notes.”

Registration Rights Agreement
We issued the Initial Notes on December 17, 2012 in a private placement. The initial purchasers placed the Initial Notes with qualified institutional buyers and non-U.S. persons in transactions exempt from the registration requirements of the Securities Act and applicable state securities laws. In connection with the private placement, we entered into a registration rights agreement with the initial purchasers, which provides, among other things, for this exchange offer.

Resale of Exchange Notes
Based upon interpretive letters written by the SEC, we believe that the Exchange Notes issued in the exchange offer may be offered for resale, resold, or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

	•	You are acquiring the Exchange Notes in the ordinary course of your business;

	•	You are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes; and

	•	You are not our "affiliate," as that term is defined for the purposes of Rule 144A under the Securities Act.

If any of the foregoing are not true and you transfer any Exchange Note without registering the Exchange Note and delivering a prospectus meeting the requirements of the Securities Act, or without an exemption from registration of your Exchange Notes from such requirements, you may incur liability under the Securities Act. We do not assume or indemnify you against such liability.
Each broker-dealer that receives Exchange Notes for its own account in exchange for Initial Notes that were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. A broker-dealer may use this prospectus for an offer to resell, a resale or any other retransfer of the Exchange Notes. See “Plan of Distribution.”

Consequences of Failure to Exchange Initial Notes
Initial Notes that are not tendered or that are tendered but not accepted, will, following the completion of the exchange offer, continue to be subject to existing restrictions upon transfer. The trading market for Initial Notes not exchanged in the exchange offer may be significantly more limited than at present. Therefore, if your Initial Notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your Initial Notes. Furthermore, you will no longer be able to compel us to register the Initial Notes under the Securities Act. In addition, you will not be able to offer or sell the Initial Notes unless they are registered under the Securities Act (and we will have no obligation to register them, except for some limited exceptions), or unless you offer or sell them under an exemption from the requirements of, or a transaction not subject to, the Securities Act.

Expiration of the Exchange Offer	The exchange offer will expire at 5:00 P.M., New York City time, on _______, 2013, unless we decide to extend the expiration date.

Conditions to the Exchange Offer
The exchange offer is not subject to any condition other than certain customary conditions, which we may, but are not required to, waive. The exchange offer is subject to the condition that the registration statement, of which this prospectus forms a part, shall have become effective. We currently anticipate that each of the conditions will be satisfied and that we will not need to waive any conditions. We reserve the right to terminate or amend the exchange offer at any time before the expiration date if any such condition occurs. For additional information regarding the conditions to the exchange offer, see “The Exchange Offer-Conditions to the Exchange Offer.”

Procedures for Tendering Initial Notes
DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their Initial Notes to the exchange agent in accordance with ATOP procedures for such a transfer. Additionally, if a DTC participant has Initial Notes credited to its DTC account also by book-entry and the Initial Notes are held of record by DTC's nominee, such DTC participant may tender its Initial Notes by book-entry transfer as if it were the record holder. There is no procedure for guaranted late delivery of Initial Notes. For more information on accepting the exchange offer and tendering your Initial Notes, see “The Exchange Offer-Procedures for Tendering Initial Notes” and “The Exchange Offer-Book Entry Transfer.”

Withdrawal Rights
You may withdraw the tender of your Initial Notes at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw, you must send a written or facsimile transmission of your notice of withdrawal to the exchange agent at its address set forth in this prospectus under “The Exchange Offer-Withdrawal of Tenders” by 5:00 p.m., New York City time, on the expiration date.

Absence of Dissenters' Rights of Appraisal	You do not have dissenters' rights of appraisal with respect to the exchange offer.

Acceptance of Initial Notes and Delivery of Exchange Notes
Subject to certain conditions, we will accept all Initial Notes that are properly tendered in the exchange offer and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will deliver the Exchange Notes promptly after the expiration date.

United States Federal Income Tax Consequences
We believe that the exchange of Initial Notes for Exchange Notes generally will not be a taxable exchange for federal income tax purposes, but you should consult your tax adviser about the tax consequences of this exchange. See “Material U.S. Income Tax Consequences.”

Exchange Agent
U.S. Bank National Association, the Trustee, Collateral Agent, Registrar and Paying Agent under the indenture for the Notes, is serving as exchange agent in connection with the exchange offer. The mailing address of the exchange agent is 60 Livingston Avenue, St. Paul, MN 55107; Attn: Specialized Finance.

Fees and Expense	We will bear all expenses related to consummating the exchange offer and complying with the registration rights agreement.

Use of Proceeds
We will not receive any cash proceeds from the issuance of the Exchange Notes. We received net proceeds of approximately $516 million from the sale of the Initial Notes. We used a portion of the proceeds to repay the outstanding principal amount ($187 million) of a mortgage loan secured by seven hotels, including six hotels that comprise part of the security for the Notes, plus accrued interest and yield maintenance, and to fund the redemption of $258 million in aggregate principal amount of the existing 10% Notes, plus any applicable redemption premium. We used the remaining net proceeds from the offering to repay a portion of the balance on our Line of Credit Facility and to pay prepayment costs and other expenses.

Summary Description of Exchange Notes

The terms of the Exchange Notes will be identical in all material respects to those of the Initial Notes except for transfer restrictions and registration rights that do not apply to the Exchange Notes. The Exchange Notes will evidence the same debt as the Initial Notes, and the same indenture will govern the Exchange Notes as the Initial Notes. The summary below describes the principal terms of the Exchange Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes and Guarantees” section of this prospectus contains a more detailed description of the terms and conditions of the Exchange Notes.

Issuer	FelCor LP

Exchange Notes Offered	$525 million aggregate principal amount of Exchange Notes, registered under the Securities Act.

Maturity	The Exchange Notes will mature on March 1, 2023.

Interest Rate	The Exchange Notes will bear interest at a rate per annum equal to 5.625%. Interest will accrue from the date the last interest payment was made.

Interest Payment Dates	March 1 and September 1 of each year, beginning on March 1, 2013.

Optional Redemption
At any time prior to March 1, 2018, we may redeem the Exchange Notes, in whole or in part, at a price equal to 100% of the principal amount of the Exchange Notes, redeemed, plus a “make-whole” premium as described under “Description of the Notes and Guarantees-Optional Redemption,” plus accrued and unpaid interest, if any, to the date of redemption. At any time on or after March 1, 2018 we may redeem the Exchange Notes at the redemption price described under the heading “Description of the Notes and Guarantees-Optional Redemption,” plus accrued and unpaid interest, if any, to the date of redemption.

Optional Redemption after Equity Offerings
At any time (which may be more than once) on or prior to December 15, 2015, we can choose to redeem up to 35% of the outstanding Exchange Notes with net cash proceeds from one or more equity offerings, as long as:

• we pay 105.625% of the face amount of the Exchange Notes redeemed, together with accrued and unpaid interest, if any, to the redemption date;

• we redeem the Exchange Notes within 90 days of completing the equity offering; and

• at least 65% of the aggregate principal amount of the Exchange Notes issued remains outstanding afterwards.

Guarantees
The Exchange Notes will be unconditionally guaranteed on a senior basis, jointly and severally, by FelCor, those subsidiaries of FelCor LP that own the collateral hotels and the subsidiaries of FelCor LP that guarantee the 10% Notes and our 6.75% senior notes due 2019, or the 6.75% Notes. See “Description of the Notes and Guarantees-Guarantees.”

Security
The Exchange Notes will be secured by first lien mortgages on ten hotels owned by certain subsidiaries of FelCor LP, and pledges of the equity interests of those wholly-owned subsidiaries of FelCor LP. The Exchange Notes will be secured only by the foregoing collateral and certain related operating assets, and will not be secured by any other assets of FelCor, FelCor LP or any of their subsidiaries. In addition, the Exchange Notes will have the benefit of a negative pledge with respect to the foregoing assets.

Ranking
The Exchange Notes will be our senior secured obligations. As to right of payments, the Exchange Notes will rank (i) effectively pari passu with any future senior secured debt to the extent that any such senior secured debt has a pari passu lien in the collateral securing the Exchange Notes, (ii) senior to any existing or future senior debt that is not secured by the collateral to the extent of the value of the collateral, (iii) senior in right of payment to any future subordinated debt and (iv) effectively subordinated to any of our debt that is secured by assets other than collateral, including the 10% Notes, the 6.75% Notes and the Line of Credit Facility. The Exchange Notes will be structurally subordinated, and effectively rank junior, to any liabilities of our subsidiaries that do not guarantee the Exchange Notes.

The guarantees of the Exchange Notes will be (i) senior unsecured obligations of each guarantor that does not also grant a lien on any of its assets and (ii) senior secured obligations of each guarantor that also grants a lien of any of its assets. The senior unsecured guarantees will rank equally with any existing and any future senior unsecured debt and will rank senior to any existing and any future subordinated debt of the applicable guarantors. The senior secured guarantees will rank equally with the other existing and future senior secured debt of each such guarantor to the extent that such debt has a pari passu lien in the collateral and senior to their future subordinated debt and each guarantee of each guarantor will be effectively subordinated to any debt of such guarantors that is secured by their assets other than collateral, to the extent of the value of such other assets pledged as security. As of December 31, 2012, we and our consolidated subsidiaries had approximately $1.6 billion of indebtedness, of which approximately $357 million was secured indebtedness and other liabilities of our non-guarantor subsidiaries, all of which were secured by assets other than the collateral, and is effectively senior to the Exchange Notes and the subsidiary guarantees. See “Description of the Notes and Guarantees-Ranking.”

Certain Other Covenants	The indenture governing the Notes restricts our ability and the ability of our restricted subsidiaries to:

	•	incur additional debt;

	•	incur additional secured debt and subsidiary debt;

	•	make certain distributions, investments and other restricted payments;

	•	limit the ability of restricted subsidiaries to make payments to us;

	•	issue or sell stock of restricted subsidiaries;

	•	enter into transactions with affiliates;

	•	create liens, including, but not limited to, pledges on the equity interests in our subsidiary guarantors;

	•	sell assets;

	•	enter into certain sale-leaseback transactions; and

	•	with respect to FelCor LP and FelCor, consolidate, merge or sell all of substantially all of their assets.

These covenants are subject to a number of important limitations and exceptions.

Change of Control, Collateral Asset Sales, Non-Collateral Asset Sales; Event of Loss Offers
If we experience a defined change of control and, under certain circumstances, if we sell collateral, non-collateral assets or experience an event of loss, we may be required to offer to repurchase the Exchange Notes on the terms set forth in the Description of the Notes and Guarantees. We may not have sufficient funds available at the time of any change of control to effect the repurchase, if required.

Risk Factors

You should carefully consider all of the information set forth under the caption “Risk Factors” beginning on page 13 before investing in the Exchange Notes. Among the most significant of these risk factors are:

•	if you do not properly tender your Initial Notes, you will continue to hold unregistered Initial Notes and your ability to transfer Initial Notes will be limited;

•
general economic conditions, including, among other things, unemployment, major bank failures and unsettled capital markets, sovereign debt uncertainty, the impact of the United States' military involvement in the Middle East and elsewhere, future acts of terrorism, the threat or outbreak of a pandemic disease affecting the travel industry, rising high fuel costs and increased transportation security precautions;

•
there are significant risks associated with our planned renovation and redevelopment projects, which could adversely affect our financial condition, results of operations, or cash flows from these projects;

•	we are subject to the risks of real estate ownership, which could increase our costs of operations;

•
we are subject to the risks inherent in the hospitality industry, which include, among others, risks relating to an increase in competition from new hotel development, reductions in business and leisure travel as a result of new terrorist attacks or the high costs and inconveniences of travel, reduced coverages and increased costs of insurance, regional or local economic, seismic or weather conditions, possible adverse effects of management franchise and license agreement requirements, and brand concentration; and

•	as a REIT, we are subject to specific tax laws and regulations, the violation of which could subject us to significant tax liabilities.

Summary Historical Consolidated Financial Information

The following tables set forth summary historical consolidated financial information for FelCor LP and FelCor. The summary historical consolidated financial information is presented as of and for the years ended December 31, 2012, 2011 and 2010. We derived the summary historical consolidated financial information for the years ended December 31, 2012, 2011 and 2010 from our consolidated financial statements and the notes thereto, audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm incorporated herein by reference.

	(in millions, except per unit data)	Year Ended December 31,
		2012	2011	2010
	Statement of Operations Data:(a)
	Total revenues	$910	$855	$777
	Loss from continuing operations(b)	(188)	(134)	(112)

	Diluted earnings per share/unit:
	FelCor - loss from continuing operations	(1.82)	(1.46)	(1.85)
	FelCor LP - loss from continuing operations	(1.82)	(1.46)	(1.85)

	Other Data (unaudited):
	Cash distributions declared per common unit/share(c)	$—	$—	$—
	Adjusted FFO per unit/share(d)	(0.23)	0.14	(0.09)
	Adjusted EBITDA(d)	203	203	188
	Cash flows provided by operating activities	47	46	59
	Ratio of earnings to fixed charges(e)	(f)	(g)	(h)

	Balance Sheet Data (at end of period):
	Total assets	$2,202	$2,403	$2,359
	Total debt, net of discount	1,631	1,596	1,548
	FelCor’s redeemable controlling interests in FelCor LP at redemption value	3	3	2

(a)	All years presented have been adjusted to reflect hotels no longer owned and hotels designated as held for sale as discontinued operations.

(b)	Included in loss from continuing operations are the following amounts (in millions):

		Year Ended December 31,
		2012	2011	2010
	Impairment loss	$—	$(4)	$(53)
	Impairment loss on unconsolidated hotels	—	—	—
	Hurricane loss	(1)	—	—
	Debt extinguishment	(74)	(28)	45
	Conversion expenses	(31)	—	—
	Severance expenses	(1)	—	—
	Gain on involuntary conversion, net	—	—	—

(c)
FelCor suspended payment of our common dividend in December 2008. . Funds used by FelCor to pay common or preferred dividends are provided through distributions from FelCor LP. FelCor's Board of Directors will determine the amount of future common and preferred dividends for each quarter, if any, based upon various factors including operating results, economic conditions, other operating trends, our financial condition and capital requirements, as well as the minimum REIT distribution requirements.

(d)
A more detailed description and computation of Adjusted FFO per share and Adjusted EBITDA is contained in footnote (d) to “Selected Historical Consolidated Financial and Operating Data” found elsewhere in this prospectus.

(e)
For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before adjustment for income or loss from equity investors plus fixed charges excluding capitalized interest, and fixed charges consist of interest, whether expensed or capitalized, and amortization of loan costs.

(f)
For the year ended December 31, 2012, we incurred a loss from continuing operations, which resulted in a coverage ratio of less than 1:1. Our earnings would have had to have been $198 million greater to have achieved a coverage ratio of 1:1.

(g)
For the year ended December 31, 2011, we incurred a loss from continuing operations, which resulted in a coverage ratio of less than 1:1. Our earnings would have had to have been $130 million greater to have achieved a coverage ratio of 1:1.

(h)
For the year ended December 31, 2010, we incurred a loss from continuing operations, which resulted in a coverage ratio of less than 1:1. Our earnings would have had to have been $125 million greater to have achieved a coverage ratio of 1:1.

RISK FACTORS
An investment in the Exchange Notes involves a significant degree of risk. You should carefully consider the following risk factors, together with all of the other information included in this prospectus, in evaluating the exchange offer.
Risks Related to Our Business
We depend on external sources of capital to reduce our debt and for future growth, and we may be unable to access capital when necessary.
Because FelCor is a REIT, our ability to reduce our debt and finance our growth must largely be funded by external sources of capital because FelCor is required to distribute to its stockholders at least 90% of its taxable income (other than net capital gains) including, in some cases, taxable income it recognizes for federal income tax purposes but with regard to which we do not receive corresponding cash. Our ability to obtain the external capital we require could be limited by a number of factors, many of which are outside our control, including general market conditions, unfavorable market perception of our future prospects, lower current and/or estimated future earnings, excessive cash distributions or a lower market price for FelCor's common stock.
Our ability to access additional capital may also be limited by the terms of our existing indebtedness, which, under certain circumstances, restrict our incurrence of debt and the payment of distributions. Any of these factors, individually or in combination, could prevent us from being able to obtain the external capital we require on terms that are acceptable to us, or at all. If our future cash flow from operations and external sources of capital are insufficient to pay our obligations as they mature or to fund our liquidity needs, we may be forced to reduce or delay our business activities and capital expenditures, sell assets, obtain additional equity capital or restructure or refinance all or a portion of our debt on or before maturity. We cannot assure you that we will be able to refinance any of our debt on a timely basis or on satisfactory terms, if at all. Failing to obtain necessary external capital could have a material adverse effect on our ability to finance our future growth and reduce our debt. Following the issuance of the Initial Notes, we have only a limited number of unencumbered hotels and limited resources to raise additional capital.
We may be unable to execute our deleveraging strategy successfully if we are unable to sell nonstrategic hotels when anticipated, or at all, or sell them for satisfactory pricing or if we are unable to grow our cash flow.
Our ability to sell hotels is at least partially dependent on potential buyers obtaining financing. If adequate financing is not available or is only available at undesirable terms, we may be unable to sell hotels or sell them for desired pricing. If we are unable to sell non-strategic hotels or sell them for desired pricing, it could affect our ability to repay and refinance debt and slow the execution of our strategic plan. If we sell a mortgaged hotel for less than its outstanding debt balance, we would be required to use cash to make up the shortfall or substitute an unencumbered hotel as collateral, which would restrict future flexibility when refinancing debt or restrict us from using cash for other purposes. Similarly if we are unsuccessful in growing the cash flow at our core hotels our deleveraging strategy could be frustrated.
Our revenues, expenses and the value of our hotels are subject to conditions affecting both the real estate and the lodging industries.
Real estate investments are subject to numerous risks. Our investment in hotels is subject to numerous risks generally associated with owning real estate, including among others:

•	general economic conditions, including unemployment rates, major bank failures, unsettled capital markets and sovereign debt uncertainty;

•	changes in international, national, regional and local economic climate and real estate market conditions;

•	changes in zoning laws;

•	changes in traffic patterns and neighborhood characteristics;

•	increases in assessed property taxes from changes in valuation and real estate tax rates;

•	increases in the cost of property insurance;

•	potential for uninsured or underinsured property losses;

•	costly governmental regulations and fiscal policies;

•	changes in tax laws; and

•	other circumstances beyond our control.
Moreover, real estate investments are substantially illiquid, and we may not be able to adjust our portfolio in a timely manner to respond to changes in economic and other conditions.
Investing in hotel assets involves special risks. We have invested in hotel-related assets, and our hotels are subject to all the risks common to the hotel industry. These risks could adversely affect hotel occupancy and rates that can be charged for hotel rooms, and generally include:

•	changes in business and leisure travel patterns;

•	decreases in demand for hotel rooms;

•	increases in lodging supply or competition, which may adversely affect demand at our hotels;

•	the effect of geopolitical disturbances, including terrorist attacks and terror alerts, that reduce business and leisure travel;

•	the attractiveness of our hotels to consumers relative to competing hotels;

•	fluctuations in our revenue caused by the seasonal nature of the hotel industry;

•	a downturn in the hotel industry;

•	unionization of the labor force at our hotels;

•	the threat or outbreak of a pandemic disease affecting the travel industry;

•	increasing fuel costs and other travel expenses resulting in reductions of travel; and

•	increased transportation security precautions affecting the travel industry.
We could face increased competition. Each of our hotels competes with other hotels in its geographic area. A number of additional hotel rooms have been, or may be, built in a number of the geographic areas in which our hotels are located, which could adversely affect both occupancy and rates in those markets. A significant increase in the supply of upscale and upper upscale hotel rooms, if demand fails to increase at least proportionately, could have a material adverse effect on our business, financial condition and results of operations.
The lodging business is seasonal in nature. Generally, hotel revenues for our hotel portfolio are greater in the second and third calendar quarters than in the first and fourth calendar quarters, although this may not be true for hotels in major tourist destinations. Revenues for hotels in tourist areas are generally substantially greater during tourist season than other times of the year. We expect that seasonal variations in revenue at our hotels will cause quarterly fluctuations in our revenues.
We are subject to risks inherent to hotel operations. We have ownership interest in the operating lessees of our hotels; consequently, we are subject to the risk of fluctuating hotel operating expenses at our hotels, including but not limited to:

•	increases in operating expenses due to inflation;

•	wage and benefit costs, including hotels that employ unionized labor;

•	repair and maintenance expenses;

•	gas and electricity costs;

•	insurance costs including health, general liability and workers compensation; and

•	other operating expenses.

Compliance with environmental laws may adversely affect our financial condition. Owners of real estate are subject to numerous federal, state, local and foreign environmental laws and regulations. Under these laws and regulations, a current or former owner of real estate may be liable for the costs of remediating regulated materials found on its property, whether or not they were responsible for its presence. In addition, if an owner of real property arranges for the disposal of regulated materials at another site, it may also be liable for the costs of remediating the disposal site, even if it did not own or operate the disposal site. Such liability may be imposed without regard to fault or the legality of a party's conduct and may, in certain circumstances, be joint and several. A property owner may also be liable to third parties for personal injuries or property damage sustained as a result of its release of regulated materials, including asbestos-containing materials, into the environment. Environmental laws and regulations may require us to incur substantial expenses and limit the use of our properties. We could have substantial liability for a failure to comply with applicable environmental laws and regulations, which may be enforced by the government or, in certain instances, by private parties. The existence of regulated materials on a property can also adversely affect the value of, and the owner's ability to use, sell or borrow against the property.
We cannot provide assurances that future or amended laws or regulations, or more stringent interpretations or enforcement of existing environmental requirements, will not impose any material environmental liability, or that the environmental condition or liability relating to our hotels will not be affected by new information or changed circumstances, by the condition of properties in the vicinity of such hotels, such as the presence of leaking underground storage tanks, or by the actions of unrelated third parties.
Moreover, under federal and certain state environmental laws, a holder of secured indebtedness may be liable for an issuer's environmental matters if the debt holder or its agents or employees have actually participated in the management of the operations of the issuer, even though the environmental damage or threat was caused by a third party, a prior owner, a current owner or an operator other than that debt holder. Under federal environmental laws, “participation in management” generally requires actual participation in, and not merely the capacity to influence, the operations of the subject facility. This would generally require that the debt holder have exercised control with respect to environmental compliance or over all or substantially all of the non-environmental operational functions. Similarly, the debt holder may incur liability if it acquires title to a facility in various circumstances, including when it:

▪	holds the facility as an investment, including leasing the facility to a third party;

▪	fails to sell, release or otherwise divest itself of the facility at the earliest practicable, commercially reasonable time, on commercially reasonable terms; or

▪	fails to properly address environmental conditions at the facility.
The collateral agent and the indenture trustee may need to evaluate the impact of these potential environmental liabilities before determining to foreclose on collateral consisting of real property, if any, because secured creditors that hold a mortgage in real property may be held liable under environmental laws for the costs of remediating or preventing the release or threatened releases of regulated materials at such real property. Consequently, the collateral agent may decline to foreclose on such collateral or exercise remedies available in respect thereof, if it does not receive indemnification to its satisfaction from the holders of the Notes.
Compliance with the Americans with Disabilities Act may adversely affect our financial condition. Under the Americans with Disabilities Act of 1990 (the “ADA”), all public accommodations, including hotels, are required to meet certain federal requirements for access and use by disabled persons. Various state and local jurisdictions have also adopted requirements relating to the accessibility of buildings to disabled persons. We believe that our hotels substantially comply with the requirements of the ADA and other applicable laws. However, we could be liable for both governmental fines and payments to private parties if it were determined that our hotels are not in compliance with these laws. If we were required to make unanticipated major modifications to our hotels to comply with the requirements of the ADA and other similar laws, it could materially adversely affect our ability to make distributions to our unitholders and to satisfy our other obligations.
We face reduced coverage and increased costs of insurance. Our property insurance has a $100,000 “all-risk” deductible, as well as a 5% deductible (insured value) for named windstorm and California earthquake coverage. Substantial uninsured or not fully-insured losses would have a material adverse impact on our operating results, cash flows and financial condition. Catastrophic losses, such as the losses caused by hurricanes in 2005, could make the cost of insuring against these types of losses prohibitively expensive or difficult to find. In an effort to limit the cost of insurance, we purchase catastrophic insurance coverage based on probable maximum losses based on 250-year events and have only purchased terrorism insurance to the extent required by our lenders or franchisors. We have established a self-insured retention of $250,000 per occurrence for general liability insurance with regard to 43 of our hotels. The remainder of our hotels participate in general liability programs sponsored by our managers, with no deductible.
We could have property losses not covered by insurance. Our property policies provide that all of the claims from each of our properties resulting from a particular insurable event must be combined together for purposes of evaluating whether the aggregate limits and sub-limits contained in our policies have been exceeded. Therefore, if an insurable event occurs that affects more than one of our hotels, the claims from each affected hotel will be added together to determine whether the aggregate limit or sub-limits, depending on the type of claim, have been reached, and each affected hotel may only receive a proportional share of the amount of insurance proceeds provided for under the policy if the total value of the loss exceeds the aggregate limits available. We may incur losses in excess of insured limits and, as a result, we may be even less likely to receive sufficient coverage for risks that affect multiple properties such as earthquakes or catastrophic terrorist acts. There are risks such as war, catastrophic terrorist acts, nuclear, biological, chemical, or radiological attacks, and some environmental hazards that may be deemed to fall completely outside the general coverage limits of our policies or may be uninsurable or may be too expensive to justify insuring against.
We may also encounter disputes concerning whether an insurance provider will pay a particular claim that we believe is covered under our policy. Should a loss in excess of insured limits or an uninsured loss occur or should we be unsuccessful in obtaining coverage from an insurance carrier, we could lose all, or a portion of, the capital we have invested in a property, as well as the anticipated future revenue from the hotel. In that event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property.
We obtain terrorism insurance to the extent required by lenders or franchisors as a part of our all-risk property insurance program, as well as our general liability and FelCor's directors' and officers' coverage. However, our all-risk policies have limitations such as per occurrence limits and sub-limits that might have to be shared proportionally across participating hotels under certain loss scenarios. Also, all-risk insurers only have to provide terrorism coverage to the extent mandated by the Terrorism Risk Insurance Act, or TRIA, for “certified” acts of terrorism - namely those that are committed on behalf of non-United States persons or interests. Furthermore, we do not have full replacement coverage at all of our properties for acts of terrorism committed on behalf of United States persons or interests (“non-certified” events) as our coverage for such incidents is subject to sub-limits and/or annual aggregate limits. In addition, property damage related to war and to nuclear, biological and chemical incidents is excluded under our policies. While TRIA will reimburse insurers for losses resulting from nuclear, biological and chemical perils, TRIA does not require insurers to offer coverage for these perils and, to date, insurers are not willing to provide this coverage, even with government reinsurance. Additionally, there is a possibility that Congress will not renew TRIA in the future, which would eliminate the federal subsidy for terrorism losses. As a result of the above, there remains uncertainty regarding the extent and adequacy of terrorism coverage that will be available to protect our interests in the event of future terrorist attacks that impact our properties.
We have geographic concentrations that may create risks from regional or local economic, seismic or weather conditions. At December 31, 2012, approximately 47% of our hotel rooms were located in, and 51% of our 2012 Hotel EBITDA was generated from, three states: California (24% of our hotel rooms and 28% of our Hotel EBITDA); Florida (12% of our hotel rooms and 13% of our Hotel EBITDA); and Texas (11% of our hotel rooms and 10% of our Hotel EBITDA). Additionally, at December 31, 2012, we had concentrations in five major metropolitan areas which together represented approximately 30% of our Hotel EBITDA for the year ended December 31, 2012 (the San Francisco Bay area (9%), Los Angeles area (6%), South Florida (6%), Boston (5%) and New York (4%)). Therefore, adverse economic, seismic or weather conditions in these states or metropolitan areas may have a greater adverse effect on us than on the industry as a whole.
Transfers and/or termination of franchise licenses and management agreements may be prohibited or restricted. Hotel managers and franchise licensors may have the right to terminate their agreements or suspend their services in the event of default under such agreements or other third party agreements such as ground leases and mortgages, upon the loss of liquor licenses, or in the event of the sale or transfer of the hotel. Franchise licenses may expire by their terms, and we may not be able to obtain replacement franchise license agreements.

If a management agreement or franchise license were terminated, under certain circumstances (such as the sale of a hotel), we could be liable for liquidated damages (which may be guaranteed by us or certain of our subsidiaries). In addition, we may need to obtain a different franchise and/or engage a different manager, and the costs and disruption associated with those changes could be significant (and materially adverse to the value of the affected hotel) because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchise licensor or operations management provided by the manager. Additionally, most of our management agreements restrict our ability to encumber our interests in the applicable hotels under certain circumstances without the managers' consent, which can make it more difficult to obtain secured financing on acceptable terms.
We are subject to possible adverse effects of management, franchise and license agreement requirements. All of our hotels are operated under existing management, franchise or license agreements with nationally recognized hotel companies. Each agreement requires that the licensed hotel be maintained and operated in accordance with specific standards and restrictions in order to maintain uniformity within the brand. Compliance with these standards, and changes in these standards, could require us to incur significant expenses or capital expenditures, which could adversely affect our results of operations and ability to pay distributions to our unitholders and service on our indebtedness.
We are subject to the risks of brand concentration. We are subject to the potential risks associated with the concentration of our hotels under a limited number of brands. A negative public image or other adverse event that becomes associated with the brand could adversely affect hotels operated under that brand. At December 31, 2012, approximately 51% of our 2012 Hotel EBITDA was derived from Embassy Suites. If any brands under which we operate hotels suffer a significant decline in appeal to the traveling public, the revenues and profitability of our branded hotels could be adversely affected.
In addition, we are subject to the risks of a decline in Hotel EBITDA margins, which occur when hotel operating expenses increase disproportionately to revenues or fail to shrink at least as fast as revenues decline. These operating expenses and Hotel EBITDA margins are controlled by our independent managers over whom we have limited control
We have substantial financial leverage.
At December 31, 2012, our consolidated debt ($1.6 billion) represented approximately 65.4% of our total enterprise value. Declining revenues and cash flow may adversely affect our public debt ratings and may limit our access to additional debt. Historically, we have incurred debt for acquisitions and to fund our renovation, redevelopment and rebranding programs. If our ability to obtain debt financing is limited, that could adversely affect our ability to fund these programs or acquire hotels in the future.
Our financial leverage could have important consequences. For example, it could:

▪	limit our ability to obtain additional financing for working capital, renovation, redevelopment and rebranding plans, acquisitions, debt service requirements and other purposes;

▪	limit our ability to refinance existing debt;

▪	limit our ability to pay distributions, invest in unconsolidated joint ventures, etc.;

▪	require us to agree to additional restrictions and limitations on our business operations and capital structure to obtain financing;

▪	increase our vulnerability to adverse economic and industry conditions, and to interest rate fluctuations;

▪
require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for capital expenditures, future business opportunities, paying distributions or other purposes;

▪	limit our flexibility to make, or react to, changes in our business and our industry; and

▪	place us at a competitive disadvantage, compared to our competitors that have less debt.

Compliance with, or failure to comply with, our financial covenants may adversely affect our financial position and results of operations.
The indentures governing the Notes, the 6.75% and the 10% Notes, our Line of Credit Facility and the agreements governing our subsidiary mortgage debt each contain, and future financing agreements may contain, various restrictive covenants and incurrence tests, including, among others, provisions that can restrict our ability to:

▪	incur any additional indebtedness;

▪	make common or preferred distributions;

▪	repurchase FelCor's common or preferred stock;

▪	make investments;

▪	engage in transactions with affiliates;

▪	incur liens;

▪	merge or consolidate with another person;

▪	dispose of all or substantially all of our assets; and

▪	permit limitations on the ability of our subsidiaries to make payments to us.
In addition, the agreements governing the Notes and the 10% Notes require that we satisfy total leverage, secured leverage and interest coverage tests in order, among other things, to: (i) incur additional indebtedness except to refinance maturing debt with replacement debt, as defined under our indentures; (ii) pay distributions in excess of the minimum distributions required to maintain FelCor's REIT status; (iii) repurchase FelCor's capital stock; or (iv) merge. These restrictions may adversely affect our ability to finance our operations or engage in other business activities that may be in our best interest.
Various political, economic, social or business risks, uncertainties and events beyond our control could affect our ability to comply with these covenants and financial thresholds. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default could permit lenders to accelerate the maturity of obligations under these agreements and to foreclose upon any collateral securing those obligations. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions could significantly impair our ability to obtain other financing. We cannot assure you that we will be granted waivers or amendments to these agreements if for any reason we are unable to comply with these agreements or that we will be able to refinance our debt on terms acceptable to us, or at all.
Certain of our subsidiaries have been formed as special purpose entities, or SPEs. These SPEs have incurred mortgage debt secured by the assets of those SPEs, which debt is non-recourse to us, except in connection with certain customary recourse “carve-outs,” including fraud, misapplication of funds, etc., in which case, this debt could become fully recourse to us.
Our debt agreements will allow us to incur additional debt that, if incurred, could exacerbate the other risks described herein.
We may be able to incur substantial debt in the future. Although the instruments governing our indebtedness contain restrictions on the incurrence of additional debt, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions could be substantial. If we add incremental debt, the leverage-related risks described above would intensify.

The increasing use of Internet travel intermediaries by consumers may adversely affect our profitability.
Some of our hotel rooms may be booked through Internet travel intermediaries. As these Internet bookings increase, these intermediaries may be able to obtain higher commissions, reduced room rates or other significant contract concessions from us and our management companies. Moreover, some of these Internet travel intermediaries are attempting to offer hotel rooms as a commodity, by increasing the importance of price and general indicators of quality (such as “three-star downtown hotel”) at the expense of brand identification. These agencies hope that consumers will eventually develop brand loyalties to their reservations system rather than to the brands under which our hotels are franchised. If the amount of sales made through Internet intermediaries increases significantly, room revenues may flatten or decrease and our profitability may be adversely affected.
Future terrorist activities and political instability may adversely affect, and create uncertainty in, our business.
Terrorism in the United States or elsewhere could have an adverse effect on our business, although the degree of impact will depend on a number of factors, including the U.S. and global economies and global financial markets. Previous terrorist attacks in the United States and subsequent terrorism alerts have adversely affected the travel and hospitality industries in past years. Such attacks, or the threat of such attacks, could have a material adverse effect on our business, our ability to finance our business, our ability to insure our properties, and/or our results of operations and financial condition, as a whole.
If we (or our managers) fail to comply with applicable privacy laws and regulations, we could be subject to payment of fines, damages or face restrictions on our use of guest data.
Our managers collect information relating to our guests for various business purposes, including marketing and promotional purposes. Collecting and using of personal data is governed by U.S. and other privacy laws and regulations. Privacy regulations continue to evolve and may be inconsistent from one jurisdiction to another. Compliance with applicable privacy regulations may increase our operating costs and/or adversely impact our manager's ability to market our products, properties and services to our guests. In addition, non-compliance (or in some circumstances non-compliance by third parties engaged by us (including our managers)), or a breach of security on systems storing privacy data, may result in fines, payment of damages or restrictions on our (or our managers') use or transfer of data.
As a REIT, FelCor is subject to specific tax laws and regulations, the violation of which could subject us to significant tax liabilities.
The U.S. federal income tax laws governing REITs are complex. FelCor has operated, and intends to continue to operate, in a manner that is intended to enable it to qualify as a REIT under the U.S. federal income tax laws. The REIT qualification requirements are extremely complicated, and interpretations of the U.S. federal income tax laws governing qualification as a REIT are limited. Accordingly, we cannot be certain that FelCor has been, or will continue to be, successful in operating so as to qualify as a REIT.
The U.S. federal income tax laws governing REITs are subject to change. At any time, the U.S. federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. These new laws, interpretations, or court decisions may change the U.S. federal income tax laws relating to, or the U.S. federal income tax consequences of, qualification as a REIT. Any of these new laws or interpretations may take effect retroactively and could adversely affect us.
Failure to make required distributions would subject FelCor to tax. Each year, a REIT must pay out to its stockholders at least 90% of its taxable income, other than any net capital gain. To the extent that FelCor satisfies the 90% distribution requirement, but distributes less than 100% of its taxable income, it will be subject to U.S. federal corporate income tax on its undistributed taxable income. In addition, it will be subject to a 4% nondeductible tax if the actual amount it pays out to its stockholders in a calendar year is less than the minimum amount specified under federal tax laws. FelCor's only source of funds to make such distributions comes from distributions from FelCor LP. Accordingly, we may be required to borrow money or sell assets to enable FelCor to pay out enough of its taxable income to satisfy the distribution requirements and to avoid corporate income tax and the 4% tax in a particular year.
Failure to qualify as a REIT would subject FelCor to U.S. federal income tax. If FelCor fails to qualify as a REIT in any taxable year for which the statute of limitations remains open, it would be subject to U.S. federal income tax at regular corporate rates (including any applicable alternative minimum tax) for such taxable year and may not qualify as a REIT for four subsequent years. We might need to borrow money or sell hotels in order to obtain the funds necessary to pay any such tax. Unless FelCor's failure to qualify as a REIT was excused under U.S. federal income tax laws, it could not re-elect REIT status until the fifth calendar year following the year in which it failed to qualify.
We may become subject to a 100% excise tax if the rent our TRSs pay us is determined to be excessive. While we believe that the terms of the leases that exist between us and our TRSs were negotiated at arm's length and are consistent with the terms of comparable leases in the hotel industry, there can be no assurance that the Internal Revenue Service, or IRS, would not challenge the rents paid to us by our TRSs as being excessive, or that a court would not uphold such challenge. In that event, we could owe a tax of 100% on the amount of rents determined to be in excess of an arm's length rate. Imposition of a 100% excise tax could adversely affect our ability to service our indebtedness, including the Notes.
We lack control over the management and operations of our hotels. Because U.S. federal income tax laws restrict REITs and their subsidiaries from operating hotels, we do not manage our hotels. Instead, we are dependent on the ability of independent third-party managers to operate our hotels pursuant to management agreements. As a result, we are unable to directly implement strategic business decisions for the operation and marketing of our hotels, such as decisions with respect to the setting of room rates, the salary and benefits provided to hotel employees, the conduct of food and beverage operations and similar matters. While our taxable REIT subsidiaries monitor the third-party manager's performance, we have limited specific recourse under our management agreements if we believe the third-party managers are not performing adequately. Failure by our third-party managers to fully perform the duties agreed to in our management agreements could adversely affect our results of operations. In addition, our third-party managers or their affiliates manage hotels that compete with our hotels, which may result in conflicts of interest. As a result, our third-party managers may have in the past made, and may in the future make, decisions regarding competing lodging facilities that are not or would not be in our best interests.
Complying with FelCor's REIT requirements may cause us to forgo attractive opportunities that could otherwise generate strong risk-adjusted returns and instead pursue less attractive opportunities, or none at all.
To continue to qualify as a REIT for U.S. federal income tax purposes, FelCor must continually satisfy tests concerning, among other things, the sources of its income, the nature and diversification of its assets, the amounts it distributes to its stockholders and the ownership of its stock. Thus, compliance with FelCor's REIT requirements may hinder our ability to operate solely on the basis of generating strong risk-adjusted returns on invested capital for our unitholders.
Complying with FelCor's REIT requirements may force us to liquidate otherwise attractive investments, which could result in an overall loss on our investments.
To continue to qualify as a REIT, FelCor must also ensure that at the end of each calendar quarter at least 75% of the value of its assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of its investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of its assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of its total securities can be represented by securities of one or more TRSs. If FelCor fails to comply with these requirements at the end of any calendar quarter, it generally will be treated as meeting such requirements if it corrects such failure within 30 days after the end of the calendar quarter. If FelCor fails to correct any such failures within the foregoing 30 day period, it may nevertheless be able to preserve its REIT status by benefiting from certain statutory relief provisions. Except with respect to a de minimis failure of the 5% asset test or the 10% vote or value test, FelCor can maintain its REIT status only if the failure was due to reasonable cause and not to willful neglect. In that case, FelCor will be required to dispose of the assets causing the failure within six months after the last day of the quarter in which it identified the failure, and it will be required to pay an additional tax of the greater of $50,000 or the product of the highest applicable tax rate (currently 35%) multiplied by the net income generated on those assets. As a result, we may be required to liquidate otherwise attractive investments.

We own, and may acquire, interests in hotel joint ventures with third parties that expose us to some risk of additional liabilities or capital requirements.
We own, through our subsidiaries, interests in several real estate joint ventures with third parties. Joint ventures that are not consolidated into our financial statements owned real estate interests in a total of 13 hotels, in which we had an aggregate investment of $55.1 million at December 31, 2012. The lessee operations of 12 of these 13 hotels are included in our consolidated results of operations due to our majority ownership of those lessees. Our joint venture partners are affiliates of Hilton with respect to 11 hotels, and private entities or individuals (all of whom are unaffiliated with us) with respect to two hotels. The ventures and hotels were subject to $148.4 million of non-recourse mortgage loans at December 31, 2012.
The personal liability of our subsidiaries under existing non-recourse loans secured by the hotels owned by our joint ventures is generally limited to the guaranty of the borrowing ventures' personal obligations to pay for the lender's losses caused by misconduct, fraud or misappropriation of funds by the ventures and other typical exceptions from the non-recourse covenants in the mortgages, such as those relating to environmental liability. We may invest in other ventures in the future that own hotels and have recourse or non-recourse debt financing. If a venture defaults under its mortgage loan, the lender may accelerate the loan and demand payment in full before taking action to foreclose on the hotel. As a partner or member in any of these ventures, our subsidiary may be exposed to liability for claims asserted against the venture, and the venture may not have sufficient assets or insurance to discharge the liability.
Our subsidiaries may be contractually or legally unable to control decisions unilaterally regarding these ventures and their hotels. In addition, the hotels in a joint venture may perform at levels below expectations, resulting in potential insolvency unless the joint venturers provide additional funds. In some ventures, the joint venturers may elect not to make additional capital contributions. We may be faced with the choice of losing our investment in a venture or investing additional capital in it with no guaranty of receiving a return on that investment.
FelCor's directors may have interests that may conflict with our interests.
A director of FelCor who has a conflict of interest with respect to an issue presented to FelCor's board will have no inherent legal obligation to abstain from voting upon that issue. FelCor does not have provisions in its bylaws or charter that requires an interested director to abstain from voting upon an issue, and it does not expect to add provisions in its charter and bylaws to this effect. Although each director of FelCor has a duty of loyalty to us, there is a risk that, should an interested director vote upon an issue in which a director or one of his or her affiliates has an interest, his or her vote may reflect a bias that could be contrary to our best interests. In addition, even if an interested director abstains from voting, that director's participation in the meeting and discussion of an issue in which they have, or companies with which he or she is associated have, an interest could influence the votes of other directors regarding the issue.
Departure of key personnel would deprive us of the institutional knowledge, expertise and leadership they provide.
FelCor's executive management team includes its President and Chief Executive Officer and four Executive Vice Presidents. In addition, FelCor has several other long-tenured senior officers. These executives and officers generally possess institutional knowledge about its organization and the hospitality or real estate industries, have significant expertise in their fields, and possess leadership skills that are important to its operations. The loss of any of its executives or other long-serving officers could adversely affect our ability to execute our business strategy.
Risks Related to the Exchange Notes, the Collateral and this Exchange Offer
If you do not properly tender your Initial Notes, you will continue to hold unregistered Initial Notes and your ability to transfer Initial Notes will be limited.
We will only issue Exchange Notes in exchange for Initial Notes that are timely received by the exchange agent. Therefore, you should allow sufficient time to ensure timely delivery of the Initial Notes and you should carefully follow the instructions on how to tender your Initial Notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the Initial Notes. If you do not tender your Initial Notes properly or if we do not accept your Initial Notes because you did not tender your Initial Notes properly, then, after we consummate the exchange offer, you may continue to hold Initial Notes that are subject to the existing transfer restrictions. In addition, if you tender your Initial Notes for the purpose of participating in a distribution of the Exchange Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes. If you are a broker-dealer that receives Exchange Notes for your own account in exchange for Initial Notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such Exchange Notes. After the exchange offer is consummated, if you continue to hold any Initial Notes, you may have difficulty selling them because there may be only a small amount of Initial Notes outstanding.
The capital stock securing the Notes will automatically be released from the collateral to the extent the pledge of such collateral would require the filing of separate financial statements for any of our subsidiaries with the SEC.
The indenture governing the Notes and the collateral documents provides that, to the extent that any rule would, or is adopted, amended or interpreted which would, require the filing with the SEC (or any other governmental agency) of separate financial statements of any of our subsidiaries due to the fact that such subsidiary's capital stock or other securities secure the Notes, then such capital stock or other securities will automatically be deemed, for so long as such requirement would be in effect, not to be part of the collateral securing the Notes to the extent necessary to not be subject to such requirement. In such event, the collateral documents may be amended, without the consent of any holder of the Notes, to the extent necessary to evidence the absence of any liens on such capital stock or other securities. As a result, holders of the Exchange Notes could lose their security interest in such portion of the collateral if and for so long as any such rule is in effect. In addition, the absence of a lien on a portion of the capital stock of a subsidiary pursuant to this provision in certain circumstances could result in less than a majority of the capital stock of a subsidiary being pledged to secure the Notes, which could impair the ability of the collateral agent, acting on behalf of the holders of the Notes, to sell a controlling interest in such subsidiary or to otherwise realize value on its security interest in such subsidiary's stock or assets.
The collateral securing the Notes may be inadequate to satisfy payments on the Notes. We have not obtained an independent appraisal of the current market value of the hotels.
The Notes are secured by mortgaged interests in owned and leased real property and pledged equity interests in the owners of certain owned and/or leased real property described under “Description of the Notes -Security.” The value of the collateral will depend on market and economic conditions at the time, the availability of buyers and other factors beyond our control. There is currently no established trading market for any of the other pledged subsidiaries. The existence of any permitted liens could adversely affect the value of the Notes collateral as well as the ability of the collateral agent for the Notes to realize or foreclose on such collateral. The Notes collateral that will secure the Notes may also secure future indebtedness and other obligations of the Company and the guarantors to the extent permitted by the indenture and the security documents. The proceeds of any sale of the collateral following a default by us may not be sufficient to satisfy the amounts due on the Notes. No appraisal of the fair market value of the collateral has been prepared in connection with this exchange offer and we therefore cannot assure you that the value of the noteholders' interest in the collateral equals or exceeds the principal amount of the Notes. If the value of the collateral is less than the principal amount of the Notes, then in the event of a bankruptcy, you will have only an unsecured claim against FelCor LP, FelCor and the subsidiary guarantors to the extent of such shortfall. See “-The value of the collateral securing the Notes may not be sufficient to secure post-petition interest.”
It may be difficult to realize the value of the collateral pledged to secure the Notes.
The Notes are secured by mortgaged interests in owned and leased real property and pledged equity interests in the owners of certain owned and/or leased real property described in detail in “Description of the Notes and Guarantees-Security.” The trustee's ability to foreclose on the collateral on your behalf may be subject to perfection, the consent of third parties, priority issues, state law requirements and practical problems associated with the realization of the collateral agent's security interest or lien in the collateral, including cure rights, foreclosing on the collateral within the time periods permitted by third parties or prescribed by laws, statutory rights of redemption, and the effect of the order of foreclosure. We cannot assure you that the consents of any third parties and approvals by governmental entities will be given when required to facilitate a foreclosure on such assets. Moreover, certain permits and licenses that are required to operate the hotels, like liquor licenses, may not be transferable under local law. Accordingly, the collateral agent may not have the ability to foreclose upon the hotels or assume or transfer the right to operate the hotels. We cannot assure you that foreclosure on the collateral will be sufficient to acquire all hotel assets and the benefit of the various third party agreements necessary for operations or to make all payments on the Notes.
Portions of the land underlying our current or future collateral hotels may be owned by an unaffiliated third party, and in that case termination of the ground lease by the lessor could cause us to lose the ability to operate a collateral hotel and incur substantial related costs.
Although our collateral hotels generally are not subject to ground leases with unaffiliated third parties (other than the land underlying a parking area of the Sheraton Burlington Hotel and Conference Center) future collateral hotels may be subject to such ground leases for that event, termination of the ground lease by the lessor could cause us to lose the ability to operate a hotel and incur substantial related costs. Additionally, we may be restricted in our ability in the future to sell or otherwise transfer our leasehold interest, to release any contractual landlord's lien with respect to personal property at the hotel, to cure lessor defaults, to obligate the lessor to allow the trustee or collateral agent to cure defaults or enter into a new lease with the trustee or collateral agent in the event of a foreclosure or a rejection of the lease in bankruptcy.
If we prepay or redeem a portion of the Notes or the principal amount of the Notes outstanding is otherwise reduced so that the aggregate principal amount of Notes outstanding is reduced by more than 20%, upon satisfaction of certain conditions we may obtain a release of a portion of the collateral securing the Notes.
If we prepay or redeem a portion of the Notes or the principal amount of the Notes outstanding is otherwise reduced so that the aggregate principal amount of Notes outstanding is reduced by more than 20%, upon satisfaction of certain conditions, we will have the right to cause the trustee to release a portion of the collateral securing the Notes. Consequently, the holders of the Notes will not have the benefit of a security interest in the released collateral with respect to the remaining outstanding principal amount of Notes. See “Description of the Notes and Guarantees-Covenants-Partial Collateral Release.”
Transferability of franchise license and management agreements and termination of such agreements may be prohibited or restricted.
Hotel managers and franchise licensors may have the right to terminate their agreements or suspend their services in the event of default under such agreements or other third party agreements such as ground leases and mortgages, upon the loss of liquor licenses, or in the event of the sale or transfer of the hotel. Franchise license agreements may expire by their terms prior to the maturity of the Notes, and we may not be able to obtain replacement franchise license agreements. A franchise licensor's consent may be required for the continued use of the brand license following foreclosure and, conversely, the collateral agent may be restricted from replacing the franchise licensor following foreclosure. In the event of foreclosure, if the succeeding owner is unable to assume or obtain certain operating, liquor or other licenses, such failure can constitute a material default under the management or franchise license agreements.
The sale of a hotel, replacement of the brand, or material default under a management or franchise license agreement may give rise to payment of liquidated damages or termination fees that may be guaranteed by us or certain of our subsidiaries. The loss of a manager or franchise license could have a material impact on the operations and value of a hotel because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchise licensor or operations management provided by the manager. Most of our management agreements restrict our ability to encumber our interests in the applicable hotels under certain circumstances, which include the mortgages contemplated by the indenture governing the Notes, without the managers' consent. If we are unable to obtain such consent, which we may not know prior to the issue of the Exchange Notes, we will be unable to secure the Notes with liens against the hotel for which the consent is not obtained.

State law may limit the ability of the collateral agent, trustee and the holders of the Notes to foreclose on the real property and improvements and leasehold interests included in the collateral.
The Notes will be secured by, among other things, liens on real property or leasehold interests in real property and improvements located in the states of California, Florida, Georgia, Louisiana, Massachusetts, Pennsylvania, South Carolina, Texas and Vermont, where the collateral hotels are located. The laws of those states may limit the ability of the trustee and the holders of the Notes to foreclose on the improved real property collateral located in those states and provinces. Laws of those states govern the perfection, enforceability and foreclosure of mortgage liens against real property interests that secure debt obligations such as the Notes. These laws may impose procedural requirements for foreclosure different from and necessitating a longer time period for completion than the requirements for foreclosure of security interests in personal property. Debtors may have the right to reinstate defaulted debt (even if it is has been accelerated) before the foreclosure date by paying the past due amounts and a right of redemption after foreclosure. Governing laws may also impose security first and one form of action rules (such as California), which can affect the ability to foreclose or the timing of foreclosure on real and personal property collateral regardless of the location of the collateral and may limit the right to recover a deficiency following a foreclosure.
The holders of the Notes and the trustee also may be limited in their ability to enforce a breach of the “no liens” and “no transfers or assignments” covenants. Some decisions of state courts, including California's, have placed limits on a lender's ability to prohibit and to accelerate debt secured by real property upon breach of covenants prohibiting sales or assignments or the creation of certain junior liens or leasehold estates, and the lender may need to demonstrate that enforcement of such covenants is reasonably necessary to protect against impairment of the lender's security or to protect against an increased risk of default. Although the foregoing court decisions may have been preempted, at least in part, by certain federal laws, the scope of such preemption, if any, is uncertain. Accordingly, a court could prevent the trustee and the holders of the Notes from declaring a default and accelerating the Notes by reason of a breach of this covenant, which could have a material adverse effect on the ability of holders to enforce the covenant.
Your interest in the collateral may be adversely affected by the failure to record and/or perfect security interests in certain collateral.
The security interests in the collateral securing the Notes include a pledge of certain equity interests and a pledge or security interest in, or lien on, assets, whether now owned or acquired or arising in the future. The mortgages with respect to the hotels to be pledged as collateral securing the Notes include a grant of a security interest in certain assets constituting personal property related to the operation and ownership of such hotels, but do not include a security interest in any personal property that requires perfection other than by the filing of a financing statement. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. As a result and even though it may constitute an event of default under the indenture governing the Notes, a third party creditor of us or our subsidiaries could gain priority over the lien of one or more of the mortgages or deeds of trust secured by the hotels through the recordation of an intervening lien or liens. Although the indenture governing the Notes contains customary further assurances and covenants, neither the collateral agent nor the trustee under the indenture governing the Notes will monitor the future acquisition of property and rights that constitute the collateral, or take any action to perfect the security interest in such acquired collateral.
The collateral agent or the trustee under the indenture may be unable to foreclose on the collateral, or exercise associated rights, and pay you any amount due on the Notes.
Under the indenture governing the Notes, if an event of default occurs, including defaults in payment of interest or principal on the Notes when due at maturity or otherwise, the trustee may accelerate the Notes and, among other things, the collateral agent appointed under the indenture may initiate proceedings to foreclose on the collateral securing the Notes and exercise associated rights. The right of the collateral agent to repossess and dispose of the collateral after the occurrence of an event of default is likely to be significantly impaired or, at a minimum, delayed by applicable U.S. bankruptcy laws if a bankruptcy proceeding were to be commenced involving FelCor, FelCor LP or any subsidiary guarantor prior to the trustee's disposition of the collateral. For example, under applicable U.S. bankruptcy laws, a secured creditor is prohibited from repossessing and selling its collateral from a debtor in a bankruptcy case without bankruptcy court approval. Under any of these circumstances, you may not be fully compensated for your investment in the Notes in the event of a default by FelCor LP.
The courts could cancel the Notes or a guarantee under fraudulent conveyance laws or certain other circumstances.
Under U.S. bankruptcy laws and comparable provisions of state fraudulent transfer laws, a guarantee of the Notes could be voided, or claims on a guarantee of the Notes could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee: (1) received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and (2) either: (a) was insolvent or rendered insolvent by reason of such incurrence; (b) was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or (c) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.
If such circumstances were found to exist, or if a court were to find that the guarantee were issued with actual intent to hinder, delay or defraud creditors, the court could void the guarantees or cause any payment by that guarantor pursuant to its guarantee to be voided and returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor. In such event, the Notes would be structurally subordinated to the indebtedness and other liabilities of such subsidiary. In addition, the loss of a guarantee (other than in accordance with the terms of the indenture) will constitute a default under the indenture, which default could cause all Notes to become immediately due and payable. Sufficient funds to repay the Notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the subsidiary guarantor.
In addition, our obligations under the Notes may be subject to review under the same laws in the event of our bankruptcy or other financial difficulty. In that event, if a court were to find that when we issued the Notes the factors in clauses (1) and (2) above applied to us, or that the Notes were issued with actual intent to hinder, delay or defraud creditors, the court could void our obligations under the Notes, or direct the return of any amounts paid thereunder to us or to a fund for the benefit of our creditors.
In addition, a court may find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the Notes or the guarantees, respectively, if we or a guarantor did not substantially benefit directly or indirectly from the issuance of the Notes. If a court were to void the issuance of the Notes or the guarantees, you may no longer have a claim against us or the guarantors.
The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, the operating partnership or a guarantor would be considered insolvent if: (i) the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets; or (ii) the present fair value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or (iii) it could not pay its debts as they become due.
Each subsidiary guarantee will contain a provision intended to limit the guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law, or may reduce that guarantor's obligation to an amount that effectively makes such guarantee worthless.
Finally, as a court of equity, a bankruptcy court may subordinate the claims in respect of the Notes to other claims against us under the principle of equitable subordination, if the court determines that: (i) the holder of the Notes engaged in some type of inequitable conduct; (ii) such inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holder of the Notes; and (iii) equitable subordination is not inconsistent with federal bankruptcy laws.
We can offer no assurance as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

The value of the collateral securing the Notes may not be sufficient to secure post-petition interest.
In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders of the Notes will only be entitled to post-petition interest, fees, costs or charges under U.S. bankruptcy laws to the extent that the value of their security interest in the collateral is greater than the amount of their pre-bankruptcy claim. Holders of the Notes that have a security interest in collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest under U.S. bankruptcy laws. No appraisal of the fair market value of the collateral was prepared in connection with the offering of the Notes and we therefore cannot assure you that the value of the noteholders' interest in the collateral equals or exceeds the principal amount of the Notes. If the value of the collateral is less than the principal amount of the Notes, then in the event of a bankruptcy, you will have only an unsecured claim against FelCor LP, FelCor and the subsidiary guarantors to the extent of such shortfall. See “-The collateral securing the Notes may be inadequate to satisfy payments on the Notes” and “Description of the Notes and Guarantees.”
We may not have the funds necessary to finance a repurchase required by the indenture in the event of a change of control.
Upon the occurrence of a “change of control” as defined under “Description of the Notes and Guarantees,” holders of Notes will have the right to require us to repurchase their Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. We may not have sufficient financial resources or the ability to arrange financing to pay the repurchase price for all Notes delivered by holders seeking to exercise their repurchase rights, particularly as that change of control may trigger a similar repurchase requirement for, or result in an event of default under or the acceleration of, other indebtedness. In addition, it is possible that restrictions in our other indebtedness will not allow such repurchases. Any failure by us to repurchase the Notes upon a change of control would result in an event of default under the indenture and may also constitute a cross-default on other indebtedness existing at that time.
No active public trading market will exist for the Exchange Notes, which could limit your ability to sell the Exchange Notes.
The Exchange Notes will be a new issue of securities for which there is currently no market. We do not intend to list the Exchange Notes on any securities exchange. We cannot assure you that an active trading market for the Exchange Notes will exist. The initial purchasers have advised us that they intend to make a market in the Exchange Notes after this exchange offer is completed. However, they are not obligated to do so and may discontinue market-making at any time without notice.
The liquidity of any market for the Exchange Notes will depend upon various factors, including:

▪	the number of holders of the Exchange Notes;

▪	the interest of securities dealers in making a market for the Exchange Notes;

▪	the overall market for high yield securities;

▪	our financial performance and prospects; and

▪	the prospects for companies in our industry generally.
Accordingly, we cannot assure you that an active trading market will develop for the Exchange Notes. If the Exchange Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates and other factors including those listed above.
Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. Any market for the Exchange Notes may be subject to similar disruptions. Any such disruptions may adversely affect you as a holder of the Exchange Notes.

Our debt agreements will allow us to incur additional debt that, if incurred, could exacerbate the other risks described herein.
The indenture governing the Notes and other instruments governing our indebtedness permit us to incur substantial debt in the future, including additional secured debt, including debt equally and ratably with the same assets pledged for the benefit of the holders of the Notes so long as “Additional Pari Passu Collateral” (i.e. collateral of equal or greater value than the principal amount of such additional secured debt) is delivered as collateral for the benefit of the holders of the Notes and such additional debt. Similar risks, and perhaps others, that may impact the value of the collateral contemplated by the offering of the Notes would likely impact the value of such Additional Pari Passu Collateral. With respect to the collateral contemplated by the offering of the Notes and any Additional Pari Passu Collateral, the right to take actions with respect thereto pursuant to the intercreditor agreement resides with the authorized representative of the holders of the largest outstanding principal amount of indebtedness secured by such collateral and Additional Pari Passu Collateral. If we issue additional pari passu indebtedness in the future in a greater principal amount than the Notes offered hereby, then the authorized representative for that debt would be able to exercise rights under the intercreditor agreement, rather than the authorized representative for the Notes.
If we add any incremental debt, the leverage related risk described above would intensify.
The Notes are effectively junior to certain of our and our subsidiaries' existing debt.
The Notes are secured by a pledge of mortgaged interests in owned and leased real property and pledged equity interests in the owners of certain owned and/or leased real property described in the detail in “Description of the Notes and Guarantees-Security” and rank equally, as to right to payment, with our existing and future senior debt, including our 10% Notes and the Line of Credit Facility. The Notes are effectively subordinated to all of our debt, and our consolidated subsidiaries' debt, to the extent that debt is secured by any assets or property other than the collateral securing the Notes and to all other debt of our non-guarantor subsidiaries. As of December 31, 2012, we and our consolidated subsidiaries had approximately $1.6 billion of secured indebtedness, of which approximately $357 million was secured indebtedness and other liabilities of our non-guarantor subsidiaries, all of which were secured by assets other than the collateral, and is effectively senior to the Notes and the subsidiary guarantees. The 10% Notes, the 6.75% Notes and the Line of Credit Facility all have separate collateral and, to the extent of the value of such collateral, are effectively senior to the Notes.
At December 31, 2012, we had no other unsecured debt other than trade payables and intercompany loans.

USE OF PROCEEDS
This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement between us and the initial purchasers of the Initial Notes. We will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive in exchange Initial Notes in like principal amount, the terms of which are the same in all material respects as the form and terms of the Exchange Notes except that the Exchange Notes have been registered under the Securities Act and will not contain terms restricting the transfer thereof or providing for registration rights. The Initial Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not increase our indebtedness.
We received net proceeds of approximately $516 million from the sale of the Initial Notes. We used a portion of the proceeds to repay the outstanding principal amount of a mortgage loan and to fund the redemption of a portion of our 10% Notes. We used the balance of the net proceeds to repay a portion of the balance on our Line of Credit Facility and to pay prepayment costs and other expenses.

THE EXCHANGE OFFER
Purpose and Effect of this Exchange Offer
In connection with the issuance of the Initial Notes, we entered into a registration rights agreement that provides for this exchange offer. The registration statement of which this prospectus forms a part was filed in compliance with the obligations under the registration rights agreement. A copy of the registration rights agreement relating to the Initial Notes is filed as an exhibit to the registration statement of which this prospectus is a part. Under the registration rights agreement relating to the Initial Notes we agreed that we would, subject to certain exceptions:

▪
use commercially reasonable efforts to file and consummate, at our cost, within 180 days after the issue date of the Initial Notes, a registration statement with the SEC, with respect to a registered offer to exchange such Initial Notes for the Exchange Notes having terms substantially identical in all material respects to the Initial Notes, including the guarantee by FelCor and our subsidiary guarantors (except that the Exchange Notes will not contain transfer restrictions);

▪	allow the exchange offer to remain open for at least 20 business days after the date notice of the exchange offer is mailed to the holders;

▪
in the event that applicable interpretations of the SEC staff do not permit FelCor LP and FelCor to effect the exchange offer, or under certain other circumstances, at our cost, use our best efforts to cause a shelf registration statement with respect to resales of the Initial Notes to become effective and to keep such shelf registration statement effective until the one year anniversary thereof or an earlier date when all of the Initial Notes have been sold under the shelf registration statement;

▪
in the event of a shelf registration, provide each holder copies of the prospectus, notify each holder when the shelf registration statement for the Initial Notes has become effective, and take other actions that are required to permit resales of the Initial Notes;

▪	accept for exchange the Initial Notes, or portions thereof, tendered and not validly withdrawn pursuant to the exchange offer;

▪
deliver, or cause to be delivered, to the trustee for cancellation all Initial Notes, or portions thereof, so accepted for exchange by us and issue, and cause the trustee to promptly authenticate and mail to each holder, an Exchange Note equal in principal amount to the principal amount of the Initial Notes surrendered by such holder;

▪
prepare and file with the SEC such amendments and post-effective amendments to each registration statement as may be necessary to keep such registration statement effective for the applicable period and cause each prospectus to be supplemented by any required prospectus supplement and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act;

▪
to keep each prospectus current during the period described under Section 4(3) and Rule 174 under the Securities Act that is applicable to transactions by brokers or dealers with respect to the Initial Notes or Exchanges Notes; and

▪
use commercially reasonable efforts to cause the Exchange Notes to be rated by two nationally recognized statistical rating organizations (as such term is defined in Rule 436(g)(2) under the Securities Act).

For each Initial Note tendered to us pursuant to the exchange offer, we will issue to the holder of such Initial Note an Exchange Note having a principal amount equal to that of the surrendered Initial Note.
Under existing SEC interpretations, the Exchange Notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the Exchange Notes represents to us in the exchange offer that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not an affiliate of ours, as such terms are interpreted by the SEC; provided, however, that broker-dealers receiving the Exchange Notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The SEC has taken the position that such participating broker-dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Initial Notes) with this prospectus contained in the registration statement. Each broker-dealer that receives the Exchange Notes for its own account in exchange for the Initial Notes, where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”
A holder of Initial Notes (other than certain specified holders) who wishes to exchange the Initial Notes for the Exchange Notes in the exchange offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an “affiliate” of ours, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.
If the exchange offer is not consummated or a shelf registration statement is not declared effective by the SEC on or prior to 180 days after the issue date of the Initial Notes, the annual interest rate borne by the Initial Notes will be increased by 0.5% until the exchange offer is consummated or the SEC declares the shelf registration statement effective.
Background of the Exchange Offer
We issued $525,000,000 aggregate principal amount of the Initial Notes. The terms of the Exchange Notes and the Initial Notes will be identical in all material respects, including the guarantee by FelCor and our subsidiary guarantors, except for transfer restrictions and registration rights that will not apply to the Exchange Notes. Interest will be payable on the Exchange Notes on March 1 and September 1 of each year, beginning on March 1, 2013. The Exchange Notes will mature on March 1, 2023.
In order to exchange your Initial Notes for the Exchange Notes containing no transfer restrictions in the exchange offer, you will be required to make the following representations:

▪	the Exchange Notes will be acquired in the ordinary course of your business;

▪	you have no arrangements with any person to participate in the distribution of the Exchange Notes;

▪
you are not our “affiliate” as defined in Rule 405 of the Securities Act, or if you are an affiliate of ours, you will comply with the applicable registration and prospectus delivery requirements of the Securities Act; and

▪	you are not engaged in and do not intend to engage in a distribution of the Exchange Notes.
Upon the terms and subject to the conditions set forth in this prospectus and in the related letter of transmittal, we will accept for exchange any Initial Notes properly tendered and not validly withdrawn in the exchange offer, and the exchange agent will deliver the Exchange Notes promptly after the expiration date of the exchange offer. We expressly reserve the right to delay acceptance of any of the tendered Initial Notes or terminate the exchange offer and not accept for exchange any tendered Initial Notes not already accepted if any conditions set forth under “-Conditions to the Exchange Offer” have not been satisfied or waived by us or do not comply, in whole or in part, with any applicable law.
If you tender your Initial Notes, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the Initial Notes.
Expiration Date; Extensions; Termination; Amendments
The exchange offer will expire at 5:00 p.m., New York City time, on _________________, 2013, unless we extend it. We expressly reserve the right to extend the exchange offer on a daily basis or for such period or periods as we may determine in our sole discretion from time to time by giving oral notice, confirmed in writing, or written notice to the exchange agent and by making a public announcement by press release to Businesswire prior to 9:00

a.m., New York City time, on the first business day following the previously scheduled expiration date. During any extension of the exchange offer, all Initial Notes previously tendered, not validly withdrawn and not accepted for exchange will remain subject to the exchange offer and may be accepted for exchange by us.
To the extent we are legally permitted to do so, we expressly reserve the absolute right, in our sole discretion, but are not required, to:

▪	waive any condition of the exchange offer; and

▪	amend any terms of the exchange offer.
Any waiver or amendment to the exchange offer will apply to all Initial Notes tendered, regardless of when or in what order the Initial Notes were tendered. If we make a material change in the terms of the exchange offer or if we waive a material condition of the exchange offer, we will disseminate additional exchange offer materials, and we will extend the exchange offer to the extent required by law.
We expressly reserve the right, in our sole discretion, to terminate the exchange offer if any of the conditions set forth under “-Conditions to the Exchange Offer” exist. Any such termination will be followed promptly by a public announcement. In the event we terminate the exchange offer, we will give immediate notice to the exchange agent, and all Initial Notes previously tendered and not accepted for exchange will be returned promptly to the tendering holders.
In the event that the exchange offer is withdrawn or otherwise not completed, the Exchange Notes will not be given to holders of Initial Notes who have validly tendered their Initial Notes. We will return any Initial Notes that have been tendered for exchange but that are not exchanged for any reason to their holder without cost to the holder, or, in the case of the Initial Notes tendered by book-entry transfer into the exchange agent's account at a book-entry transfer facility under the procedure set forth under “-Procedures for Tendering Initial Notes” and “‑Book-Entry Transfer,” such Initial Notes will be credited to the account maintained at such book-entry transfer facility from which such Initial Notes were delivered.
Resale of the Exchange Notes
Based on interpretations of the SEC set forth in no-action letters issued to third parties, we believe that the Exchange Notes issued under the exchange offer in exchange for the Initial Notes may be offered for resale, resold, and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

▪	you are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

▪	you are acquiring the Exchange Notes in the ordinary course of business; and

▪	you do not intend to participate in the distribution of the Exchange Notes.
If you tender Initial Notes in the exchange offer with the intention of participating in any manner in a distribution of the Exchange Notes:

▪	you cannot rely on those interpretations of the SEC; and

▪
you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and the secondary resale transaction must be covered.

Unless an exemption from registration is otherwise available, any security holder intending to distribute the Exchange Notes should be covered by an effective registration statement under the Securities Act containing the selling security holder's information required by Item 507 of Regulation S-K. This prospectus may be used for an offer to resell, a resale or other re-transfer of the Exchange Notes only as specifically set forth in the section captioned “Plan of Distribution.” Only broker-dealers that acquired the Exchange Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives the Exchange Notes for its own account in exchange for Initial Notes, where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of the Exchange Notes.
Acceptance of Initial Notes for Exchange
We will accept for exchange Initial Notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us, after the later of:

▪	the expiration date of the exchange offer; and

▪	the satisfaction or waiver of the conditions specified below under “-Conditions to the Exchange Offer.”
Except as specified above, we will not accept Initial Notes for exchange subsequent to the expiration date of the exchange offer. Tenders of Initial Notes will be accepted only in aggregate principal amounts equal to $1,000 or integral multiples thereof.
We expressly reserve the right, in our sole discretion, to:

▪
delay acceptance for exchange of Initial Notes tendered under the exchange offer, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer; or

▪
terminate the exchange offer and not accept for exchange any Initial Notes, if any of the conditions set forth below under “-Conditions to the Exchange Offer” have not been satisfied or waived by us or in order to comply in whole or in part with any applicable law.

In all cases, the Exchange Notes will be issued only after timely receipt by the exchange agent of certificates representing Initial Notes, or confirmation of book-entry transfer, a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any other required documents. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered Initial Notes, or defectively tendered Initial Notes with respect to which we have waived such defect, if, as and when we give oral, confirmed in writing, or written notice to the exchange agent. Promptly after the expiration date, we will deposit the Exchange Notes with the exchange agent, who will act as agent for the tendering holders for the purpose of receiving the Exchange Notes and transmitting them to the holders. The exchange agent will deliver the Exchange Notes to holders of Initial Notes accepted for exchange after the exchange agent receives the Exchange Notes.
If, for any reason, we delay acceptance for exchange of validly tendered Initial Notes or we are unable to accept for exchange validly tendered Initial Notes, then the exchange agent may, nevertheless, on its behalf, retain tendered Initial Notes, without prejudice to our rights described in this prospectus under the captions “-Expiration Date; Extensions; Termination; Amendments,” “-Conditions to the Exchange Offer” and “-Withdrawal of Tenders,” subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.
If any tendered Initial Notes are not accepted for exchange for any reason, or if certificates are submitted evidencing more Initial Notes than those that are tendered, certificates evidencing Initial Notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of the Initial Notes tendered by book-entry transfer into the exchange agent's account at a book-entry transfer facility under the procedure set forth under “-Procedures for Tendering Initial Notes” and “-Book-Entry Transfer,” such Initial Notes will be credited to the account maintained at such book-entry transfer facility from which such Initial Notes were delivered.
Tendering holders of Initial Notes exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their Initial Notes other than as described under the caption “-Transfer Taxes” or as set forth in the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer.

Procedures for Tendering Initial Notes
The exchange agent and DTC have confirmed that the exchange offer is eligible for ATOP. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their Initial Notes to the exchange agent in accordance with ATOP procedures for such a transfer.
If you are a DTC participant that has Initial Notes credited to your DTC account also by book-entry and that are held of record by DTC's nominee, you may tender your Initial Notes by book-entry transfer as if you were the record holder. Because of this, references herein to registered or record holders include DTC participants with Initial Notes credited to their accounts. If you are not a DTC participant, you may tender Initial Notes by book-entry transfer by contacting your broker or opening an account with a DTC participant.
A holder who wishes to tender Initial Notes in the exchange offer must cause to be transmitted to the exchange agent an agent's message, which agent's message must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, the exchange agent must receive a timely confirmation of book-entry transfer of the Initial Notes into the exchange agent's account at DTC through ATOP under the procedure for book-entry transfers described herein along with a properly transmitted agent's message, on or before the expiration date. There is no procedure for guaranteed late delivery of Initial Notes.
The term “agent's message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that the participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus and that we may enforce the agreement against the participant. To receive confirmation of valid tender of Initial Notes, a holder should contact the exchange agent at the telephone number listed under “-Exchange Agent.”
The tender by a holder that is not withdrawn before the expiration date will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus. Only a registered holder of Initial Notes may tender the Initial Notes in the exchange offer. If you wish to tender Initial Notes that are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee, you should promptly instruct the registered holder to tender on your behalf.
All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Initial Notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Initial Notes not properly tendered or any Initial Notes our acceptance of which would, in the opinion of counsel for us, be unlawful. We also reserve the right to waive any defects, irregularities, or conditions of tender as to particular Initial Notes. However, to the extent we waive any conditions of tender with respect to one tender of Initial Notes, we will waive that condition for all tenders as well. Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Initial Notes must be cured within the time period we determine. Neither we, the exchange agent, nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give you notification of defects or irregularities with respect to tenders of your Initial Notes. Tenders of Initial Notes involving any defects or irregularities will not be deemed to have been made until the defects or irregularities have been cured or waived. Any Initial Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived within the time period we determine will be returned by the exchange agent to the DTC participant who delivered such Initial Notes by crediting an account maintained at DTC designated by such DTC participant promptly after the expiration date of the exchange offer or the withdrawal or termination of the exchange offer.
In addition, we reserve the right, in our sole discretion, to purchase or make offers to purchase any Initial Notes that remain outstanding after the expiration date or, as set forth under “-Conditions to the Exchange Offer,” to terminate the exchange offer and, to the extent permitted by applicable law, purchase Initial Notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

By tendering Initial Notes in the exchange offer, you represent to us that, among other things: (i) the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person or entity receiving the new notes, whether or not such person or entity is the registered holder, (ii) neither you nor any person or entity receiving the related new notes is engaging in, or intends to engage in, a distribution of the new notes, (iii) neither you nor any person receiving the related new notes has an arrangement or understanding with any person or entity to participate in the distribution of the new notes, (iv) neither you nor any person or entity receiving the related new notes is an “affiliate,” as defined under Rule 405 of the Securities Act, of FelCor, FelCor LP, or any of the subsidiary guarantors, and (v) you are not acting on behalf of any person or entity who could not truthfully make these statements.
Each broker-dealer that receives Exchange Notes for its own account in exchange for Initial Notes, where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. See “Plan of Distribution.”
Book-Entry Transfer
The exchange agent will establish an account with respect to the Initial Notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Holders must tender their Initial Notes by book-entry transfer to the exchange agent's account at DTC through ATOP by transmitting their acceptance to DTC in accordance with DTC's ATOP procedures. DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent's account at DTC and send an agent's message to the exchange agent. Delivery of the agent's message by DTC to the exchange agent will satisfy the terms of the exchange offer in lieu of execution and delivery of a letter of transmittal by the participant identified in the agent's message. Accordingly, a letter of transmittal need not be completed by a holder tendering through ATOP.
In all cases, we will issue Exchange Notes for Initial Notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

▪	timely confirmation of book-entry transfer of your Initial Notes into the exchange agent's account at DTC; and

▪	a properly transmitted agent's message.
If we do not accept any tendered Initial Notes for any reason set forth in the terms of the exchange offer, we will credit the non-exchanged Initial Notes to your account maintained with DTC.
Withdrawal of Tenders
Except as otherwise provided in this prospectus, you may withdraw your tender of Initial Notes at any time prior to the expiration date of the exchange offer.
For a withdrawal to be effective:

▪	the exchange agent must receive a written notice of withdrawal at the address set forth below under “-Exchange Agent”; or

▪	you must comply with the appropriate procedures of DTC's automated tender offer program system.
Any notice of withdrawal must:

▪	specify the name of the person who tendered the Initial Notes to be withdrawn; and

▪	identify the Initial Notes to be withdrawn, including the principal amount of the Initial Notes to be withdrawn.

If certificates for the Initial Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, the withdrawing holder must also submit:

▪	the serial numbers of the particular certificates to be withdrawn; and

▪	a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless the withdrawing holder is an eligible institution.
If the Initial Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Initial Notes and otherwise comply with the procedures of DTC.
We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any Initial Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.
We will return any Initial Notes that have been tendered for exchange but that are not exchanged for any reason to their holder without cost to the holder. In the case of Initial Notes tendered by book-entry transfer into the exchange agent's account at DTC, according to the procedures described above, those Initial Notes will be credited to an account maintained with DTC for the Initial Notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may re-tender properly withdrawn Initial Notes by following one of the procedures described under “-Procedures for Tendering Initial Notes” at any time on or prior to the expiration date of the exchange offer.
Absence of Dissenters' Rights of Appraisal
You do not have dissenters' rights of appraisal with respect to the exchange offer.
Conditions to the Exchange Offer
The exchange offer is subject to the condition that the registration statement, of which this prospectus forms a part, shall have become effective. Despite any other term of the exchange offer, we will not be required to accept for exchange any Initial Notes and we may terminate or amend the exchange offer as provided in this prospectus before accepting any Initial Notes for exchange if in our reasonable judgment:

▪
the Exchange Notes to be received will not be tradable by the holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

▪	the exchange offer, or the making of any exchange by a holder of Initial Notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

▪
any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that would reasonably be expected to impair our ability to proceed with the exchange offer.

We will not be obligated to accept for exchange the Initial Notes of any holder that has not made to us:

▪	the representations described under the captions “-Procedures for Tendering Initial Notes” and “Plan of Distribution”; and

▪
any other representations that may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the Exchange Notes under the Securities Act.

We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any Initial Notes by giving oral or written notice of an extension to their holders. During an extension, all Initial Notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any Initial Notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.
We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any Initial Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. By public announcement we will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Initial Notes as promptly as practicable. If we amend the exchange offer in a manner that we consider material, we will disclose the amendment in the manner required by applicable law.
These conditions are solely for our benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of that right. Each of these rights will be deemed an ongoing right that we may assert at any time or at various times.
We will not accept for exchange any Initial Notes tendered, and will not issue the Exchange Notes in exchange for any Initial Notes, if at any time a stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.
Transfer Taxes
We will pay all transfer taxes, if any, applicable to the transfer and exchange of Initial Notes pursuant to the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the record holder or any other person, if:

▪	delivery of the Exchange Notes, or certificates for Initial Notes for principal amounts not exchanged, are to be made to any person other than the record holder of the Initial Notes tendered;

▪	tendered certificates for Initial Notes are recorded in the name of any person other than the person signing any letter of transmittal;

▪	a transfer tax is imposed pursuant to a shelf registration statement; or

▪	a transfer tax is imposed for any reason other than the transfer and exchange of Initial Notes under the exchange offer.
Accounting Treatment
The Exchange Notes will be recorded at the same carrying value as the Initial Notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss will be recognized by us for accounting purposes. The expenses related to the exchange offer and the unamortized debt issue costs related to the issuance of the Initial Notes will be amortized over the remaining term of the Exchange Notes.
Consequences of Failure to Exchange
If you do not exchange your Initial Notes for the Exchange Notes in the exchange offer, you will remain subject to restrictions on transfer of the Initial Notes:

▪
as set forth in the legend printed on the Initial Notes as a consequence of the issuance of the Initial Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

▪	as otherwise set forth in the prospectus distributed in connection with the private offering of each of the Initial Notes.
In general, you may not offer or sell the Initial Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreements relating to the Initial Notes, we do not intend to register resales of the Initial Notes under the Securities Act. Based on interpretations of the SEC, you may offer for resale, resell or otherwise transfer the Exchange Notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

▪	you are not an “affiliate” within the meaning of Rule 405 under the Securities Act;

▪	you acquired the Exchange Notes in the ordinary course of your business; and

▪	you have no arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired in the exchange offer.
If you tender Initial Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes:

▪	you cannot rely on the applicable interpretations of the SEC; and

▪
you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act.

Exchange Agent
U.S. Bank National Association is the exchange agent. You should direct any questions and requests for assistance and requests for additional copies of this prospectus to the exchange agent as follows:

U.S. Bank National Association
60 Livingston Avenue
St. Paul, MN 55107
Attn: Specialized Finance
Telephone: (800) 934-6802
Facsimile: (651) 466-7372
Other
Participation in the exchange offer is voluntary, and you should carefully consider whether to exchange the Initial Notes for the Exchange Notes. We urge you to consult your financial and tax advisors in making your own decision on what action to take.
We may in the future seek to acquire untendered Initial Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise, on terms that may differ from the terms of this exchange offer. We have no present plans to acquire any Initial Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Initial Notes.

CAPITALIZATION

The following table sets forth (1) our cash and cash equivalents and (2) our capitalization at December 31, 2012, and reflects our results of operations through December 31, 2012 including: (i) repayment of a mortgage loan ($187 million in outstanding principal) and $5 million in yield maintenance as well as the $2 million write-off of the associated loan costs, (ii) retirement of $258 million principal of our existing 10% Notes and a $41 million redemption premium as well as the write-off of the $11 million of associated unamortized original issue discount and $2 million of loan costs, (iii) refinance of our bridge loan and the related closing of our Knickerbocker construction loan ($65 million) and (iv) issuance of the Initial Notes at par and related fees and expenses for the offering of the Initial Notes, for net proceeds of approximately $516 million.

You should review this information together with our consolidated financial statements and related notes incorporated by reference herein.

(in thousands)	December 31, 2012
Cash and cash equivalents	$45,745
Short term debt:
Current portion of mortgage debt	4,752
Long term debt:
Line of Credit(a)	56,000
Initial Notes	525,000
6.75% Senior Secured Notes	525,000
10% Senior Secured Notes (net of discount)	223,586
Knickerbocker construction loan(b)	64,861
Mortgage debt	231,326
Total long-term debt	1,625,773
Redeemable FelCor LP Units at redemption value	2,902
Preferred Units	478,774
Common Units	(110,258)
Accumulated other comprehensive income	26,151
Total FelCor LP partners' capital	394,667
Noncontrolling interests	27,352
Total capitalization	$2,055,446

(a)	The Line of Credit Facility provides for a revolving line of credit of up to $225 million.

(b)
In November 2012, we obtained an $85 million construction loan to finance redevelopment of the Knickerbocker Hotel. The new loan assumed an existing $65 million of cash collateral. The portion of the loan equal to the amount of cash collateral bears interest at LIBOR plus 125 basis points. The remainder of the loan bears interest at LIBOR plus 400 basis points. The loan matures in April 2017, including a one-year extension subject to certain conditions.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA
The following tables set forth selected financial data for FelCor LP and FelCor. The selected financial data is presented as of and for the years ended December 31, 2012, 2011, 2010, 2009 and 2008. We derived the summary historical consolidated financial information for the years ended December 31, 2012, 2011, 2010, 2009 and 2008 from our consolidated financial statements and the notes thereto, audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, incorporated herein by reference.
You should read the following in conjunction with our consolidated financial statements and the notes thereto incorporated herein by reference.

(in millions, except per share/unit data)	Year Ended December 31,
	2012	2011	2010	2009	2008
Statement of Operations Data:(a)
Total revenues	$910	$855	$777	$727	$873
Loss from continuing operations(b)	(188)	(134)	(112)	(89)	(47)

Diluted earnings per share/unit:
FelCor - loss from continuing operations	$(1.82)	$(1.46)	$(1.85)	$(2.02)	$(1.40)
FelCor LP - loss from continuing operations	(1.82)	(1.46)	(1.85)	(2.02)	(1.40)

Other Data:
Cash distributions declared per common share/unit(c)	$—	$—	$—	$—	$0.85
Adjusted FFO per share/unit(d)	$0.23	$0.14	$(0.09)	$0.39	$1.99
Adjusted EBITDA(d)	203	203	188	179	276
Cash flows provided by operating activities	47	46	59	73	153
Ratios of earnings to fixed charges(e)	(f)	(g)	(h)	(i)	(j)

Balance Sheet Data (at end of period):
Total assets	$2,202	$2,403	$2,359	$2,626	$2,512
Total debt, net of discount	1,631	1,596	1,548	1,773	1,552
FelCor's redeemable noncontrolling interests in FelCor LP at redemption value	3	3	2	1	1
(a)All years presented have been adjusted to reflect hotels no longer owned as discontinued operations.

(b)	Included in loss from continuing operations are the following amounts (in millions):

	Year Ended December 31,
	2012	2011	2010	2009	2008
Impairment loss	$—	$(4)	$(53)	$—	$(38)
Impairment loss on unconsolidated hotels	—	—	—	(2)	(13)
Hurricane loss	(1)	—	—	—	(1)
Debt extinguishment	(74)	(28)	45	(2)	—
Conversion expenses	(31)	—	—	—	(1)
Severance expenses	(1)	—	—	—	(1)
Gain on involuntary conversion, net	—	—	—	—	2

(c)
FelCor suspended payment of its common dividend in December 2008. Funds used by FelCor to pay common or preferred dividends are provided through distributions from FelCor LP. FelCor's Board of Directors will determine the amount of future common and preferred dividends for each quarter, if any, based upon various factors including operating results, economic conditions, other operating trends, our financial condition and capital requirements, as well as the minimum REIT distribution requirements.

(d)
We refer in this prospectus to certain “non-GAAP” financial measures.” These measures, including FFO, Adjusted FFO, EBITDA, Adjusted EBITDA, Hotel EBITDA and Hotel EBITDA margin, are measures of our financial performance that are not calculated and presented in accordance with generally accepted accounting principles, of GAAP. The following tables reconcile these non-GAAP measures to the most comparable GAAP financial measure. Immediately following the reconciliations, we include a discussion of why we believe these measures are useful supplemental measures of our performance and of the limitations upon such measures.

(e)
For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before adjustment for income or loss from equity investors plus fixed charges excluding capitalized interest, and fixed charges consist of interest, whether expensed or capitalized, and amortization of loan costs.

(f)
For the year ended December 31, 2012, we incurred a loss from continuing operations, which resulted in a coverage ratio of less than 1:1. Our earnings would have had to have been $198 million greater to have achieved a coverage ratio of 1:1.

(g)
For the year ended December 31, 2011, we incurred a loss from continuing operations, which resulted in a coverage ratio of less than 1:1. Our earnings would have had to have been $130 million greater to have achieved a coverage ratio of 1:1.

(h)
For the year ended December 31, 2010, we incurred a loss from continuing operations, which resulted in a coverage ratio of less than 1:1. Our earnings would have had to have been $125 million greater to have achieved a coverage ratio of 1:1.

(i)
For the year ended December 31, 2009, we incurred a loss from continuing operations, which resulted in a coverage ratio of less than 1:1. Our earnings would have had to have been $81 million greater to have achieved a coverage ratio of 1:1.

(j)
For the year ended December 31, 2008, we incurred a loss from continuing operations, which resulted in a coverage ratio of less than 1:1. Our earnings would have had to have been $33 million greater to have achieved a coverage ratio of 1:1.

Reconciliation of Net Income to FFO and Adjusted FFO

	Year Ended December 31,
	2012			2011			2010
(in thousands, except per unit data)	Dollars	Shares	Per Share Amount	Dollars	Shares	Per Share Amount	Dollars	Shares	Per Share Amount
Net loss	$(129,414)			$(130,895)			$(225,837)
Noncontrolling interests	1,407			1,041			2,796
Preferred dividends	(38,713)			(38,713)			(38,713)
Numerator for basic and diluted loss attributable to common stockholders	(166,720)	123,634	$(1.35)	(168,567)	117,068	$(1.44)	(261,754)	80,611	$(3.25)
Depreciation and amortization	123,879	—	1.00	118,232	—	1.01	116,439	—	1.44
Depreciation, discontinued operations and unconsolidated entities	16,721	—	0.14	33,136	—	0.28	45,787	—	0.57
Gain on involuntary conversion	—	—	—	(292)	—	—	—	—	—
Loss on involuntary conversion, discontinued operations	—	—	—	12	—	—	—	—	—
Impairment loss	—	—	—	4,315	—	0.04	52,587	—	0.65
Impairment loss, discontinued operations and unconsolidated entities	1,335	—	0.01	8,935	—	0.08	120,389	—	1.49
Gain on sale of hotels	(54,459)	—	(0.44)	(4,714)	—	(0.04)	—	—	—
Gain on sale of unconsolidated entities	—	—	—	—	—	—	(21,103)	—	(0.26)
Noncontrolling interests in FelCor LP	(842)	628	—	(689)	499	(0.01)	(881)	294	(0.01)
Unvested restricted stock	—	—	—	—	—	—	—	505	—
FFO	(80,086)	124,262	(0.64)	(9,632)	117,567	(0.08)	51,464	81,410	0.63
Acquisition costs	132	—	—	1,479	—	0.01	449	—	0.01
Hurricane loss	1,021	—	0.01	—	—	—	—	—	—
Hurricane loss, unconsolidated entities	253	—	—	—	—	—	—	—	—
Extinguishment of debt	75,117	—	0.60	24,381	—	0.21	(59,465)	—	(0.73)
Conversion expenses	31,197	—	0.25	—	—	—	—	—	—
Severance costs	553	—	—	—	—	—	—	—	—
Abandoned projects	219	—	—	—	—	—	—	—	—
Pre-opening costs	398	—	—	—	—	—	—	—	—
Unvested restricted stock	—	11	0.01	—	175	—	—	(505)	—
Adjusted FFO	$28,804	124,273	$0.23	$16,228	117,742	$0.14	$(7,552)	80,905	$(0.09)

Reconciliation of Net Income to FFO and Adjusted FFO

(in thousands, except per unit data)	Year Ended December 31,
	2009			2008
	Dollars	Shares	Per Share Amount	Dollars	Shares	Per Share Amount
Net loss	$(109,091)			$(120,487)
Noncontrolling interests	969			1,242
Preferred dividends	(38,713)			(38,713)
Net loss attributable to FelCor common stockholders	(146,835)			(157,958)
Less: Dividends declared on unvested restricted stock	—			(1,041)
Numerator for basic and diluted loss attributable to common stockholders	(146,835)	63,114	$(2.33)	(158,999)	61,979	$(2.57)
Depreciation and amortization	114,631	—	1.82	106,246	—	1.72
Depreciation, discontinued operations and unconsolidated entities	50,018	—	0.79	49,585	—	0.80
Gain on involuntary conversion	—	—	—	(2,417)	—	(0.04)
Gain on involuntary conversion, discontinued operations	—	—	—	(678)	—	(0.01)
Impairment loss	—	—	—	38,455	—	0.62
Impairment loss, discontinued operations and unconsolidated entities	5,516	—	0.09	82,204	—	1.33
Gain on sale of hotels	(910)	—	(0.01)	(1,193)	—	(0.02)
Noncontrolling interests in FelCor LP	(672)	296	(0.02)	(2,433)	1,199	(0.08)
Dividends declared on unvested restricted stock	—	—	—	1,041	—	0.02
Unvested restricted stock	—	331	—	—	98	—
FFO	21,748	63,741	0.34	111,811	63,276	1.77
Extinguishment of debt	1,721	—	0.02	—	—	—
Hurricane loss	—	—	—	789	—	0.02
Hurricane loss, discontinued operations and unconsolidated entities	—	—	—	930	—	0.01
Conversion expenses	447	—	0.01	507	—	0.01
Severance costs	612	—	0.01	850	—	0.01
Lease termination costs	469	—	0.01	—	—	—
Liquidated damages, discontinued operations	—	—	—	11,060	—	0.17
Adjusted FFO	$24,997	63,741	$0.39	$125,947	63,276	$1.99

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

(in thousands)	Year Ended December 31,
	2012	2011	2010	2009	2008
Net loss	$(129,414)	$(130,895)	$(225,837)	$(109,091)	$(120,487)
Depreciation and amortization	123,879	118,232	116,439	114,631	106,246
Depreciation, discontinued operations and unconsolidated entities	16,721	33,136	45,787	50,018	49,585
Interest expense	125,484	130,658	132,331	92,275	83,271
Interest expense, discontinued operations and unconsolidated entities	4,792	9,892	17,178	17,786	23,377
Noncontrolling interests in other partnerships	565	352	1,915	297	(1,191)
EBITDA	142,027	161,375	87,813	165,916	140,801
Impairment loss	—	4,315	52,587	—	38,455
Impairment loss, discontinued operations and unconsolidated entities	1,335	8,935	120,389	5,516	82,204
Hurricane loss	1,021	—	—	—	789
Hurricane loss, discontinued operations and unconsolidated entities	253	—	—	—	930
Extinguishment of debt	75,117	24,381	(59,465)	1,721	—
Acquisition costs	132	1,479	449	—	—
Amortization of stock compensation	5,003	7,170	7,445	5,165	4,451
Severance costs	553	—	—	612	850
Liquidated damages, discontinued operations	—	—	—	—	11,060
Lease termination costs	—	—	—	469	—
Abandoned projects	219	—	—	—	—
Conversion expenses	31,197	—	—	447	507
Pre-opening costs	398	—	—	—	—
Gain on sale of hotels	(54,459)	(4,714)	—	(910)	(1,193)
Gain on involuntary conversion	—	(292)	—	—	(2,417)
Loss on involuntary conversion, discontinued operations	—	12	—	—	(678)
Gain on sale of unconsolidated entities	—	—	(21,103)	—	—
Adjusted EBITDA	$202,796	$202,661	$188,115	$178,936	$275,759

Hotel EBITDA and Hotel EBITDA Margin

(dollars in thousands)	Year Ended December 31,
	2012	2011	2010
Same-store operating revenue:
Room	$707,908	$671,567	$640,268
Food and beverage	148,736	141,048	136,304
Other operating departments	49,696	51,042	52,382
Same-store operating revenue	906,340	863,657	828,954
Same-store operating expense:
Room	190,293	182,780	175,765
Food and beverage	119,560	113,329	110,510
Other operating departments	22,434	23,490	23,699
Other property related costs	246,518	239,104	231,162
Management and franchise fees	41,815	39,702	38,133
Taxes, insurance and lease expense	60,207	54,280	58,169
Same-store operating expense	680,827	652,685	637,438
Hotel EBITDA	$225,513	$210,972	$191,516
Hotel EBITDA Margin	24.9%	24.4%	23.1%

Reconciliation of Same-store Operating Revenue and Same-store Operating Expense to Total Revenue,
Total Operating Expenses and Operating Income (Loss)

(dollars in thousands)	Year Ended December 31,
	2012	2011	2010
Same-store operating revenue(a)	$906,340	$863,657	$828,954
Other revenue	3,185	2,949	3,174
Revenue from acquired hotels	—	(11,455)	(55,249)
Total revenue	909,525	855,151	776,879
Same-store operating expense(a)	680,827	652,685	637,438
Consolidated hotel lease expense(b)	41,342	38,759	36,327
Unconsolidated taxes, insurance and lease expense	(7,255)	(6,987)	(6,630)
Corporate expenses	26,128	29,080	30,747
Depreciation and amortization	123,879	118,232	116,439
Impairment loss	—	4,315	52,587
Expenses from acquired hotels	—	(11,290)	(51,992)
Conversion expenses	31,197	—	—
Other expenses	4,855	4,017	3,280
Total operating expenses	900,973	828,811	818,196
Operating income (loss)	$8,552	$26,340	$(41,317)

(a)	For same-store metrics, we have included the hotel acquired in August 2010 and the two hotels acquired in May 2011 for all periods presented as if they were acquired at the beginning of 2010.

(b)
Consolidated hotel lease expense represents the percentage lease expense of our 51% owned operating lessees. The offsetting percentage lease revenue is included in equity in income from unconsolidated entities.

Substantially all of our non-current assets consist of real estate. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider supplemental measures of performance, which are not measures of operating performance under GAAP, to be helpful in evaluating a real estate company's operations. These supplemental measures are not measures of operating performance under GAAP. However, we consider these non-GAAP measures to be supplemental measures of a hotel REIT's performance and should be considered along with, but not as an alternative to, net income (loss) attributable to FelCor as a measure of our operating performance.
FFO and EBITDA

The National Association of Real Estate Investment Trusts, or NAREIT, defines FFO as net income or loss attributable to parent (computed in accordance with GAAP), excluding gains or losses from sales of property, plus depreciation, amortization and impairment losses. FFO for unconsolidated partnerships and joint ventures are calculated on the same basis. We compute FFO in accordance with standards established by NAREIT. This may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do.

EBITDA is a commonly used measure of performance in many industries. We define EBITDA as net income or loss attributable to parent (computed in accordance with GAAP) plus interest expenses, income taxes, depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect EBITDA on the same basis.

Adjustments to FFO and EBITDA
We adjust FFO and EBITDA when evaluating our performance because management believes that the exclusion of certain additional items, including but not limited to the below, provides useful supplemental information to investors regarding our ongoing operating performance and that the presentation of Adjusted FFO and Adjusted EBITDA, when combined with GAAP net income attributable to FelCor, EBITDA and FFO, is beneficial to an investor's better understanding of our operating performance.
Gains and losses related to extinguishment of debt and interest rate swaps - We exclude gains and losses related to extinguishment of debt and interest rate swaps from FFO and EBITDA because we believe that it is not indicative of ongoing operating performance of our hotel assets. This also represents an acceleration of interest expense or a reduction of interest expense, and interest expense is excluded from EBITDA.
In addition, to derive Adjusted EBITDA we exclude gains or losses on the sale of depreciable assets and impairment losses because we believe that including them in EBITDA is not consistent with reflecting the ongoing performance of our remaining assets. Additionally, the gain or loss on sale of depreciable assets and impairment losses represents either accelerated depreciation or excess depreciation in previous periods, and depreciation is excluded from EBITDA.
Hotel EBITDA and Hotel EBITDA Margin
Hotel EBITDA and Hotel EBITDA margin are commonly used measures of performance in the hotel industry and give investors a more complete understanding of the operating results over which our individual hotels and brand/managers have direct control. We believe that Hotel EBITDA and Hotel EBITDA margin are useful to investors by providing greater transparency with respect to two significant measures that we use in our financial and operational decision-making. Additionally, using these measures facilitates comparisons with other hotel REITs and hotel owners. We present Hotel EBITDA and Hotel EBITDA margin by eliminating all revenues and expenses from continuing operations not directly associated with hotel operations, including corporate-level expenses, depreciation and amortization, and expenses related to our capital structure. We eliminate corporate-level costs and expenses because we believe property-level results provide investors with supplemental information into the ongoing operational performance of our hotels and the effectiveness of management on a property-level basis. We eliminate depreciation and amortization because, even though depreciation and amortization are property-level expenses, we do not believe that these non-cash expenses, which are based on historical cost accounting for real estate assets, and implicitly assume that the value of real estate assets diminishes predictably over time, accurately reflect an adjustment in the value of our assets. We also eliminate consolidated percentage rent paid to unconsolidated entities, which is effectively eliminated by noncontrolling interests and equity in income from unconsolidated subsidiaries, and include the cost of unconsolidated taxes, insurance and lease expense, to reflect the entire operating costs applicable to our Consolidated Hotels. Hotel EBITDA and Hotel EBITDA margins are presented on a same-store basis.
Use and Limitations of Non-GAAP Measures
Our management and Board of Directors use FFO, Adjusted FFO, EBITDA, Adjusted EBITDA, Hotel EBITDA and Hotel EBITDA margin to evaluate the performance of our hotels and to facilitate comparisons between us and other lodging REITs, hotel owners who are not REITs and other capital intensive companies. We use Hotel EBITDA and Hotel EBITDA margin in evaluating hotel-level performance and the operating efficiency of our hotel managers.
The use of these non-GAAP financial measures has certain limitations.  These non-GAAP financial measures as presented by us may not be comparable to non-GAAP financial measures as calculated by other real estate companies. These measures do not reflect certain expenses or expenditures that we incurred and will incur, such as depreciation, interest and capital expenditures. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our reconciliations to the most comparable GAAP financial measures, and our consolidated statements of operations and cash flows, include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures.
These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. They should not be considered as alternatives to operating profit, cash flow from operations, or any other operating performance measure prescribed by GAAP. These non-GAAP financial measures reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.

BUSINESS AND PROPERTIES
FelCor and FelCor LP
FelCor is a public lodging REIT that at December 31, 2012, had ownership interests in 66 hotels in continuing operations with approximately 18,993 rooms. All of its operations are conducted solely through FelCor LP, which is the issuer of the Initial Notes, or its subsidiaries. FelCor is the sole general partner and owner of a greater than 99% interest in FelCor LP. Our principal executive offices are located at 545 E. John Carpenter Frwy., Suite 1300, Irving, Texas 75062, and our telephone number is (972) 444-4900.

Business Strategy
Strategy and Objectives. We seek to provide superior stockholder returns by assembling a diversified portfolio of high-growth hotels, combined with a sound and flexible balance sheet reflecting low cost debt, an extended maturity profile and substantial liquidity. Our long-term strategy has five critical components:

•
Portfolio Quality and Diversity - we are investing in our core portfolio of high-growth hotels located in gateway and resort markets with high barriers to entry and limited supply growth while selling non-strategic hotels.

•	Long-Term Leverage - we are steadily reducing our outstanding indebtedness to achieve leverage levels that are readily managed through economic and industry cycles.

•
Cost of Debt; Staggered and Extended Maturities - we opportunistically refinance higher-cost debt, taking advantage of historically low interest rates to reduce our cost of debt and stagger and extend maturities well into the future.

•	Organic Growth - we invest in our core portfolio to enhance our assets' long-term performance and return on invested capital through high ROI redevelopment projects.

•
Acquisitions - we look to acquire hotels in targeted markets that meet our strict underwriting criteria, such as returns in excess of our weighted average cost of capital, ones located in markets with high barriers-to-entry with limited supply growth, and redevelopment opportunities that leverage our expertise to achieve superior returns on redevelopment capital.

Recent Achievements. We have made significant progress toward achieving the objectives of our strategic plan.

•
We issued $525 million aggregate principal amount of Initial Notes, significantly reducing our cost of borrowing. We used the proceeds to redeem $258 million in aggregate face amount of our 10% Notes, and repay a $187 million 8.1% mortgage loan, with the remaining proceeds used to repay a portion of the balance on our outstanding Line of Credit Facility and to pay prepayment costs and other expenses. With the offering of the Initial Notes, FelCor has effectively completed the capital markets portion of restructuring our balance sheet. We expect to repay the remaining $234 million of our 10% Notes and other mortgage debt using proceeds from future asset sales.

•
In December 2012, we amended and restated our $225 million secured Line of Credit Facility. The facility now matures in June 2017 (extended from August 2015), inclusive of a one-year extension option, subject to satisfaction of certain conditions. Borrowings under the facility bear interest at LIBOR (no floor) plus 3.375% (reduced from LIBOR plus 4.50%). The unused commitment fee decreased ten basis points. The facility is secured by mortgages and related security interests on nine hotels.

•
We have sold 19 hotels since December 2010 (including 10 hotels in 2012), for total gross proceeds of $429 million (our pro rata share was $387 million). We used $319 million of these asset sale proceeds to repay indebtedness.

•	We paid all outstanding accrued preferred dividends ($67.7 million) in 2012.

•
We raised $160.8 million in proceeds from five single-asset mortgage loans that closed in September 2012, and bear an average interest rate of 4.95%. Proceeds from these loans were used to repay $107 million 9.02% mortgage loan that would have matured in 2014. We also repaid the remaining $60 million balance of a mortgage loan using excess proceeds from the new loans, as well as asset sale proceeds.

•
In December 2011, we acquired the landmark Knickerbocker Hotel in midtown Manhattan for $115 million. We are redeveloping the property as a four-plus star hotel featuring 330 large guest rooms, a rooftop sky bar and lounge directly overlooking Times Square, state-of-the-art meeting space and a full-service fitness center. In November 2012, we closed on an $85 million construction loan to finance redeveloping the Knickerbocker.

•
In 2012, we spent $121.5 million on capital expenditures, including renovation and redevelopment on our operating hotels. During this time, we completed renovations at seven hotels. We also completed redevelopment projects at two properties, the Embassy Suites Myrtle Beach Oceanfront Resort and the Fairmont Boston Copley Plaza. We completed the redevelopment of the Fairmont Boston Copley Plaza in September 2012, repositioning the hotel closer to its luxury competitors, including a complete renovation of rooms and corridors, upgrading 12 rooms to Fairmont Gold, adding a new rooftop fitness center and spa, and redeveloping the food and beverage and other public areas. We are currently redeveloping Morgans to add three guest rooms, build a brand new fitness facility, relocate the lounge and reconcept the food and beverage areas.

Balance Sheet Strategy. A healthy balance sheet provides the necessary flexibility and capacity to withstand lodging cycles, and we are committed to strengthening our balance sheet by reducing leverage, lowering our cost of debt and extending debt maturities.

•	As cash flow increases from continued RevPAR growth and we sell additional non-strategic hotels, we expect to continue to materially reduce our leverage.

•	We have successfully extended our weighted-average debt maturity to 2020 and reduced our weighted-average interest rate to 6.4%, significantly lower than our historical levels.
Portfolio Management. Our core portfolio consists primarily of upper-upscale hotels and resorts located in major markets and resort locations that have dynamic demand generators and high barriers to entry. Most of our hotels are operated under well-recognized brands, such as Doubletree, Embassy Suites, Fairmont, Hilton, Holiday Inn, Marriott, Renaissance, Sheraton, Westin and, effective March 1, 2013, Wyndham. Royalton and Morgans, in midtown Manhattan, are operated independent of any brand. We sell, acquire and re-brand hotels to increase our return on invested capital and to improve overall portfolio quality, enhance diversification and improve growth rates.

•
Hotel Sales. On an ongoing basis, we review each hotel in our portfolio in terms of projected performance, future capital expenditure requirements, market dynamics and concentration risk. We believe selling non-strategic hotels enhances our long-term growth, reduces future capital expenditures and enables management to focus on “core” long-term investments.

•
In 2010 and 2011, we announced our intention to sell our interests in 39 hotels. We have sold 19 hotels since December 2010 for total gross proceeds of $429 million (our pro rata share was $387 million). Twenty non-strategic hotels remain to be sold. As of January 2013, we are marketing 11 of the remaining 20 hotels. The other nine non-strategic hotels are held in joint ventures, and we and our partners are analyzing the best timing to begin marketing those properties.

•	We continually review opportunities to sell additional non-strategic hotels in the future and reinvest proceeds to earn a higher return on our investments.

•	Hotel Acquisitions. We only consider purchasing hotels that meet or exceed our strict investment criteria.

•
We consider properties that are accretive to long-term stockholder value, are priced at a significant discount to replacement cost with investment returns that exceed our weighted average cost of capital and can provide attractive long-term yields.

•
We seek high-quality hotels in major urban and resort markets with high barriers to entry and high growth potential, as typified by the iconic Fairmont Copley Plaza, Royalton, Morgans and (at stabilization) the Knickerbocker.

•	We focus on properties that will improve the overall quality and diversity of our portfolio and increase our future growth.

•	We also consider hotels that offer redevelopment and/or revenue enhancement opportunities that can further enhance returns on our investment.

•
Hotel Brand Conversions. We rebranded and repositioned eight Holiday Inn properties with Wyndham Hotels & Resorts, effective March 1, 2013. Wyndham Hotel Group manages the hotels under long-term management agreements. The agreement includes a $100 million performance guaranty from Wyndham Worldwide Corporation over the initial 10-year term (which can be extended for an additional five years), with an annual performance guaranty of up to $21.5 million that ensures minimum annual NOI for the eight hotels. The management fee structure is more consistent with prevailing industry practices, and we expect to save approximately $50 million in management fees over the initial term. Rebranding and repositioning these hotels demonstrates our efforts to execute our long-term value creation strategy, which includes moving more of our portfolio into the upper-upscale segment.

Asset Management. We seek to maximize revenue, market share, hotel operating margins and cash flow at every hotel. FelCor's asset management is aggressive and hands-on. All of our asset managers have extensive hotel operating experience and thorough knowledge of the markets and overall demand dynamics where our hotels operate. As a consequence, their interaction and credibility with our hotel managers is very effective. With our long-standing brand relationships, we have significant influence over how their policies and procedures (most notably, brand strategy on marketing and revenue enhancement programs) affect us, as hotel owners. In addition to working with our hotel managers to maximize hotel operating performance, we consider value-added enhancements at our hotels, such as use of public areas, new restaurant concepts and improved management of food and beverage operations.

Renovation and Redevelopment. We take a prudent approach to capital spending. Our plan involves efficiently maintaining our properties and limiting future fluctuations of expenditures while maximizing return on investment. We generally renovate between six to eight core hotels each year to maintain the competitive position and value of our hotels. In addition, we consider expansion or redevelopment opportunities at our properties that offer attractive risk-adjusted returns. Most recently, we redeveloped a former Crowne Plaza into the San Francisco Marriott Union Square. From 2007 (prior to redevelopment) to 2012, RevPAR and EBITDA at that hotel increased 53% to $182 and 370% to $6.9 million, respectively. In 2012, the hotel was recognized as Hotel of the Year, which honors the best hotel in the Marriott Hotels & Resorts brand across the Americas, and won the inaugural BLT (Breakthrough Leadership Training) Excellence award, recognizing leadership and accountability, as well as financial excellence and operational excellence awards. During 2012, we also completed redevelopments at the Fairmont Boston Copley Plaza and the Embassy Suites Myrtle Beach Oceanfront Resort. We are currently evaluating additional projects at several of its hotels that will provide future enhancements to stockholder value.

The Properties
We own a diversified portfolio of hotels managed by Hilton, Starwood, Marriott, Fairmont, Morgans, IHG and (effective as of March 1, 2013), eight of our hotels that had been managed by IHG are now operated as Wyndham or Wyndham Grand hotels. Our hotels are high-quality lodging properties with respect to desirability of location, size, facilities, physical condition, quality and variety of services offered in the markets in which they are located. Our hotels are designed to appeal to a broad range of hotel customers, including frequent business travelers, groups and conventions, as well as leisure travelers. They generally feature comfortable, modern guest rooms, meeting and convention facilities and full-service restaurant and catering facilities. At December 31, 2012, our Consolidated Hotels were located in the United States (64 hotels in 22 states) and Canada (one hotel in Ontario), with concentrations in major markets and resort areas. The following table illustrates the distribution of our 65 Consolidated Hotels at December 31, 2012.

Brand	Hotels		Rooms	2012 Hotel Operating Revenue (in thousands)	2012 Hotel EBITDA(a) (in thousands)
Embassy Suites Hotels	20		5,433	$256,200	$78,389
Holiday Inn	10	(b)	3,494	160,866	42,178
Renaissance and Marriott	3		1,321	111,976	17,912
Doubletree and Hilton	5		1,206	56,071	16,706
Sheraton and Westin	4		1,604	68,369	14,540
Fairmont	1		383	41,255	4,286
Morgans and Royalton	2		282	32,129	3,458
Total core hotels	45		13,723	726,866	177,469
Non-strategic hotels	20		5,099	179,474	48,044
Total	65		18,822	$906,340	$225,513

Market
San Francisco area	4		1,637	$99,659	$21,036
Los Angeles area	3		677	33,287	13,760
South Florida	3		923	47,298	13,257
Boston	3		916	68,121	12,126
New York area	4		817	57,052	9,733
Myrtle Beach	2		640	36,973	9,429
Atlanta	3		952	35,410	9,230
Philadelphia	2		728	36,122	8,882
Tampa	1		361	45,152	7,957
San Diego	1		600	26,445	6,688
Other markets	19		5,472	241,347	65,371
Total core hotels	45		13,723	726,866	177,469
Non-strategic hotels	20		5,099	179,474	48,044
Total	65		18,822	$906,340	$225,513

Location
Urban	17		5,305	$316,354	$74,446
Resort	10		2,928	183,807	41,475
Airport	9		2,957	126,906	33,742
Suburban	9		2,533	99,799	27,806
Total core hotels	45		13,723	726,866	177,469
Non-strategic hotels	20		5,099	179,474	48,044
Total	65		18,822	$906,340	$225,513

(a)
Hotel EBITDA is a non-GAAP financial measure. A detailed reconciliation and further discussion of Hotel EBITDA is contained in footnote (d) to “Selected Historical Consolidated Financial and Operating Data” found elsewhere in this prospectus.

(b)
Effective March 1, 2013, eight of these hotels, which comprise 2,526 rooms (13% of our total rooms) and account for $38.0 million of our 2012 Hotel EBITDA, are operated by Wyndham Hotel Group as either Wyndham or Wyndham Grand hotels.

We are committed to maintaining high standards at our hotels. Our hotels average 288 rooms, with six hotels having 400 or more rooms. In 2008, we completed the last phase of a multi-year, portfolio-wide renovation program costing more than $450 million. The program was designed to upgrade, modernize and renovate all of our hotels to enhance or maintain their competitive position. For 2012, we spent $121.5 million on capital expenditures, including renovations and redevelopments, on our operating hotels. We also spent 5.2% of our consolidated hotel revenue on maintenance and repair expense.
Hotel Brands
Our hotels are operated under some of the most recognized and respected hotel brands, such as Doubletree, Embassy Suites, Fairmont, Hilton, Holiday Inn, Marriott, Renaissance, Sheraton, Westin and premium independent hotels (Morgans, Royalton). As of March 1, 2013, eight of our hotels that had been operated as Holiday Inns are now operated as Wyndham or Wyndham Grand hotels.

Hotel Portfolio
The following table sets forth certain descriptive information regarding the hotels in which we held ownership interest at December 31, 2012:

Core Hotels	Brand	State	Rooms	% Owned	(a)
Birmingham	Embassy Suites Hotel	AL	242
Phoenix - Biltmore	Embassy Suites Hotel	AZ	232
Dana Point - Doheny Beach	Doubletree Guest Suites	CA	196
Indian Wells - Esmeralda Resort & Spa	Renaissance Resort	CA	560
Los Angeles - International Airport/South	Embassy Suites Hotel	CA	349
Napa Valley	Embassy Suites Hotel	CA	205
Oxnard - Mandalay Beach - Hotel & Resort	Embassy Suites Hotel	CA	249
San Diego - On the Bay	Holiday Inn(b)	CA	600
San Francisco - Airport/Waterfront	Embassy Suites Hotel	CA	340
San Francisco - Airport/South San Francisco	Embassy Suites Hotel	CA	312
San Francisco - Fisherman's Wharf	Holiday Inn	CA	585
San Francisco - Union Square	Marriott	CA	400
Santa Monica Beach - at the Pier	Holiday Inn(b)	CA	132
Deerfield Beach - Resort & Spa	Embassy Suites Hotel	FL	244
Ft. Lauderdale - 17th Street	Embassy Suites Hotel	FL	361
Miami - International Airport	Embassy Suites Hotel	FL	318
Orlando - International Drive South/Convention	Embassy Suites Hotel	FL	244
Orlando - Walt Disney World Resort	Doubletree Guest Suites	FL	229
St. Petersburg - Vinoy Resort & Golf Club	Renaissance Resort	FL	361
Atlanta - Buckhead	Embassy Suites Hotel	GA	316
Atlanta - Gateway - Atlanta Airport	Sheraton	GA	395
Atlanta - Perimeter Center	Embassy Suites Hotel	GA	241	50%
Chicago - Lombard/Oak Brook	Embassy Suites Hotel	IL	262	50%
New Orleans - French Quarter	Holiday Inn(b)	LA	374
Boston - at Beacon Hill	Holiday Inn(b)	MA	304
Boston - Copley Plaza	Fairmont	MA	383
Boston - Marlborough	Embassy Suites Hotel	MA	229
Baltimore - at BWI Airport	Embassy Suites Hotel	MD	251	90%
Charlotte - SouthPark	Doubletree Guest Suites	NC	208
Parsippany	Embassy Suites Hotel	NJ	274	50%
Secaucus - Meadowlands	Embassy Suites Hotel	NJ	261	50%
New York - Morgans	Independent	NY	114
New York - Royalton	Independent	NY	168
Philadelphia - Historic District	Holiday Inn(b)	PA	364
Philadelphia - Society Hill	Sheraton	PA	364
Pittsburgh - at University Center (Oakland)	Holiday Inn(b)	PA	251

Core Hotels	Brand	State	Rooms	% Owned	(a)
Charleston - The Mills House Hotel	Holiday Inn(b)	SC	214
Myrtle Beach - Oceanfront Resort	Embassy Suites Hotel	SC	255
Myrtle Beach Resort	Hilton	SC	385
Nashville - Opryland - Airport (Briley Parkway)	Holiday Inn	TN	383
Austin	Doubletree Guest Suites	TX	188	90%
Dallas - Love Field	Embassy Suites Hotel	TX	248
Dallas - Park Central	Westin	TX	536	60%
Houston - Medical Center	Holiday Inn(b)	TX	287
Burlington Hotel & Conference Center	Sheraton	VT	309

Unconsolidated Hotel
New Orleans - French Quarter - Chateau LeMoyne	Holiday Inn	LA	171	50%

Hotel under Development
New York - Midtown Manhattan - Knickerbocker Hotel	Independent	NY	330	95%

Non-strategic Hotels
Santa Barbara - Goleta	Holiday Inn	CA	160
Milpitas - Silicon Valley	Embassy Suites Hotel	CA	266
San Rafael - Marin County	Embassy Suites Hotel	CA	235	50%
Wilmington	Doubletree	DE	244	90%
Jacksonville - Baymeadows	Embassy Suites Hotel	FL	277
Orlando - International Airport	Holiday Inn	FL	288
Atlanta - Airport	Embassy Suites Hotel	GA	232
Atlanta - Galleria	Sheraton Suites	GA	278
Kansas City - Overland Park	Embassy Suites Hotel	KS	199	50%
Indianapolis - North	Embassy Suites Hotel	IN	221	82%
Baton Rouge	Embassy Suites Hotel	LA	223
Bloomington	Embassy Suites Hotel	MN	218
Minneapolis - Airport	Embassy Suites Hotel	MN	310
Kansas City - Plaza	Embassy Suites Hotel	MO	266	50%
Charlotte	Embassy Suites Hotel	NC	274	50%
Raleigh - Crabtree	Embassy Suites Hotel	NC	225	50%
Toronto - Airport	Holiday Inn	Ontario	446
Austin - Central	Embassy Suites Hotel	TX	260	50%
San Antonio - International Airport	Embassy Suites Hotel	TX	261	50%
San Antonio - NW I-10	Embassy Suites Hotel	TX	216	50%

(a)	We own 100% of the real estate interests unless otherwise noted.

(b)	Effective March 1, 2013, this hotel is operated by Wyndham Hotel Group under the Wyndham or Wyndham Grand brand.

Management Agreements
At December 31, 2012, of our 65 Consolidated Hotels, (i) Hilton subsidiaries managed 40 hotels, (ii) IHG subsidiaries managed 13 hotels (of which Wyndham is managing eight as of March 1, 2013), (iii) Starwood subsidiaries managed five hotels, (iv) Marriott subsidiaries managed three hotels, (v) a Fairmont subsidiary managed one hotel, (vi) a subsidiary of Morgans Hotel Group Corporation managed two hotels, and (vi) an independent management company managed one hotel. The management agreements relating to 30 Consolidated Hotels contain the right and license to operate the hotels under specified brands. No separate franchise agreements exist, and no separate franchise fee is required, for these hotels. These hotels are managed by (i) IHG, under the Holiday Inn brand (or, effective as of March 1, 2013, managed by Wyndham under the Wyndham or Wyndham Grand brands), (ii) Starwood, under the Sheraton and Westin brands, (iii) Hilton, under the Doubletree and Hilton brands, (iv) Marriott, under the Renaissance and Marriott brands, (v) Fairmont, under the Fairmont brand, and (vi) Morgans.
Management Fees. Minimum base management fees generally range from 1 - 3% of total revenue, with the exception of our IHG-managed hotels, where base management fees are 2% of total revenue plus 5% of room revenue. The eight hotels managed by Wyndham effective March 1, 2013 will have base fees in line with the remainder of our portfolio. The agreement includes a $100 million performance guaranty from Wyndham Worldwide Corporation over the initial 10-year term (which can be extended for an additional five years), with an annual performance guaranty of up to $21.5 million that ensures minimum annual NOI for the eight hotels. Most of our management agreements also allow for incentive management fees that are subordinated to our return on investment. Incentive management fees are generally capped at 2 to 3% of total revenue, except for any incentive management fees payable to Wyndham (effective March 1, 2013) and Marriott, which are not limited.
We paid the following management fees (in thousands) with respect to our Consolidated Hotels during each of the past three years:

	Year Ended December 31,
	2012	2011	2010
Base fees	$25,929	$24,472	$22,696
Incentive fees	2,265	1,818	1,136
Total management fees	$28,194	$26,290	$23,832
Term and Termination. The management agreements with IHG for the five consolidated hotels that did not convert to Wyndham terminate in 2018 for one hotel and 2025 for 4 hotels. The management agreements with Marriott terminate in 2025 for our Renaissance hotels and 2029 for our Marriott hotel, and these agreements may be extended to 2055 and 2039, respectively, at Marriott's option. The management agreement with Fairmont terminates in 2030 and may be extended to 2040 and 2050 at Fairmont's option. The management agreements with Morgans terminate in 2026 and may be extended to 2036 at Morgans's option. The management agreements with our other managers generally have initial terms of between 5 and 20 years, and these agreements are generally renewable beyond the initial term only upon the mutual written agreement of the parties. The management agreements covering our hotels expire after 2013, subject to any renewal rights, as follows:

	Number of management agreements expiring
Manager	2014	2015	Thereafter
Hilton	3	4	33
IHG(a)	—	—	13
Starwood	—	—	5
Marriott	—	—	3
Fairmont	—	—	1
Morgans	—	—	2
Other	—	1	—
Total	3	5	57
_______________

(a)	Eight of these hotels are managed by Wyndham effective March 1, 2013. The management agreements with Wyndham terminate in 2023 and may be extended by Wyndham subject to certain conditions.

Management agreements are generally terminable upon the occurrence of standard events of default or if the hotel subject to the agreement fails to meet certain financial hurdles. Upon termination for any reason, we are generally required to pay all amounts due and owing under the management agreement through the effective date of termination. If an agreement is terminated as a result of our default or by us other than for cause we may also be liable for damages suffered by the manager.
Assignment. Generally, neither party to a management agreement has the right to sell, assign or transfer the agreement to an unaffiliated third party without the prior written consent of the other party to the agreement, which consent shall not be unreasonably withheld. A change in control of FelCor will generally require each manager's consent.
Franchise Agreements
Thirty-five of our Consolidated Hotels operate under franchise or license agreements with Embassy Suites that are separate from our management agreements. Our Embassy Suites franchise agreements grant us the right to the use of the Embassy Suites Hotels name, system and marks with respect to specified hotels and establish various management, operational, record-keeping, accounting, reporting and marketing standards and procedures with which the licensed hotel must comply. In addition, the franchisor establishes requirements for the quality and condition of the hotel and its furnishings, furniture and equipment, and we are obligated to expend such funds as may be required to maintain the hotel in compliance with those requirements. Typically, our Embassy Suites franchise agreements provide for a license fee, or royalty, of 4% to 5% of room revenues. In addition, we pay approximately 3.5% to 4% of room revenues as marketing and reservation system contributions for the systemwide benefit of Embassy Suites Hotels. We incurred marketing and reservation systems fees of $13.1 million, $11.5 million and $11.3 million for the years ended December 31, 2012, 2011, and 2010, respectively. We incurred license fees with respect to our Consolidated Hotels operated as Embassy Suites of $13.6 million, $13.1 million and $12.7 million for the years ended December 31, 2012, 2011 and 2010, respectively.
Our typical Embassy Suites franchise agreement provides for a term of 10 to 20 years. The agreements provide no renewal or extension rights and are not assignable. If we breach one of these agreements, in addition to losing the right to use the Embassy Suites name for the applicable hotel, we may be liable, under certain circumstances, for liquidated damages equal to the fees paid to the franchisor with respect to that hotel during the three immediately preceding years. Franchise agreements covering two of our hotels expire in 2014, four expire in 2015, and the remaining agreements expire thereafter.
Competition
The lodging industry is highly competitive. Customers can choose from a variety of brands and products. The relationship between the supply of and demand for hotel rooms is cyclical and affects our industry significantly. Certain markets have low barriers to entry (e.g., inexpensive land, favorable zoning, etc.), making it easier to build new hotels and increase the supply of modern, high-quality hotel rooms. Lodging demand growth typically moves in tandem with the overall economy, in addition to local market factors that stimulate travel to specific destinations. Economic indicators, such as GDP, business investment and employment levels, are common indicators of lodging demand. Each of our hotels competes for guests, primarily, with other full service and limited service hotels in the immediate vicinity and, secondarily, with other hotel properties in its geographic market. Location, brand recognition, hotel quality, service levels and prices are the principal competitive factors affecting our hotels.
Environmental Matters
Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner of real property may be liable for the removal or remediation of regulated materials on, under or in a property. These laws may impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such regulated materials. In addition, certain environmental laws and common law principles could be used to impose liability for release of asbestos-containing materials, and third parties may seek recovery from owners or operators of real property for personal injury associated with exposure to related asbestos-containing materials. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require corrective or other expenditures. In connection with our current or prior ownership of hotels or other real estate, we may be potentially liable for various environmental costs or liabilities.

We customarily obtain a Phase I environmental site survey from an independent environmental consultant before acquiring a hotel. The principal purpose of the Phase I survey is to identify indications of potential environmental contamination. The Phase I surveys of our hotels were designed to meet the requirements of the then current industry standards governing Phase I surveys, and consistent with those requirements, none of the surveys involved testing of groundwater, soil or air. Accordingly, they do not represent evaluations of conditions at the studied sites that would be revealed only through such testing. In addition, Phase I assessments of environmental regulatory compliance issues is general in scope and not a detailed determination of a hotel's environmental compliance. Similarly, Phase I reports do not involve comprehensive analysis of potential offsite liability. Our Phase I reports have not revealed any environmental liability that we believe would have a material adverse effect on our business, assets or results of operations, nor are we aware of any such liability. Nevertheless, it is possible that these reports do not reveal or accurately assess all material environmental conditions and that there are material environmental conditions of which we are unaware.
We believe that our hotels are in compliance, in all material respects, with all federal, state, local and foreign laws and regulations regarding hazardous substances and other environmental matters, the violation of which could have a material adverse effect on us. We have not been notified by any governmental authority or private party of any noncompliance, liability or claim relating to hazardous substances or other environmental matters in connection with any of our current or former properties that we believe would have a material adverse effect on our business, assets or results of operations. However, obligations for compliance with environmental laws that arise or are discovered in the future may adversely affect our financial condition.
Tax Status
As a partnership for U.S. federal income tax purposes, we are not subject to U.S. federal income tax. However, under our partnership agreement, we are required to reimburse FelCor for any tax payments they are required to make. Accordingly, the tax information herein represents disclosures regarding FelCor and its taxable subsidiaries.
FelCor elected to be treated as a REIT under the U.S. federal income tax laws. As a REIT, FelCor generally is not subject to U.S. federal income taxation at the corporate level on taxable income that is distributed to its stockholders. FelCor may, however, be subject to certain state and local taxes on income and property and to U.S. federal income and excise taxes on its undistributed taxable income. FelCor's taxable REIT subsidiaries, or TRSs, formed to lease our hotels are subject to U.S. federal, state and local income taxes. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distribute at least 90% of its annual taxable income to its stockholders. If FelCor fails to qualify as a REIT in any taxable year for which the statute of limitations remains open, it will be subject to U.S. federal income taxes at regular corporate rates (including any applicable alternative minimum tax) for such taxable year and may not qualify as a REIT for four subsequent years. In connection with FelCor's election to be treated as a REIT, its charter imposes restrictions on the ownership and transfer of shares of FelCor's common stock. We expect to make distributions on our units, sufficient to enable FelCor to meet its distribution obligations as a REIT. At December 31, 2012, FelCor had a U.S. federal income tax loss carryforward of $463.1 million, and our TRSs had a U.S. federal income tax loss carry-forward of $327.2 million.
Employees
FelCor LP has no employees. FelCor as our sole general partner performs our management functions. At December 31, 2012, FelCor had 63 full-time employees. No one employed in the day-to-day operation of our hotels is FelCor's employee. All are employed by the management companies that operate our hotels on our behalf.
Legal Proceedings
At December 31, 2012, there was no litigation pending or known to be threatened against us or affecting any of our hotels, other than claims arising in the ordinary course of business or that otherwise are not considered to be material. Furthermore, most of these ordinary-course-of-business claims are substantially covered by insurance. We do not believe that any claims known to us, individually or in the aggregate, will have a material adverse effect on us.

COLLATERAL HOTELS
We have secured the Notes with, among other things, first lien mortgages on ten wholly-owned hotels (which we sometimes refer to as collateral hotels) and pledges of our equity ownership interests in certain of our subsidiaries that own some of the collateral hotels. In addition, the Notes will have the benefit of a negative pledge with respect to these hotels.
The collateral hotels include seven of our Embassy Suites hotels. Six are managed by a subsidiary of Hilton and one is managed by an independent hotel operator. These all-suite hotels differentiate themselves with open atriums, complimentary cooked-to-order breakfasts and a manager's reception every evening. In addition, each of our Embassy Suites hotels features an indoor swimming pool and spa, a state-of-the-art fitness center, flexible meeting space, a 24-hour business center and WiFi.
Embassy Suites Atlanta-Buckhead features 316 suites, 5,000 square feet of meeting space and a Ruth's Chris Steakhouse. The hotel is centrally located in the heart of Buckhead. The mixed-use area enjoys a vast array of demand generators for leisure and business. Buckhead offers more than 13 million square feet of office space and is home to the corporate headquarters of major companies like The Coca-Cola Company, Carter's and Novelis. Additionally, Lenox Square and Phipps Plaza, two of the region's most prominent and upscale malls, are located in Buckhead. Long-term supply growth in Buckhead has been lower than the overall Atlanta market. Atlanta's supply growth declined 0.5% last year and 0.1% during 2010, well below the U.S. supply growth average. We expect low supply growth in Buckhead in the intermediate future, as no hotel rooms are currently under construction.
Embassy Suites Baton Rouge features 223 suites, 7,000 square feet of meetings space and Zydeco Bar & Grill and is located in Louisiana's capital city. The hotel is situated near downtown Baton Rouge, and is in close proximity to Louisiana State University. The hotel benefits from stable demand generated by the government, education and energy sectors. RevPAR growth for the hotel from 2003 to 2012 has outperformed our portfolio average. Given its relative proximity to the demand generators, compared to other hotels, the hotel commands a 136% market share index.
Embassy Suites Boston-Marlborough features 229 suites, 3,500 square feet of meeting space and Corcoran's Restaurant. Marlborough is a fast growing suburb of Boston. Because of the city's central location with easy access to major highways and the pro-business policies of the city government, it has become a hub for high technology and specialized electronics companies, such as Raytheon, Hewlett-Packard, AMD, Sun Microsystems, Navilyst Medical, Netezza, Boston Scientific and Sunovion. Long-term supply growth in Boston has been below the U.S. average and supply growth in Marlborough has been lower than the overall Boston market. With no hotel rooms currently under construction, we do not expect any supply growth in Marlborough in the intermediate future, while the hotel commands a 141% market share index.
Embassy Suites Dallas-Love Field features 248 suites and 3,400 square feet of meeting space. The hotel is the closest upper upscale hotel to Dallas Love Field Airport, which is served by several major airlines and is the headquarters and main hub of Southwest Airlines. The airport is currently undergoing a more than $500 million modernization replacing the existing terminals and expanding baggage facilities. The completion of the project will coincide with the expiration of the Wright Amendment restriction, which will allow non-stop service to the entire United States from Dallas Love Field Airport. Supply growth in the hotels' submarket has been well below the Dallas market average and there are no new rooms currently under construction. As such, RevPAR growth from 2003 to 2012 outperformed our portfolio average and the hotel commands a 156% market share index.
Embassy Suites Silicon Valley-Milpitas features 266 guest suites and is located in Silicon Valley, home to many of the world's largest technology corporations as well as many small start-up companies. The corporate headquarters of Cisco Systems, Flextronics, LSI Corporation, Maxtor and SanDisk, sit within the industrial zones of Milpitas. The hotel is also located near downtown San Jose and the future home of the 49ers NFL team. The hotel also features full service, upscale amenities such as 8,000 square feet of flexible meeting space, a 24-hour BusinessLink™ business center, a nine floor, open atrium, an indoor swimming pool and the Swan Court Restaurant & Lounge. RevPAR growth of 39% from 2003 to 2012 has outperformed our portfolio average and the hotel commands a 118% market share index.

Embassy Suites Orlando-International Drive South/Convention Center features 244 suites and 6,000 square feet of meeting space and is a Florida Green Lodging-certified hotel. The hotel is strategically located on International Drive, adjacent to the convention center, and benefits from both corporate group and leisure demand. Orlando is referred to as the “The Theme Park Capital of the World”. The city's famous attractions form the backbone of Orlando's tourism industry, making it the most visited city in the United States. The property is an official Walt Disney World® Good Neighbor Hotel with complimentary shuttle to Walt Disney World® Resort theme parks. The city is home to the nation's second largest convention center, making it one of the busiest cities for conferences and conventions. Due to its premier location and premium brand affiliation, the hotel commands a 136% market share index.
Embassy Suites San Francisco Airport-South San Francisco features 312 suites and 12,000 square feet of meeting space. The property enjoys strong, diverse demand generators from corporate and leisure customers. The hotel is situated in the heart of the Bay Area's biotech industry, near Genentech, Inc., Amgen, Inc. and Elan Pharmaceuticals, Inc. The hotel also benefits from its proximity to San Francisco International Airport, the twentieth largest airport in the world, by passenger count. With its high barriers-to-entry, San Francisco enjoys limited supply growth, well below the U.S. average. Additionally, no new hotel rooms are currently under construction in the entire San Francisco market. RevPAR growth from 2003 to 2011 was 74%, the best performing hotel in our portfolio. In addition, the hotel commands a 120% market share index.
The collateral hotels also include two of our Sheraton hotels, both of which are managed by a subsidiary of Starwood:
Sheraton Burlington Hotel & Conference Center features 309 of the largest guest rooms in Burlington and 30,000 square feet of meeting space. The property is Vermont's largest hotel and conference center, and we believe the property is situated to attract many of Burlington's stable demand generators, including education, health services, trade, transportation and utilities, as well as its array of outdoor leisure activities. The hotel is located adjacent to the University of Vermont and a five-minute walk to downtown Burlington and the Lake Champlain waterfront. Some of Vermont's best skiing is a short drive away, as is Ben & Jerry's Ice Cream factory. In addition to the many leisure activities, the hotel's meeting space provides it with a diverse customer base, including corporate transient (37% of rooms nights), group (33% of rooms nights) and leisure transient customers (25% of rooms nights). Given its high barriers-to-entry, long-term supply growth has been well below the U.S. average. As such, RevPAR since 2003 has outperformed our portfolio average.
Sheraton Society Hill features 364 guest rooms and 21,000 square feet of meeting space and a vast four-story atrium lobby. The hotel is located in the heart of Philadelphia's historic Society Hill neighborhood, which is filled with cobblestone streets and adjacent to one of America's historic areas, which includes Independence Hall, the Liberty Bell, the National Constitution Center and Penn's Landing. Given the high barriers-to-entry in Philadelphia, the market has experienced less supply growth than the U.S. average. The City Center submarket, where the hotel is located, enjoys lower long-term supply growth than the market average. During 2012, the hotel completed a comprehensive $12 million renovation of the entire hotel, including guest rooms, corridors, lobby and meeting space and a re-concept of the restaurant and lounge area. Capital expenditures over the last six years totaled $70,000 per room.
The collateral hotels also include our Hilton Myrtle Beach Resort. The property is located directly on the oceanfront and adjacent to Kingston Plantation resort at the north end of Myrtle Beach, South Carolina. The hotel has 385 guest rooms, all of which feature ocean views. In addition, the hotel features four food and beverage outlets (including Café Amalfi, an oceanfront restaurant), the Royale Day Spa, a fitness center and outdoor pool, as well as access to Splash! Waterpark and other Kingston Plantation amenities. With over 30,000 square feet of flexible meeting space, this resort offers a meeting, conference or social venue for a wide variety of group sizes, including a 3,000 square foot oceanfront ballroom located on the top floor of the hotel and a $15 million state-of-art facility conference center, built in 2008, offering 14,400 square feet of divisible meeting space; two registration desks and spacious pre-function areas. In addition to the new conference center, we constructed a new entrance, an additional parking deck and a new resort-style pool. Together with Kingston Plantation, the complex has the some of the largest meeting space in the Southeast. The Myrtle Beach market has experienced very low supply growth relative to the U.S. market and the hotel has significantly outperformed our portfolio average since 2003.

The following tables provide key historical operating data and gross book value for the collateral hotels:
Hotel Operating Data

	Occupancy
	Year Ended December 31,
	2012	2011	2010
Embassy Suites Atlanta - Buckhead	77.7%	78%	77.2%
Embassy Suites Baton Rouge	73.1%	72.4%	71.5%
Embassy Suites Boston - Marlborough	70.6%	75%	69.1%
Embassy Suites Dallas - Love Field	77.0%	74.1%	75.3%
Embassy Suites Milpitas - Silicon Valley	72.5%	68.9%	63.4%
Embassy Suites Orlando - International Drive South/Convention	80.4%	82.3%	81.6%
Embassy Suites San Francisco Airport - South San Francisco	80.6%	81.8%	80.5%
Hilton Myrtle Beach Resort	54.6%	55.9%	55.8%
Sheraton Burlington	70.0%	69.7%	71.0%
Sheraton Society Hill	61.9%	66.6%	71.3%
Total Collateral Hotels	70.9%	71.7%	71.2%

	ADR
	Year Ended December 31,
	2012	2011	2010
Embassy Suites Atlanta - Buckhead	$135.12	$124.86	$127.28
Embassy Suites Baton Rouge	$116.41	$110.85	$112.27
Embassy Suites Boston - Marlborough	$144.49	$140.47	$135.08
Embassy Suites Dallas - Love Field	$115.75	$114.58	$117.22
Embassy Suites Milpitas - Silicon Valley	$140.93	$131.19	$127.61
Embassy Suites Orlando - International Drive South/Convention	$135.40	$133.94	$130.16
Embassy Suites San Francisco Airport - South San Francisco	$158.84	$138.00	$123.65
Hilton Myrtle Beach Resort	$131.40	$125.95	$120.57
Sheraton Burlington	$121.35	$116.69	$110.56
Sheraton Society Hill	$163.91	$154.27	$140.50
Total Collateral Hotels	$146.95	$139.43	$133.95

	RevPAR
	Year Ended December 31,
	2012	2011	2010
Embassy Suites Atlanta - Buckhead	$105.01	$97.37	$98.31
Embassy Suites Baton Rouge	$85.09	$80.26	$80.31
Embassy Suites Boston - Marlborough	$101.98	$105.32	$93.41
Embassy Suites Dallas - Love Field	$89.12	$84.93	$88.25
Embassy Suites Milpitas - Silicon Valley	$102.19	$90.38	$80.87
Embassy Suites Orlando - International Drive South/Convention	$108.81	$110.29	$106.26
Embassy Suites San Francisco Airport - South San Francisco	$128.01	$112.90	$99.53
Hilton Myrtle Beach Resort	$71.70	$70.44	$67.25
Sheraton Burlington	$84.98	$81.31	$78.45
Sheraton Society Hill	$101.51	$102.77	$100.17
Total Collateral Hotels	$104.20	$99.94	$95.33

	RevPAR Market Share
	Year Ended December 31,
	2012	2011	2010
Embassy Suites Atlanta - Buckhead	109.5%	110.1%	120.1%
Embassy Suites Baton Rouge	135.8%	151.8%	144.7%
Embassy Suites Boston - Marlborough	141.2%	150.3%	160.9%
Embassy Suites Dallas - Love Field	155.8%	145.7%	168.6%
Embassy Suites Milpitas - Silicon Valley	118.1%	121.0%	125.3%
Embassy Suites Orlando - International Drive South/Convention	135.4%	147.0%	143.6%
Embassy Suites San Francisco Airport - South San Francisco	119.5%	121.2%	125.2%
Hilton Myrtle Beach Resort	94.8%	102.3%	99.3%
Sheraton Burlington	90.4%	93.7%	96.9%
Sheraton Society Hill	84.8%	90.1%	100.6%
Total Collateral Hotels	114.4%	118.8%	123.9%

Hotel	Gross Book Value at December 31, 2012(a) (thousands)
Embassy Suites Atlanta - Buckhead	$62,846
Embassy Suites Baton Rouge	$28,994
Embassy Suites Boston - Marlborough	$31,901
Embassy Suites Dallas - Love Field	$28,086
Embassy Suites Milpitas - Silicon Valley	$39,003
Embassy Suites Orlando - International Drive South/Convention	$25,816
Embassy Suites San Francisco Airport - South San Francisco	$46,863
Hilton Myrtle Beach Resort	$68,947
Sheraton Burlington	$39,959
Sheraton Society Hill	$82,182
Total Collateral Hotels	$454,597

_______________

(a)
Gross book value represents historical amounts invested in the properties before depreciation. Gross book value may not necessarily represent, and may be less than, current market value. No recent appraisals are available for these properties.

DESCRIPTION OF MATERIAL INDEBTEDNESS
Existing Senior Notes
As of December 31, 2012, we had issued and outstanding an aggregate of approximately $759 million principal amount of senior secured notes (excluding the Notes), or our Senior Secured Notes, issued in two series, as follows:

•	$234 million in aggregate principal amount of the 10% Notes; and

•	$525 million in aggregate principal amount of the 6.75% Notes.
The indentures covering our Senior Secured Notes contain covenants and restrictions that are customary for debt covenants of this nature. These covenants and restrictions limit, among other things, our ability to:
•pay dividends and other distributions with respect to our equity interests and purchase, redeem or retire our equity interests;

•	incur additional indebtedness and issue preferred equity interest;

•	enter into certain asset sales;

•	enter into transactions with affiliates;

•	make investments;

•	incur liens on assets to secure certain debt; and

•	engage in certain merger or consolidations and transfers of assets.
The indentures also limit our restricted subsidiaries' ability to create restrictions on making certain payments and distributions.
Our Senior Secured Notes are secured by, among other things, a pledge of the limited partner interests in FelCor LP owned by FelCor (with respect to the 10% Notes only), and first lien mortgages, equity pledges, and/or negative pledges with respect to 17 hotels in total owned or leased by FelCor LP or its subsidiaries (11 hotels for the 10% Notes and six hotels for the 6.75% Notes).
The Senior Secured Notes are also guaranteed by FelCor and certain subsidiaries, including those subsidiaries of FelCor LP that own the 17 collateral hotels referenced above, and those subsidiaries that also guarantee the Notes.
Line of Credit Facility
As of December 31, 2012, we had $56 million outstanding under the Line of Credit Facility. The Line of Credit Facility matures in June 2016, although the borrowers have a one-year extension option (subject to certain conditions). Borrowings under the Line of Credit Facility bear a variable interest rate of LIBOR (no floor) plus 337.5 basis points. In addition to the interest payable on amounts outstanding under the credit agreement, the borrowers will pay a quarterly 0.50% fee, based on the unused portion of the Line of Credit Facility. The Line of Credit Facility is guaranteed by FelCor and FelCor LP. The covenants in the Line of Credit Facility are applicable exclusively to the borrowers and generally not applicable to FelCor or FelCor LP. However, FelCor and FelCor LP must comply with certain covenants as articulated in the indenture that governs the Notes, regardless of whether that indenture is otherwise modified, expires or is terminated.
The Line of Credit Facility is currently secured by nine hotels and pledges of the equity interests of the six subsidiaries that are the borrowers.

Mortgage Debt
At December 31, 2012, we had a total of $1.6 billion of consolidated secured debt, including the Senior Secured Notes and the Line of Credit Facility, with 46 encumbered consolidated hotels having a $1.6 billion aggregate net book value.
Except in the case of our Senior Secured Notes and the Line of Credit Facility, our mortgage debt is generally recourse solely to the specific hotels securing the debt except in case of fraud, misapplication of funds and certain other limited recourse carve-out provisions, which could extend recourse to us. Much of our secured debt allows us to substitute collateral under certain conditions and is prepayable, subject to various prepayment, yield maintenance or defeasance obligations.
Most of our secured debt (other than our Senior Secured Notes and the Line of Credit Facility) includes lock-box arrangements under certain circumstances. We are permitted to spend an amount required to cover our budgeted hotel operating expenses, taxes, debt service, insurance and capital expenditure reserves even if revenues are flowing through a lock-box in cases where a specified debt service coverage ratio is not met. With the exception of two hotels, all of our consolidated loans subject to lock-box provisions currently exceed the applicable minimum debt service coverage ratios.

DESCRIPTION OF THE NOTES AND GUARANTEES
The Initial Notes were, and the Exchange Notes will be, issued under an indenture (as supplemented, the “Indenture”) by and among FelCor LP, as issuer, FelCor and the Subsidiary Guarantors, as guarantors, and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”), registrar and paying agent (in such capacity, the “Paying Agent”). The terms of the Initial Notes and the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. The terms of the Exchange Notes will be substantially identical to the terms of the Initial Notes, except for certain transfer restrictions and registration rights relating to the Initial Notes.
For purposes of this section, we refer to FelCor Lodging Trust Incorporated as FelCor and FelCor Lodging Limited Partnership as FelCor LP. Unless otherwise indicated or the context otherwise requires, the words “we,” “our” and “us” refer to FelCor, FelCor LP and their respective subsidiaries, collectively.
The following summary of certain provisions of the Indenture, the Notes and the Collateral Documents does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of those agreements, including the definitions of certain terms therein. More specific terms as well as definitions of relevant terms can be found in the Indenture and the Trust Indenture Act of 1939. You can find definitions of certain capitalized terms used in this description under “-Certain Definitions.”
General
The Initial Notes are in the aggregate principal amount of $525 million. The Notes are senior secured obligations of FelCor LP. The Notes will mature on March 1, 2023. The Notes are guaranteed by FelCor and the Subsidiary Guarantors and secured by first lien mortgages on ten hotels owned by certain subsidiaries of FelCor LP, and pledges of the equity interests of these wholly-owned subsidiaries of FelCor LP, subject to limited exceptions. The Notes are secured only by the foregoing collateral and certain related operating assets, and will not be secured by any other assets of FelCor, FelCor LP or any of their subsidiaries. In addition, the Notes have the benefit of a negative pledge with respect to the foregoing assets.
Principal of, premium, if any, and interest on the Notes are payable, and the Notes may be exchanged or transferred, at the office or agency of FelCor LP in the Borough of Manhattan, The City of New York, which initially will be the corporate trust office of the Paying Agent, U.S. Bank National Association, 100 Wall Street, Suite 1600, New York, NY 10005, Attn: Corporate Trust Department; provided that, at the option of FelCor LP, payment of interest may be made by check mailed to the holders at their addresses as they appear in the security register for the Notes.
The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple. See “-Book Entry; Delivery and Form.” No service charge will be made for any registration of transfer or exchange of Notes, but FelCor LP may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with a registration of transfer.
Subject to the covenants described below under “-Covenants” and applicable law, FelCor LP may issue additional notes under the Indenture. The Initial Notes, the Exchange Notes, and any additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture.
Interest
Interest on the Notes is payable semi-annually in cash on each March 1 and September 1 commencing on March 1, 2013, to the persons who are registered holders, at the close of business on February 15 and August 15 immediately preceding the applicable interest payment date. Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid.
The Notes bear interest at a rate of 5.625% per annum.

Guarantees
The Notes are fully and unconditionally guaranteed as to principal, premium, if any, and interest, jointly and severally, by FelCor and the Subsidiary Guarantors. If we default in the payment of principal of, or premium, if any, or interest on, any of the Notes when and as the same become due, whether upon maturity, acceleration, call for redemption, Change of Control, offer to purchase or otherwise, without the necessity of action by the Trustee or any holder, FelCor and the Subsidiary Guarantors shall be required promptly to make such payment in full. The Indenture provides that FelCor and the Subsidiary Guarantors will be released from their obligations as guarantors under the Notes under certain circumstances. The guarantees are unconditional regardless of the enforceability of the Notes or the Indenture. The obligations of FelCor and the Subsidiary Guarantors are limited in a manner intended to avoid such obligations being construed as fraudulent conveyances under applicable law.
Each of our current and future Restricted Subsidiaries that subsequently guarantees any Indebtedness (the “Guaranteed Indebtedness”) of FelCor LP, FelCor or any Subsidiary Guarantor (each a “Future Subsidiary Guarantor”) will be required to guarantee the Notes and any other series of senior securities guaranteed by the Subsidiary Guarantors. If the Guaranteed Indebtedness is (A) equal in right of payment with the Notes, then the guarantee of such Guaranteed Indebtedness shall be equal in right of payment with, or subordinated in right of payment to, the Subsidiary Guarantee or (B) subordinated in right of payment to the Notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated in right of payment to the Notes.
Subject to compliance with the preceding paragraph, the Indenture provides that any guarantee by a Subsidiary Guarantor will be automatically and unconditionally released upon (1) the sale or other disposition of all of the Capital Stock of the Subsidiary Guarantor or the sale or disposition of all or substantially all of the assets of the Subsidiary Guarantor, (2) the consolidation or merger of any such Subsidiary Guarantor with any person other than FelCor LP or a Subsidiary of FelCor LP, if, as a result of such consolidation or merger, such Subsidiary Guarantor ceases to be a subsidiary of FelCor LP, (3) a legal defeasance or covenant defeasance of the Indenture, (4) the unconditional and complete release of such Subsidiary Guarantor in accordance with the “Modification and Waiver” provisions of the Indenture, or (5) the designation of a Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary under and in compliance with the Indenture.
Security
The Notes are secured by first lien mortgages on ten hotels owned by certain subsidiaries of FelCor LP, and pledges of the equity interests of these wholly-owned subsidiaries of FelCor LP (collectively, and together with the related operating assets, the “Collateral”). The Notes are secured only by the foregoing Collateral and certain related operating assets (which shall be deemed not to include any personal property that requires perfection other than by the filing of a financing statement), and will not be secured by any other assets of FelCor, FelCor LP or any of their subsidiaries. The Collateral securing the Notes has been pledged in favor of the Collateral Agent. In addition to the Collateral, the Notes have the benefit of a negative pledge with respect to the Collateral.
In the future, certain Indebtedness, including additional notes issued under the Indenture, may be equally and ratably secured by the Collateral so long as additional assets are included in the Collateral (any such Indebtedness is referred to herein as “Additional Pari Passu Indebtedness” and is further defined under “-Certain Definitions”). If Additional Pari Passu Indebtedness is issued that is equally and ratably secured by the Collateral, then (except in the case of additional notes issued under the Indenture) an Intercreditor Agreement will be entered into among an intercreditor agent, the applicable creditors and trustees, including the Collateral Agent, acting on behalf of all of the holders of the notes secured by the Collateral, for the purpose of establishing the sharing provisions with respect to the rights and remedies in respect of the Collateral including any Additional Pari Passu Collateral. In this case, the rights of the Trustee or the Collateral Agent, as applicable, or the holders to foreclose upon and sell the Collateral upon the occurrence of an event of default will also be subject to the Intercreditor Agreement in addition to the limitations under bankruptcy laws.

The hotels included in the Collateral (together with any future hotels that constitute Replacement Property Collateral and Collateral with respect to Additional Pari Passu Indebtedness, collectively, the “Restricted Hotels”) are described in the following table.

Hotel	Brand	Location
Embassy Suites Baton Rouge	Embassy Suites Hotel	Baton Rouge, LA
Embassy Suites Boston Marlborough	Embassy Suites Hotel	Boston, MA
Sheraton Society Hill	Sheraton	Philadelphia, PA
Hilton Myrtle Beach Resort	Hilton	Myrtle Beach, NC
Embassy Suites Dallas- Love Field	Embassy Suites Hotel	Dallas, TX
Sheraton Burlington Hotel & Conference Center	Sheraton	Burlington, VT
Embassy Suites Milipitas - Silicon Valley	Embassy Suites Hotel	Milpitas, CA
Embassy Suites San Francisco Airport- South San Francisco	Embassy Suites Hotel	San Francisco, CA
Embassy Suites Orlando-International Drive South/Convention Center	Embassy Suites Hotel	Orlando, FL
Embassy Suites Atlanta-Buckhead	Embassy Suites Hotel	Atlanta, GA

Limitations on Stock Collateral
The Capital Stock and other securities of a Subsidiary of FelCor LP that are owned by FelCor LP or any Subsidiary Guarantor will constitute Collateral only to the extent that such Capital Stock and other securities can secure the Notes without Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the Commission (or any other governmental agency). In the event that Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the Commission to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the Commission (or any other governmental agency) of separate financial statements of any Subsidiary of FelCor LP due to the fact that such Subsidiary's Capital Stock and other securities secure the Notes, then the Capital Stock and other securities of such Subsidiary shall automatically be deemed not to be part of the Collateral (but only to the extent necessary to not be subject to any such financial statement requirement and only for so long as such financial statement requirement would otherwise have been applicable to such Subsidiary). In such event, the Collateral Documents may be amended or modified, without the consent of any holder of Notes, to the extent necessary to release the security interests in the shares of Capital Stock and other securities that are so deemed to no longer constitute part of the Collateral. Notwithstanding the foregoing, neither FelCor LP nor any Subsidiary shall take any action in the form of a reorganization, merger or other restructuring a principal purpose of which is to provide for the release of the Lien on any Capital Stock pursuant to this paragraph.
If Rule 3-16 of Regulation S-X under the Securities Act permits or is amended, modified or interpreted by the Commission to permit (or its replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary's Capital Stock and other securities to secure the Notes in excess of the amount then pledged without the filing with the Commission (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock and other securities of such Subsidiary shall automatically be deemed to be a part of the Collateral (but only to the extent necessary to not be subject to any such financial statement requirement). In such event, the Collateral Documents may be amended or modified, without the consent of any holder of Notes, to the extent necessary to subject to the Liens under the Collateral Documents such additional Capital Stock and other securities.
In accordance with the limitations set forth in the two immediately preceding paragraphs, the Collateral will include shares of Capital Stock and other securities of Subsidiaries of FelCor LP only to the extent that the applicable value of such Capital Stock and other securities (on a Subsidiary-by-Subsidiary basis) is less than 20% of the aggregate principal amount of the Notes outstanding. Therefore, the portion of the Capital Stock and other securities of Subsidiaries constituting Note Collateral may decrease or increase as described above. See “Risk Factors-The capital stock securing the Notes will automatically be released from the collateral to the extent the pledge of such collateral would require the filing of separate financial statements for any of our subsidiaries with the SEC.”
Release of Collateral
The Grantors will be entitled to the releases of the assets and properties included in the Collateral from the Liens securing the Notes under any one or more of the following circumstances:

▪	to enable the disposition of such assets and properties to the extent not prohibited under the covenants described under “-Covenants-Limitations on Collateral Asset Sales”;

▪	to enable the disposition of such assets and properties to the extent not prohibited under the covenants described under “-Covenants-Partial Collateral Release”; or

▪	as described under “-Modification and Waiver” below.
The security interests in all the Collateral securing the Notes and the applicable Subsidiary Guarantees will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other obligations under the Indenture, the Subsidiary Guarantees and the Collateral Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, is paid, or (ii) a legal defeasance or covenant defeasance under the Indenture or a discharge of the Indenture, each as described under “-Defeasance and Discharge.”
The Collateral Agent's ability to foreclose upon the Collateral is limited by applicable bankruptcy laws. See “Risk Factors-The collateral agent or the trustee under the indenture may be unable to foreclose on the collateral, or exercise associated rights, and pay you any amount due on the Notes.”
Sufficiency of Collateral
In the event of foreclosure on the Collateral, the proceeds from the sale of the Collateral may not be sufficient to satisfy in full the obligations under the Notes. The amount to be received upon such a sale would be dependent on numerous factors, including but not limited to the timing and the manner of the sale. In addition, there can be no assurance that the Collateral can be sold in a short period of time in an orderly manner.
Further Assurances; Third-Party Agreement; Operations
FelCor LP, FelCor and their Restricted Subsidiaries will use their commercially reasonable efforts to do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect their existing rights, licenses, permits and insurances that are material to any Restricted Hotel to the extent consistent with their ordinary course ownership and asset management of a hotel and comply in all material respects with all of their material agreements applicable to all Restricted Hotels. FelCor LP and its Restricted Subsidiaries will promptly notify the Trustee and the Collateral Agent of the giving or receipt of any notice of any material default under any material agreement applicable to the Restricted Hotels. FelCor, FelCor LP and the Restricted Subsidiaries will do or cause to be done all acts and things which may be reasonably required, or which the Collateral Agent may reasonably request, to assure and confirm the Collateral Agent holds enforceable and perfected first priority liens (subject to permitted liens) upon all real and personal property (including after-acquired property relating to the Restricted Hotels) that is subject to any Lien securing the Notes to the extent required by the Collateral Documents.
Intercreditor Matters
The Initial Notes are, and the Exchange Notes and all other Additional Pari Passu Indebtedness permitted to be secured in accordance with the definition of Additional Pari Passu Indebtedness will be, subject to the terms of an Intercreditor Agreement, provided that no such arrangement shall be required solely in the case that additional notes are issued in accordance with the Indenture. The provisions of the Intercreditor Agreement do not limit the amount of Indebtedness that FelCor LP can incur and secure.
The statements under this section are summaries of certain terms and provisions of the Intercreditor Agreement. They do not purport to be complete and are qualified in their entirety by reference to all the provisions in the Intercreditor Agreement.

Upon the incurrence of Additional Pari Passu Indebtedness in accordance with the terms of the Indenture and the Collateral Documents, FelCor LP, the Guarantors, an intercreditor agent (in such capacity, the “Intercreditor Agent”) and the Collateral Agent will enter into an intercreditor agreement to establish the terms of the relationship among the holders of the Notes and the holders of any series of Additional Pari Passu Indebtedness (the “Intercreditor Agreement”). Although the holders of the Notes will not be party to the Intercreditor Agreement, by their acceptance of the Notes they will agree to be bound thereby and the holders of the Notes and the holders of Additional Pari Passu Indebtedness also specifically authorize the Collateral Agent to enter into the Intercreditor Agreement on their behalf and authorize the Intercreditor Agent to take all actions provided for under the terms of the Intercreditor Agreement and the holders of Notes and the holders of Additional Pari Passu Indebtedness will be bound by such actions. The Notes and any Additional Pari Passu Indebtedness are collectively referred to as “Collateral Debt.”
The Intercreditor Agreement will provide, among other things, that:

(i)	the holders of the Notes and the holders of Additional Pari Passu Indebtedness shall share equal priority and pro rata entitlement in and to the Collateral and the Additional Pari Passu Collateral;

(ii)
the Collateral and the Additional Pari Passu Collateral shall only be substituted or released and Liens shall only be granted on the Collateral and the Additional Pari Passu Collateral to the extent permitted under both the Indenture and the documents governing the Additional Pari Passu Indebtedness, and the terms for substitution or release of Collateral and the Additional Pari Passu Collateral shall be substantially similar to the terms of the other Collateral Documents;

(iii)
in connection with any matter under the Intercreditor Agreement requiring a vote of holders of the Notes and/or any series of Additional Pari Passu Indebtedness, each such holder eligible to vote will cast its votes in accordance with the documents governing such Collateral Debt, as applicable, and in accordance with the outcome of the applicable vote of holders of such Collateral Debt, the representative of each will cast all of its votes as a block in respect of any vote under the Intercreditor Agreement;

(iv)
the Intercreditor Agent may await written direction by holders (or their agent or representative) of the series of Collateral Debt (the “Controlling Secured Party”) constituting a majority of all Collateral Debt and will act, or decline to act, as directed by such holders (or their agent or representative), in the exercise and enforcement of any interests, rights, powers and remedies in respect of the Collateral and Additional Pari Passu Collateral or under the definitive documents thereof or applicable law and, following the initiation of such exercise of remedies, the Intercreditor Agent will act, or decline to act, with respect to the manner of such exercise of remedies as directed by such holders (or their agent or representative); and

(v)
there will be a customary 180 days standstill provision which will provide that before the holders of any series of Collateral Debt that does not constitute a majority thereof may take enforcement action (a) an event of default, as defined in documents governing such Collateral Debt shall have occurred, (b) written notice shall have been provided to holders of all Collateral Debt and (c) such Collateral Debt shall be currently due and payable in full (whether as a result of acceleration thereof or otherwise); provided that any action taken will be stayed and will not occur and will be deemed not to have occurred with respect to the Collateral and the Additional Pari Passu Collateral (1) at any time the Intercreditor Agent has commenced and is diligently pursuing any, enforcement action with respect to the Collateral and Additional Pari Passu Collateral or (2) at any time FelCor LP or the Guarantor that has granted any such Collateral and/or Additional Pari Passu Collateral is then a debtor under or with respect to (or otherwise subject to) any insolvency or liquidation proceeding.

None of the holders of the Notes (or their agent or representative) nor any holders of Additional Pari Passu Indebtedness (or their agent or representative) may institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Collateral Agent or any other party entitled to the benefit of the Intercreditor Agreement seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Collateral. In addition, none of the holders of the Notes (or their agent or representative) nor any holders of Additional Pari Passu Indebtedness (or their agent or representative) may seek to have any Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral. If any holders of the Notes (or their agent or representative) or any holders of Additional Pari Passu Indebtedness (or their agent or representative) obtains possession of any Collateral or realizes any proceeds or payment in respect thereof, at any time prior to the discharge of the other holders, as applicable, then it must hold such Collateral, proceeds or payment in trust for such other holders and promptly transfer such Collateral, proceeds or payment to the Collateral Agent to be distributed in accordance with the Intercreditor Agreement.
If FelCor LP, FelCor or any Guarantor becomes subject to any bankruptcy case and as debtor(s)-in-possession, moves for approval of financing (the “DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each of the holders of the Notes (through their agent or representative) and each of the holders of Additional Pari Passu Indebtedness (through their agent or representative) will agree not to object to any such financing or to the Liens on the Collateral securing the same (the “DIP Financing Liens”) or to any use of cash collateral that constitutes Collateral, unless the Controlling Secured Party, shall then oppose or object to such DIP Financing or such DIP Financing Liens or such use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Collateral for the benefit of the Controlling Secured Parties, each other secured party thereunder (the “Non-Controlling Secured Parties”) will subordinate its Liens with respect to such Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any secured parties under the Intercreditor Agreement constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Collateral granted to secure the obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Collateral as set forth in the Intercreditor Agreement), in each case so long as:

(A)
the secured parties of each series of Indebtedness thereunder retain the benefit of their Liens on all such Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-a-vis all the other secured parties (other than any Liens of the secured parties constituting DIP Financing Liens) as existed prior to the commencement of the bankruptcy case,

(B)
the secured parties of each series of Indebtedness thereunder are granted Liens on any additional collateral pledged to any secured parties thereunder as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-a-vis the secured parties as set forth in the Intercreditor Agreement,

(C)	if any amount of such DIP Financing or cash collateral is applied to repay any of the secured parties thereunder, such amount is applied pursuant to the Intercreditor Agreement, and

(D)
if any secured parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to the Intercreditor Agreement;

provided that the secured parties of each series of Indebtedness thereunder shall have a right to object to the grant of a Lien to secure the DIP Financing over any assets or property subject to Liens in favor of the secured parties of such series or its representative that shall not constitute Collateral; and provided, further, that the secured parties receiving adequate protection shall not object to any other secured party receiving adequate protection comparable to any adequate protection granted to such secured parties in connection with a DIP Financing or use of cash collateral.
Optional Redemption
Optional Redemption. Except as described below, FelCor LP does not have the right to redeem any Notes prior to maturity.
The Notes are redeemable at the option of FelCor LP, in whole or in part, at any time, and from time to time, on and after March 1, 2018, upon not less than 15 days' nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the 12-month period commencing March 1 of the years indicated below, in each case together with accrued and unpaid interest thereon to the redemption date:

Year	Redemption Price
2018	102.813%
2019	101.875%
2020	100.938%
2021 and thereafter	100.000%

Optional Redemption upon Equity Offerings. At any time, or from time to time, on or prior to December 15, 2015, FelCor LP may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the principal amount of the Notes at a redemption price of 105.625% of the principal amount thereof, together with accrued and unpaid interest to the date of redemption; provided that:

(1)	at least 65% of the principal amount of the Notes issued under the Indenture remains outstanding immediately after such redemption; and

(2)	FelCor LP makes such redemption not more than 90 days after the consummation of any such Equity Offering.
Make-Whole Premium. In addition, at any time and from time to time prior to March 1, 2018, FelCor LP and FelCor may, at their option, redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium with respect to the Notes plus accrued and unpaid interest thereon to the redemption date. Notice of such redemption must be given to holders of the Notes called for redemption not less than 15 nor more than 60 days prior to the redemption date. The notice need not set forth the Applicable Premium but only the manner of calculation of the redemption price. The Indenture will provide that, with respect to any such redemption, FelCor LP and FelCor will notify the Trustee of the Applicable Premium with respect to the Notes promptly after the calculation and that the Trustee will not be responsible for such calculation.
“Adjusted Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities” for the maturity corresponding to the Comparable Treasury Issue with respect to the Notes called for redemption (if no maturity is within three months before or after March 1, 2018, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third business day immediately preceding the redemption date, plus, in the case of each of clause (i) and (ii), 0.50%.
“Applicable Premium” means, at any redemption date, the greater of (1) 1.0% of the principal amount of the Notes and (2) the excess of (A) the present value at such redemption date of (i) the redemption price of the Notes on March 1, 2018 (such redemption price being set forth in the table above in this “-Optional Redemption” section) plus (ii) all required remaining scheduled interest payments due on the Notes through March 1, 2018 (excluding accrued and unpaid interest), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of the Notes on such redemption date.
“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to March 1, 2018, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to March 1, 2018.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Quotation Agent, Reference Treasury Dealer Quotations for the redemption date.
“Quotation Agent” means the Reference Treasury Dealer selected by FelCor LP and FelCor.
“Reference Treasury Dealer” means any three nationally recognized investment banking firms selected by FelCor LP and FelCor that are primary dealers of Government Securities.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by FelCor LP, of the bid and asked prices for the Comparable Treasury Issue with respect to the Notes, expressed in each case as a percentage of its principal amount, quoted in writing to FelCor LP by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day immediately preceding the redemption date.
Selection and Notice of Redemption
In the event that FelCor LP chooses to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Trustee either:

(1)	in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or

(2)	on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.
No Notes of a principal amount of $1,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of an Equity Offering, the Trustee will select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures) unless such method is otherwise prohibited. Notice of redemption will be given at least 15 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. Unless FelCor LP defaults in the payment of the redemption price, on and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.
Notwithstanding anything to the contrary, notice of any redemption described herein may be given prior to such redemption, and any such redemption or notice may, at FelCor LP's discretion, be subject to one or more conditions precedent, including, but not limited to, the completion of the relevant Equity Offering.
Sinking Fund
There are no sinking fund payments for the Notes.
Registration Rights
FelCor LP and FelCor agreed with the initial purchasers of the Initial Notes, for the benefit of the holders, that FelCor LP and FelCor would use their commercially reasonable efforts, at their cost, to file and cause to become effective a registration statement with respect to a registered exchange offer to exchange the Initial Notes for an issue of notes that will be senior notes of FelCor LP with terms identical to the Initial Notes tendered, including the guarantee by FelCor and the Subsidiary Guarantors, except that such notes would not have legends restricting transfer. The exchange offer made by this prospectus and the registration statement, of which this prospectus constitutes a part, is intended to satisfy the foregoing obligations of FelCor LP and FelCor. The agreement with the initial purchasers of the Initial Notes requires this exchange offer to remain open for at least 20 business days' after the date notice of the exchange offer is given to the holders of the Initial Notes. For each Initial Note surrendered to FelCor LP under the exchange offer, the holder will receive an Exchange Note of equal principal amount.
In the event that applicable interpretations of the SEC staff do not permit FelCor LP and FelCor to effect the exchange offer, or under certain other circumstances, FelCor LP and FelCor will, at their cost, use their best efforts to cause a shelf registration statement with respect to resales of the Initial Notes to become effective and to keep such shelf registration statement effective until the one year anniversary thereof or an earlier date when all of the Initial Notes have been sold under the shelf registration statement. FelCor LP and FelCor shall, in the event of a shelf registration, provide each holder copies of the prospectus, notify each holder when the shelf registration statement for the Initial Notes has become effective and take other actions that are required to permit resales of the Initial Notes. A holder that sells its Initial Notes pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by those provisions of the registration rights agreement that are applicable to that holder, including certain indemnification obligations.
Based on an interpretation by the Commission's staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exception set forth below, the Exchange Notes issued pursuant to the exchange offer in exchange for Initial Notes may be offered for resale, resold, and otherwise transferred by their holders, other than any holder which is our “affiliate” within the meaning of Rule 405 promulgated under the Securities Act or a broker-dealer who purchased Initial Notes directly from FelCor LP to resell pursuant to Rule 144A or any other available exemption promulgated under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Exchange Notes are acquired in the ordinary course of business of the holder and the holder does not have any arrangement or understanding with any person to participate in the distribution of the Exchange Notes. Any holder who tenders in this exchange offer for the purpose of participating in a distribution of the Exchange Notes cannot rely on this interpretation by the Commission's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Initial Notes that were acquired by it as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. See “Plan of Distribution.” Broker-dealers who acquired Initial Notes directly from us and not as a result of market-making activities or other trading activities may not rely on the staff's interpretations discussed above or participate in this exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to sell the Initial Notes, unless an exemption is available.
FelCor LP and FelCor are entitled to close the exchange offer no earlier than 20 business days after its commencement; provided that FelCor LP has accepted all Initial Notes validly tendered in accordance with the terms of the exchange offer. Initial Notes not tendered in the exchange offer will bear interest at the rate set forth on the cover page of this prospectus and will be subject to all of the terms and conditions specified in the Indenture and to the transfer restrictions described in “Transfer Restrictions” in the offering memorandum relating to the Initial Notes.
This description of some of the provisions of the registration rights agreement is a summary only. We urge you to read the registration rights agreement because it defines your rights regarding registration of the Initial Notes. A copy of the registration rights agreement has been filed with the SEC as an exhibit to the registration statement, of which this prospectus constitutes a part. You may request a copy of this agreement by contacting us at the address under “Where You Can Find More Information.”
Ranking
The Notes are our senior secured obligations. The Notes rank (i) effectively pari passu with any future senior secured debt to the extent that any such senior secured debt has a pari passu lien in the Collateral, (ii) effectively senior to any existing or future senior debt that is not secured by the Collateral to the extent of the value of the Collateral, (iii) senior in right of payment to any future subordinated debt and (iv) effectively subordinated to any of our debt that is secured by assets other than the Collateral, including the 10% Notes, the 6.75% Notes and the Line of Credit Facility, to the extent of the assets securing such other debt. The Notes are structurally subordinated, and effectively rank junior, to any liabilities of our subsidiaries that do not guarantee the Notes. As of December 31, 2012, we and our consolidated Subsidiaries had approximately $1.6 billion of Indebtedness, of which approximately $357 million was Secured Indebtedness and other liabilities of our non-guarantor Subsidiaries, all of which were secured by assets other than the Collateral, and is effectively senior to the Notes and the Subsidiary Guarantees. In addition, the aggregate amount available to use to make Restricted Payments, under the first paragraph and clause (10) of the covenant “-Limitations on Restricted Payments,” which is calculated beginning October 1, 2009, was approximately $328 million.

Certain Definitions
Set forth below are definitions of certain terms contained in the Indenture that are used in this description. Please refer to the Indenture for the definition of other capitalized terms used in this description that are not defined below.
“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition from such Person by a Restricted Subsidiary and not incurred by such Person in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided that Indebtedness of such Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.
“Additional Pari Passu Indebtedness” means any Indebtedness incurred by FelCor LP, FelCor or any Subsidiary Guarantor other than the Notes so long as (i) such Indebtedness, together with the Notes, are secured equally and ratably on first priority basis by additional owned or leased real property and related operating assets (“Additional Pari Passu Collateral”) which have an appraisal value (as determined by the report or analysis of a nationally recognized independent appraiser selected by FelCor LP and delivered to the Trustee and the Collateral Agent) of not less than (x) 100% of the aggregate principal amount of such Indebtedness if so incurred prior to the second anniversary of the Closing Date and (y) 125% of the aggregate principal amount of such Indebtedness if so incurred on or after the second anniversary of the Closing Date, (ii) except in the case of additional notes issued under the Indenture after the Closing Date, the holders of such Indebtedness will enter into an Intercreditor Agreement with respect to such Additional Pari Passu Collateral and the Collateral, and (iii) such Indebtedness is otherwise permitted to be incurred under clause (G) of paragraph (4) of the “Limitation on Indebtedness” covenant.
“Adjusted Consolidated Net Income” means, for any period, the aggregate net income (or loss) of FelCor, FelCor LP and their respective Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP (without taking into account Unrestricted Subsidiaries) plus the minority interest in FelCor LP, if applicable; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income, without duplication:

(1)
the net income (or loss) of any Person, other than FelCor LP, FelCor or a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to FelCor LP, FelCor or any of their respective Restricted Subsidiaries by such Person during such period;

(2)
the net income (or loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(3)	any after-tax gains or losses attributable to Asset Sales;

(4)	any after-tax gains or losses from the extinguishment of debt including gains and losses from the termination of interest rate hedge transactions;

(5)
for so long as the Notes are not rated Investment Grade, any amount paid or accrued as dividends on Preferred Stock of FelCor LP, FelCor or any Restricted Subsidiary owned by Persons other than FelCor or FelCor LP and any of their respective Restricted Subsidiaries;

(6)	all extraordinary gains and extraordinary losses including, without limitation, gains and losses from any Casualty;

(7)	any gain or loss realized as a result of the cumulative effect of a change in accounting principles;

(8)
any non-cash goodwill or intangible asset impairment changes resulting from the application of Statement of Financial Accounting Standards Nos. 141, 141R or 142, as applicable, and non-cash charges relating to the amortization of intangibles resulting from the application of Statement of Financial Accounting Standards Nos. 141 or 141R, as applicable; and

(9)	all non-cash expenses related to stock-based compensation plans or other non-cash compensation, including stock option non-cash expenses.
“Adjusted Consolidated Net Tangible Assets” means the total amount of assets of FelCor LP, FelCor and their respective Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting from the total amount of assets:

(1)	all current liabilities of FelCor LP, FelCor and their respective Restricted Subsidiaries, excluding intercompany items, and

(2)
all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of FelCor LP or FelCor and their respective Restricted Subsidiaries, prepared in conformity with GAAP and filed with the SEC or provided to the Trustee pursuant to the “SEC Reports and Reports to Holders” covenant.

“Adjusted Total Assets” means, for any Person, the sum of:

(1)
Total Assets for such Person as of the end of the calendar quarter preceding the Transaction Date as set forth on the most recent quarterly or annual consolidated balance sheet of FelCor LP or FelCor and their respective Restricted Subsidiaries, prepared in conformity with GAAP and filed with the SEC or provided to the Trustee pursuant to the “SEC Reports and Reports to Holders” covenant; and

(2)
any increase in Total Assets following the end of such quarter including, without limitation, any increase in Total Assets resulting from the application of the proceeds of any additional Indebtedness.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Asset Acquisition” means:

(1)
an investment by FelCor LP or FelCor or any of their respective Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with FelCor LP or FelCor or any of their respective Restricted Subsidiaries; provided that such Person's primary business is related, ancillary, incidental or complementary to the businesses of FelCor LP or FelCor or any of their respective Restricted Subsidiaries on the date of such investment; or

(2)
an acquisition by FelCor LP or FelCor or any of their respective Restricted Subsidiaries from any other Person that constitutes substantially all of a division or line of business, or one or more hotel properties, of such Person; provided that the property and assets acquired are related, ancillary, incidental or complementary to the businesses of FelCor LP or FelCor or any of their respective Restricted Subsidiaries on the date of such acquisition.

“Asset Disposition” means the sale or other disposition by FelCor LP or FelCor or any of their respective Restricted Subsidiaries, other than to FelCor LP, FelCor or another Restricted Subsidiary, of:

(1)	all or substantially all of the Capital Stock of any Restricted Subsidiary, or

(2)	all or substantially all of the assets that constitute a division or line of business, or one or more hotel properties, of FelCor LP or FelCor or any of their respective Restricted Subsidiaries.

“Asset Sale” means a Collateral Asset Sale or a Non-Collateral Asset Sale, as the case may be.
“Average Life” means at any date of determination with respect to any debt security, the quotient obtained by dividing:

(1)	the sum of the products of:

▪	the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security, and

▪	the amount of such principal payment; by

(2)	the sum of all such principal payments.
“Capital Stock” means, with respect to any Person, any and all shares, interests, participation or other equivalents (however designated, whether voting or non-voting), including partnership interests, whether general or limited, in the equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock, Preferred Stock and Units.
“Capitalized Lease” means, as applied to any Person, any lease of any property, whether real, personal or mixed, of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.
“Capitalized Lease Obligations” means the discounted present value of the rental obligations under a Capitalized Lease as reflected on the balance sheet of such Person in accordance with GAAP.
“Casualty” means any casualty, loss, damage, destruction or other similar loss with respect to real or personal property or improvements.
“Change of Control” means such time as:

(1)
a “person” or “group” (as such terms are defined in Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934 (the “Exchange Act”)), becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of FelCor or, other than by FelCor, of FelCor LP on a fully-diluted basis; or

(2)
individuals who on the Closing Date constitute the Board of Directors (together with any new or replacement directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by FelCor's shareholders was approved by a vote of at least a majority of the members of the Board of Directors then still in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

“Closing Date” means the date the Notes were initially issued under the Indenture.
“Collateral Asset Sale” means the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of Collateral; provided, however, that the sale, conveyance, transfer or other disposition of assets or property among FelCor LP, FelCor or any other Restricted Subsidiary in connection with and in anticipation of the granting of Liens on such Assets or properties for the benefit of the holders of the notes as expressly contemplated in the Indenture shall not constitute a Collateral Asset Sale.
“Collateral Documents” means, collectively, one or more mortgages or deeds of trust, assignments of rents, security agreements and fixture filings concerning the fee interests or leasehold estate, as applicable, in certain of the Grantors, including all additions, improvements and component parts related thereto and all rents, issues and profits therefrom (collectively, the “Deeds of Trust”), a pledge agreement covering Capital Stock of certain of the Grantors, mortgages, intercreditor agreements (including the Intercreditor Agreement), if any, and any other security agreement, financing statement or other document applicable to the Collateral, each as amended from time to time and any other instruments of assignment or other instruments or agreements executed pursuant to the foregoing.

“Collateral Hotel EBITDA” means Consolidated EBITDA derived solely from the Restricted Hotels computed in the manner that the Issuer calculates and reports Hotel EBITDA for its hotels.
“Collateral Hotel Interest Coverage Ratio” means, on any date a certificate is required to be delivered to the Trustee pursuant to the “SEC Reports and Reports to Holders” covenant (a “Report Date”), the ratio of:

▪
the aggregate amount of Collateral Hotel EBITDA for the then most recent four fiscal quarters prior to such Report Date for which reports have been filed with the SEC or provided to the Trustee pursuant to the “SEC Reports and Reports to Holders” covenant (a “Four Quarter Period”); to

▪	the aggregate Collateral Hotel Interest Expense during such Four Quarter Period.
In making the foregoing calculation, the following, to the extent they apply to any Restricted Hotel, shall be taken into account:

(1)
pro forma effect shall be given to any Indebtedness Incurred or repaid (other than in connection with an Asset Acquisition or Asset Disposition) during the period (“Reference Period”) commencing on the first day of the Four Quarter Period and ending on the Report Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such Four Quarter Period unless any portion of such Indebtedness is projected, in the reasonable judgment of the senior management of FelCor LP or FelCor (as evidenced by an Officers' Certificate), to remain outstanding for a period in excess of 12 months from the date of the Incurrence thereof), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period; and

(2)
Collateral Hotel Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Report Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period.

“Collateral Hotel Interest Expense” means Consolidated Interest Expense attributable to the notes and any other Indebtedness secured by any Restricted Hotel.
“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) that have no preference on liquidation or with respect to distributions over any other class of Capital Stock, including partnership interests, whether general or limited, of such Person's equity, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of common stock.
“Condemnation” means any taking by a Governmental Authority of assets or property, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation or in any other manner.
“Consolidated EBITDA” means, for any period, without duplication, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:

(1)
Consolidated Interest Expense, and to the extent not reflected in Consolidated Interest Expense but otherwise deducted in calculating Adjusted Consolidated Net Income, (i) amortization of original issue discount with respect to (x) the Notes and (y) any other Indebtedness incurred after the Closing Date and (ii) the interest portion of any deferred payment obligation, calculated in accordance with GAAP;

(2)	income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets);

(3)	depreciation expense;

(4)	amortization expense; and

(5)	all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for FelCor LP, FelCor and their respective Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly-owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to:

▪	the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by

▪	the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by FelCor LP or FelCor or any of their respective Restricted Subsidiaries.
“Consolidated Interest Expense” means, for any period, without duplication, the aggregate amount of interest expense, in respect of Indebtedness during such period, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP including, without limitation:

▪
for all purposes other than the covenant “Limitation on Restricted Payments,” the interest portion of any deferred payment obligation not incurred in the ordinary course of business, calculated in accordance with GAAP;

▪
solely for the purposes of the covenant “Limitation on Restricted Payment,” (i) amortization of original issue discount with respect to (x) the Notes, (y) the Existing Senior Secured Notes and (z) any other Indebtedness incurred after the Closing Date and (ii) the interest portion of any deferred payment obligation, calculated in accordance with GAAP;

▪	all commissions, discounts and other fees and expenses owed with respect to letters of credit and bankers' acceptance financing;

▪	the net costs associated with Interest Rate Agreements and Indebtedness that is Guaranteed or secured by assets of FelCor LP, FelCor or any of their respective Restricted Subsidiaries; and

▪
all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by FelCor LP, FelCor and their respective Restricted Subsidiaries;

excluding (A) the amount of such interest expense of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (2) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (2) of the definition thereof), (B) any premiums, fees and expenses (and any amortization thereof) paid in connection with the incurrence of any Indebtedness, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP, and (C) any non-cash interest expense arising from the application of Statement of Financial Accounting Standards No. 133 or the adoption of FASB Staff Position No. APB 14-1.
“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.
“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.
“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is:

(1)	required to be redeemed prior to the Stated Maturity of the Notes;

(2)	redeemable at the option of the holder of such class or series of Capital Stock, other than Units, at any time prior to the Stated Maturity of the Notes; or

(3)	convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes, provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in “Limitation on Non-Collateral Asset Sales” and “Repurchase of Notes upon a Change of Control” covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to FelCor LP's repurchase of the Notes as are required to be repurchased pursuant to the “Limitation on Non-Collateral Asset Sales” and “Repurchase of Notes upon a Change of Control” covenants described below.
“Equity Offering” means a public or private offering of Capital Stock (other than Disqualified Stock) of FelCor or FelCor LP, other than public offerings registered on Form S-8.
“Event of Loss” means, with respect to any Collateral (each an “Event of Loss Asset”) having a fair market value in excess of $30 million, any (1) Casualty of such Event of Loss Asset, (2) Condemnation or seizure of such Event of Loss Asset (other than pursuant to foreclosure or confiscation or requisition of the use of such Event of Loss Asset) or (3) settlement in lieu of clause (2) above; provided that an “Event of Loss” shall not include any of the foregoing if the Net Loss Proceeds therefrom are not in excess of $6 million in any occurrence or series of related occurrences.
“Existing Senior Secured Notes” means FelCor LP's outstanding 10% Senior Secured Notes due 2014 (the “10% Notes”) and 6.75% Senior Secured Notes due 2019 (the “6.75% Notes”).
“Existing Senior Secured Notes Indentures” means those certain indentures, pursuant to which the Existing Senior Secured Notes were issued and are outstanding.
“Fair market value” means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by resolution of the board of directors or a committee thereof, whose determination shall be conclusive.
“Funds From Operations” for any period means the consolidated net income of FelCor LP, FelCor and their respective Restricted Subsidiaries for such period in conformity with GAAP (without taking into account Unrestricted Subsidiaries) excluding gains or losses from debt restructurings and sales of depreciable operating property, plus depreciation of real property (including furniture and equipment) and amortization related to real property and other non-cash charges related to real property, after adjustments for unconsolidated partnerships and joint ventures plus the minority interest in FelCor LP, if applicable.
“Future Senior Secured Notes” means notes or other debt securities of FelCor or FelCor LP that are Senior Indebtedness secured by assets or property of FelCor or FelCor LP (other than Collateral) and is incurred after the Issue Date; provided however, that the Future Senior Secured Notes shall not include notes or debt securities to the extent such Indebtedness would constitute a Line of Credit.
“GAAP” means generally accepted accounting principles in the United States of America as in effect as of July 1, 2009, including without limitation, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to:

▪	the amortization of any expenses incurred in connection with the offering of the Notes; and

▪	except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinions Nos. 16 and 17.
“Government Securities” means direct obligations of, obligations guaranteed by, or participations in pools consisting solely of obligations of or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States of America is pledged and that are not callable or redeemable at the option of the issuer thereof.
“Grantors” means each of FelCor Milpitas Owner, L.L.C., FelCor Baton Rouge Owner, L.L.C., Myrtle Beach Owner, L.L.C., DJONT Operations, L.L.C., FelCor/CMB SSF Holdings, L.P., DJONT/CMB SSF Leasing, L.L.C., FelCor/CMB Orsouth Holdings, L.P., DJONT/CMB Orsouth Leasing, L.L.C., FelCor/CMB Buckhead Hotel, L.L.C., DJONT/CMB Buckhead Leasing, L.L.C., FelCor/CMB Marlborough Hotel, L.L.C., DJONT/CMB FCOAM, L.L.C., FCH/PSH, L.P., FelCor S-4 Leasing (SPE), L.L.C., Myrtle Beach Leasing, L.L.C., FelCor Dallas Love Field Owner, L.L.C., DJONT/JPM Leasing, L.L.C., FelCor S-4 Hotels (SPE), L.L.C. and FCH/SH Leasing II, L.L.C.
“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)
to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);
provided, that the term “Guarantee” shall not include (a) endorsements for collection or deposit in the ordinary course of business or (b) a guarantee by FelCor LP or FelCor of Indebtedness of a Subsidiary of FelCor LP that is recourse (except upon the occurrence of certain events set forth in the instruments governing such Indebtedness, including, without limitation, fraud, misapplication of funds or other customary recourse provisions) solely to assets pledged to secure such Indebtedness, for so long as such guarantee may not be enforced against FelCor LP or FelCor by the holder of such Indebtedness (except upon the occurrence of such an event), provided that upon the occurrence of such an event, such guarantee shall be deemed to be the incurrence of a “Guarantee” and at the time of such incurrence and during such period as such guarantee may be enforced against FelCor LP or FelCor by the holder of such Indebtedness with respect to such Incurrence, such guarantee shall be deemed to be a “Guarantee” for all purposes under the Indenture. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantors” means FelCor and the Subsidiary Guarantors, collectively.
“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an “Incurrence” of Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.
“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1)	all indebtedness of such Person for borrowed money;

(2)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)
the face amount of letters of credit or other similar instruments (excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement);

(4)
all unconditional obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

(5)	all Capitalized Lease Obligations;

(6)
all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at that date of determination and (B) the amount of such Indebtedness;

(7)	all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person; and

(8)	to the extent not otherwise included in this definition or the definition of Consolidated Interest Expense, obligations under Currency Agreements and Interest Rate Agreements.
The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations of the type described above and, with respect to obligations under any Guarantee, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that:

▪
the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount with respect to such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the date of determination in conformity with GAAP; and

▪	Indebtedness shall not include any liability for federal, state, local or other taxes.
“Interest Coverage Ratio” means, on any Transaction Date, the ratio of:

▪
the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such Transaction Date for which reports have been filed with the SEC or provided to the Trustee pursuant to the “SEC Reports and Reports to Holders” covenant (“Four Quarter Period”); to

▪	the aggregate Consolidated Interest Expense during such Four Quarter Period. In making the foregoing calculation,

(1)
pro forma effect shall be given to any Indebtedness Incurred or repaid (other than in connection with an Asset Acquisition or Asset Disposition) during the period (“Reference Period”) commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such Four Quarter Period unless any portion of such Indebtedness is projected, in the reasonable judgment of the senior management of FelCor LP or FelCor (as evidenced by an Officers' Certificate), to remain outstanding for a period in excess of 12 months from the date of the Incurrence thereof), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period;

(2)
Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

(3)
pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition and any Indebtedness Incurred or repaid in connection with any such Asset Acquisitions or Asset Dispositions) that occur during such Reference Period but subsequent to the end of the related Four Quarter Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

(4)
pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition and any Indebtedness Incurred or repaid in connection with any such asset acquisitions or asset dispositions) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into FelCor LP or FelCor or any of their respective Restricted Subsidiaries during such Reference Period but subsequent to the end of the related Four Quarter Period and that would have constituted Asset Dispositions or Asset Acquisitions during such Reference Period but subsequent to the end of the related Four Quarter Period had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions and had occurred on the first day of such Reference Period; provided that to the extent that clause (3) or (4) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business, or one or more hotel properties, of the Person that is acquired or disposed of-to the extent that such financial information is available.

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement with respect to interest rates.
“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including without limitation by way of Guarantee or similar arrangement, but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the consolidated balance sheet of FelCor LP, FelCor and their respective Restricted Subsidiaries, and residual liabilities with respect to assigned leaseholds incurred in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property (tangible or intangible) to others or any payment for property or services solely for the account or use of others, or otherwise), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include:

(1)	the designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and

(2)
the fair market value of the Capital Stock (or any other Investment), held by FelCor LP or FelCor or any of their respective Restricted Subsidiaries of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (3) of the “Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries” covenant;

provided that the fair market value of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary shall be deemed not to exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made, less the net reduction of such Investments. For purposes of the definition of “Unrestricted Subsidiary” and the “Limitation on Restricted Payments” covenant described below:

▪
“Investment” shall include the fair market value of the assets (net of liabilities (other than liabilities to FelCor LP or FelCor or any of their respective Restricted Subsidiaries)) of any Restricted Subsidiary at the time such Restricted Subsidiary is designated an Unrestricted Subsidiary;

▪
the fair market value of the assets (net of liabilities (other than liabilities to FelCor LP or FelCor or any of their respective Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such

Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments; and

▪	any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.
“Investment Grade” means a rating of the Notes by both S&P and Moody's, each such rating being in one of such agency's four highest generic rating categories that signifies investment grade (i.e., BBB- (or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody's); provided, in each case, such ratings are publicly available; provided, further, that in the event Moody's or S&P is no longer in existence for purposes of determining whether the Notes are rated “Investment Grade,” such organization may be replaced by a nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) designated by FelCor LP and FelCor, notice of which shall be given to a Responsible Officer of the Trustee.
“Lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including without limitation, any conditional sale or other title retention agreement or lease in the nature thereof).
“Line of Credit” means one or more debt facilities, commercial paper facilities or other debt instruments, indentures or agreements, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other debt obligations, including without limitation, that certain Amended and Restated Revolving Credit Agreement dated as of December 18, 2012, by and among FelCor/JPM Hospitality (SPE), L.L.C., DJONT/JPM Hospitality Leasing (SPE), L.L.C., FelCor/JPM Boca Raton Hotel, L.L.C., DJONT/JPM Boca Raton Leasing, L.L.C., Miami AP Hotel, L.L.C. and Charleston Mills House Hotel, L.L.C. (collectively, “Borrower”), and JPMorgan Chase Bank, N.A., as Administrative Agent, and the other lenders party thereto, in each case, as amended, restated, modified, renewed, refunded, restructured, supplemented, replaced or refinanced in whole or in part from time to time, including without limitation any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders).
“Moody's” means Moody's Investors Service, Inc. and its successors.
“Net Cash Proceeds” means:

(1)
with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents and, other than in the case of Collateral Asset Sales, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to FelCor LP or FelCor or any of their respective Restricted Subsidiaries) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of:

▪	brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

▪	provisions for all taxes actually paid or payable as a result of such Asset Sale by FelCor LP, FelCor and their respective Restricted Subsidiaries, taken as a whole;

▪
payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale (other than in the case of any Collateral Asset Sale) that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale; and

▪
amounts reserved by FelCor LP, FelCor and their respective Restricted Subsidiaries against any liabilities associated with such Asset Sale, including without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined on a consolidated basis in conformity with GAAP; and

(2)
with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, and, other than in the case of Collateral Asset Sales, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to FelCor LP or FelCor or any of their respective Restricted Subsidiaries) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of tax paid or payable as a result thereof.

“Net Loss Proceeds” means, with respect to any Event of Loss, the proceeds in the form of (a) cash or Temporary Cash Investments, (b) insurance proceeds, (c) all proceeds of any Condemnation or (d) damages awarded by any judgment, in each case received by FelCor LP, FelCor or any of their Restricted Subsidiaries from such Event of Loss, net of:

(1)	reasonable out-of-pocket expenses and fees relating to such Event of Loss (including without limitation legal, accounting and appraisal or insurance adjuster fees); and

(2)	taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements.
“Non-Collateral Asset Sale” means any sale, transfer or other disposition, including by way of merger, consolidation or sale-leaseback transaction, in one transaction or a series of related transactions by FelCor LP or FelCor or any of their Restricted Subsidiaries to any Person other than FelCor LP or FelCor or any of their respective Restricted Subsidiaries of any assets or properties other than Collateral consisting of:

(1)
all or any of the Capital Stock of any Restricted Subsidiary other than (a) any such Capital Stock of any Grantor that constitutes Collateral and (b) sales permitted under clause (4) of the “Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries” covenant described below;

(2)
all or substantially all of the property and assets of an operating unit or business of FelCor LP or FelCor or any of their respective Restricted Subsidiaries other than such property or assets of any Grantor that constitute Collateral; or

(3)
any other property and assets of FelCor LP or FelCor or any of their respective Restricted Subsidiaries outside the ordinary course of business of FelCor LP or FelCor or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture (a) applicable to Collateral and the Collateral Documents and (b) applicable to mergers, consolidations and sales of assets of FelCor LP and FelCor;

provided that “Non-Collateral Asset Sale” shall not include:

▪	sales or other dispositions of inventory, receivables and other current assets;

▪	sales, transfers or other dispositions of assets with a fair market value not in excess of $5.0 million in any transaction or series of related transactions;

▪
sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would satisfy the requirements set forth in the second bullet of clause (1) of the second paragraph of the “Limitation on Non-Collateral Asset Sales” covenant;

▪	sales or other dispositions of assets for consideration of like-kind so long as such consideration has a fair market value of at least equal to the value of the assets sold or disposed of;

▪	the sale or other disposition of cash or Cash Equivalents;

▪	dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business;

▪	a Restricted Payment that is permitted by the covenant described below under the caption “Covenants-Limitation on Restricted Payments”; or

▪	the creation of a Lien not prohibited by the Indenture and the sale of assets received as a result of the foreclosure upon a Lien.
“Note Guarantee” means a Guarantee by FelCor and the Subsidiary Guarantors for payment of the Notes by such Person. The Note Guarantees will be unsecured senior obligations of each such Person and will be unconditional regardless of the enforceability of the Notes or the Indenture.
“Offer to Purchase” means an offer to purchase Notes by FelCor LP, from the holders commenced by giving a notice to the Trustee and each holder stating:

(1)
the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis, by lot or otherwise in accordance with the procedures of the depositary in the case of a partial redemption;

(2)	the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is given) (“Payment Date”);

(3)	that any Note not tendered will continue to accrue interest pursuant to its terms;

(4)	that, unless FelCor LP defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

(5)
that holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

(6)
that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a facsimile transmission or letter setting forth the name of such holder, the principal amount of Notes delivered for purchase and a statement that such holder is withdrawing his election to have such Notes purchased; and

(7)
that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof.

On the Payment Date, FelCor LP shall

▪
accept the Notes for payment and in the case of a partial redemption, such Notes or portions thereof tendered pursuant to an Offer to Purchase on a pro rata basis, by lot or otherwise in accordance with the procedures of the depositary;

▪	deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and

▪
and shall promptly thereafter deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by FelCor LP.

The Paying Agent shall promptly pay to the holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and deliver to such holders a new Note equal in principal amount to any unpurchased portion of any Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. FelCor LP shall publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. FelCor LP shall comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that FelCor LP is required to repurchase Notes pursuant to an Offer to Purchase.
“Permitted Investment” means:

(1)
an Investment in FelCor LP or FelCor or any of their Restricted Subsidiaries or a Person that will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, FelCor LP or FelCor or any of their Restricted Subsidiaries; provided that such person's primary business is related, ancillary, incidental or complementary to the businesses of FelCor LP or FelCor or any of their respective Restricted Subsidiaries on the date of such Investment;

(2)	Temporary Cash Investments;

(3)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; and

(4)
any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “Covenants-Limitation on Non-Collateral Asset Sales” or any disposition of assets or rights not constituting an Asset Sale by reason of the threshold contained in the definition thereof;

(5)
stock, obligations or securities received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and. disputes with, customers and suppliers, in each case in the ordinary course of business or received in satisfaction of judgment;

(6)
any Investment of FelCor, FelCor LP or any of their Restricted Subsidiaries existing on the date of the Indenture, and any extension, modification or renewal of any such Investments, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities), in each case, pursuant to the terms of such Investment as in effect on the Closing Date; and

(7)	Guarantees of Indebtedness permitted to be incurred by the primary obligor pursuant to the covenant described under “Covenants-Limitation on Indebtedness.”
“Permitted Liens” means, with respect to any Person:

(1)
pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation or regulatory requirements, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith; deposits made in the ordinary course of business to secure liability to insurance carriers; good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party; deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure bid, surety or appeal bonds to which such Person is a party; deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business; and deposits made by FelCor LP, FelCor or any of their Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(2)
Liens and landlord's liens imposed by law or the provisions of Leases, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet overdue for a period of more than 60 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3)
Liens for taxes, assessments or other governmental charges not yet delinquent or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4)
(i) survey exceptions, encumbrances, easements, reservations, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar matters, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person, (ii) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of FelCor LP, FelCor or any of their Restricted Subsidiaries and do not secure any Indebtedness and (iii) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by FelCor LP, FelCor and their Restricted Subsidiaries in the ordinary course of business;

(5)
Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to FelCor LP, FelCor or a Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “-Covenants-Limitation on Indebtedness” or Liens in favor of FelCor LP, FelCor or any Subsidiary Guarantor;

(6)	Liens existing on the Closing Date (other than Liens securing Indebtedness);

(7)
Liens on assets or properties or shares of stock of a Person at the time such Person becomes a Subsidiary or Liens on assets or properties at the time FelCor LP, FelCor or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into FelCor LP, FelCor or any of their Restricted Subsidiaries; provided, however, that in each case such Liens do not secure Indebtedness and are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary or such acquisition, as the case may be; and provided, further, that in each case such Liens may not extend to any other property owned by FelCor LP, FelCor or any of their Restricted Subsidiaries;

(8)
Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements), as a whole or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (5), (6) and (7); provided, however, that (a) such new Lien shall be substantially limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (5), (6) and (7) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(9)
Liens securing judgments for the payment of money not constituting an Event of Default under clause (6) under the caption “-Events of Default” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10)
(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business; (ii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by FelCor LP, FelCor or any of their Restricted

Subsidiaries in the ordinary course of business; and (iii) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(11)
Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts of FelCor LP, FelCor or any of their Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of FelCor LP, FelCor and their Restricted Subsidiaries;

(12)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(13)	Liens securing the Notes and the related Subsidiary Guarantees of the Notes (and Exchange Notes in respect thereof), and Liens securing Additional Pari Passu Indebtedness;

(14)
Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Issuer or any Subsidiary thereof on deposit with or in possession of such bank;

(15)	deposits in the ordinary course of business to secure liability to insurance carriers; and

(16)
Liens securing Indebtedness incurred in connection with acquisitions of or improvements on furniture, fixtures & equipment (“FF&E”) in respect of any Restricted Hotel; provided that the aggregate principal amount of all Indebtedness secured by such Liens in respect of any individual Restricted Hotel shall not exceed $500,000 at any one time outstanding.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest, fees, expenses and other similar obligations on such Indebtedness. The foregoing notwithstanding, the Liens set forth in (5) above shall not apply to any assets or properties that constitute Collateral.
“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof or other entity.
“Preferred Stock” means, with respect to any Person, any and all shares, interests, participation or other equivalents (however designated, whether voting or non-voting) that have a preference on liquidation or with respect to distributions over any other class of Capital Stock, including preferred partnership interests, whether general or limited, or such Person's preferred or preference stock, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of such preferred or preference stock.
“Restricted Subsidiary” means any Subsidiary of FelCor LP or FelCor other than an Unrestricted Subsidiary.
“Secured Indebtedness” means any Indebtedness secured by a Lien upon the property of FelCor LP or FelCor or any of their respective Restricted Subsidiaries, other than (i) Indebtedness represented by the Notes, any Additional Pari Passu Indebtedness, the Existing Senior Secured Notes and any Future Senior Secured Notes , (ii) any “Additional Pari Passu Indebtedness” (as defined in an Existing Senior Secured Notes Indenture or in any indenture governing Future Senior Secured Notes), and (iii) Indebtedness secured solely by a Stock Pledge to the extent such Indebtedness does not exceed 50% of Adjusted Total Assets.
“Senior Indebtedness” means the following obligations of FelCor LP or FelCor or any of their respective Restricted Subsidiaries, whether outstanding on the Closing Date or thereafter Incurred:

(1)	all Indebtedness and all other monetary obligations (including expenses, fees and other monetary obligations) of FelCor LP and FelCor under a Line of Credit;

(2)	all Indebtedness and all other monetary obligations of FelCor LP or FelCor or any of their respective Restricted Subsidiaries (other than the Notes), including principal and interest on such

Indebtedness, unless such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued is expressly subordinated in right of payment to the Notes; and

(3)	Subsidiary Debt.
Senior Indebtedness will also include interest accruing subsequent to events of bankruptcy of FelCor LP and FelCor and their respective Restricted Subsidiaries at the rate provided for the document governing such Senior Indebtedness, whether or not such interest is an allowed claim enforceable against the debtor in a bankruptcy case under bankruptcy law.
“Significant Subsidiary” means, at any determination date, any Restricted Subsidiary that, together with its Subsidiaries:

(1)	for the most recent fiscal year of FelCor LP and FelCor, accounted for more than 15% of the consolidated revenues of FelCor LP, FelCor and their respective Restricted Subsidiaries; or

(2)
as of the end of such fiscal year, was the owner of more than 15% of the consolidated assets of FelCor LP, FelCor and their respective Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements thereof for such fiscal year.

“S&P” means Standard & Poor's and its successors.
“Stated Maturity” means:

(1)	with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable; and

(2)	with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.
“Stock Pledge” means a security interest in the equity interests of subsidiaries of FelCor and/or FelCor LP.
“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person and the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date.
“Subsidiary Debt” means all Unsecured Indebtedness of which a Restricted Subsidiary is the primary obligor.
“Subsidiary Guarantee” means a Guarantee by each Subsidiary Guarantor for payment of the Notes by such Subsidiary Guarantor. The Subsidiary Guarantee will be an unsecured senior obligation of each Subsidiary Guarantor and will be unconditional regardless of the enforceability of the Notes and the Indenture. Notwithstanding the foregoing, each Subsidiary Guarantee by a Subsidiary Guarantor shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of FelCor LP or FelCor, of all of the Capital Stock owned by FelCor LP, FelCor and their respective Restricted Subsidiaries in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not then prohibited by the Indenture), (ii) satisfaction or discharge of the obligations under the Indenture or a legal defeasance or covenant defeasance under the Indenture, each as described under “Defeasance” and (iii) the unconditional and complete release of such Subsidiary Guarantor from its Guarantee of all Guaranteed Indebtedness.
“Subsidiary Guarantor” means FelCor/CSS Holdings, L.P., FelCor Lodging Holding Company, L.L.C., FelCor TRS Borrower 4, L.L.C., FelCor TRS Holdings, L.L.C., FelCor Canada Co., FelCor Hotel Asset Company, L.L.C., FelCor Copley Plaza, L.L.C., FelCor St. Pete (SPE), L.L.C., FelCor Esmeralda (SPE), L.L.C., Los Angeles International Airport Hotel Associates, a Texas limited partnership, Madison 237 Hotel, L.L.C., Royalton 44 Hotel, L.L.C., FelCor Milpitas Owner, L.L.C., FelCor Baton Rouge Owner, L.L.C., FelCor Dallas Love Field Owner, L.L.C., Myrtle Beach Owner, L.L.C., FelCor/CMB Buckhead Hotel, L.L.C., FelCor/CMB Marlborough Hotel,

L.L.C., FelCor/CMB Orsouth Holdings, L.P., FelCor/CMB SSF Holdings, L.P., FelCor S-4 Hotels (SPE), L.L.C. and FCH/PSH, L.P. and any Restricted Subsidiary that executes a Subsidiary Guaranty in compliance with the “Limitation on Issuances of Guarantees by Restricted Subsidiaries” covenant below.
“Temporary Cash Investment” means any of the following:

(1)	direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof;

(2)
time deposits accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States. of America, any state thereof, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3)
repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4)
commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of FelCor LP or FelCor) organized and in existence under the laws of the United States of America, any state of the United States of America with a rating at the time as of which any investment therein is made of “P-2” (or higher) according to Moody's or “A2” (or higher) according to S&P (or such similar equivalent rating);

(5)
securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody's (or such similar equivalent rating);

(6)	money market funds at least 95% of the assets of which constitute Temporary Cash Investments of the kinds described in clauses (1) through (5) of this definition;

(7)
repurchase obligations of any commercial bank organized under the laws of the United States of America or any state thereof having capital and surplus aggregating at least $500.0 million, having a term of not more than 30 days, with respect to securities referred to in clause (2) of this definition; and

(8)
instruments equivalent to those referred to in clauses (1) to (7) above denominated in euro or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by a Restricted Subsidiary organized in such jurisdiction.

“Total Assets” means the sum of:

(1)	Undepreciated Real Estate Assets; and

(2)	all other assets of FelCor LP, FelCor and their respective Restricted Subsidiaries on a consolidated basis determined in conformity with GAAP (but excluding intangibles and accounts receivables).
“Total Unencumbered Assets” as of any date means the sum of:

(1)	those Undepreciated Real Estate Assets not securing any portion of Secured Indebtedness; and

(2)
all other assets (but excluding intangibles and accounts receivable) of FelCor LP, FelCor and their respective Restricted Subsidiaries not securing any portion of Secured Indebtedness determined on a consolidated basis in accordance with GAAP.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.
“Transaction Date” means, with respect to the Incurrence of any Indebtedness by FelCor LP or FelCor or any of their respective Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.
“Undepreciated Real Estate Assets” means, as of any date, the cost (being the original cost to FelCor LP or FelCor or any of their respective Restricted Subsidiaries plus capital improvements) of real estate assets of FelCor LP, FelCor and their Restricted Subsidiaries on such date, before depreciation and amortization of such real estate assets, determined on a consolidated basis in conformity with GAAP.
“Units” means the limited partnership units of FelCor LP, that by their terms are redeemable at the option of the holder thereof and that, if so redeemed, at the election of FelCor are redeemable for cash or Common Stock of FelCor.
“Unrestricted Subsidiary” means

(1)	any Subsidiary of FelCor LP or FelCor that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below;

(2)	any Subsidiary of an Unrestricted Subsidiary; and

(3)
any entity that is designated as an “Unrestricted Subsidiary” pursuant to the Existing Senior Secured Notes Indenture as of the Closing Date, which such entities are as follows: DJONT/JPM Leasing, L.L.C., DJONT/JPM Orlando Leasing, L.L.C., DJONT Operations, L.L.C., BHR Operations, L.L.C., DJONT/CMB Deerfield Leasing, L.L.C., DJONT/CMB New Orleans Leasing, L.L.C., DJONT/CMB SSF Leasing, L.L.C., DJONT/CMB Corpus Leasing, L.L.C., DJONT/JPM BWI Leasing, L.L.C., DJONT/CMB FCOAM, L.L.C., DJONT/CMB Orsouth Leasing, L.L.C., DJONT/JPM Phoenix Leasing, L.L.C., DJONT/JPM Atlanta ES Leasing, L.L.C., DJONT/JPM Austin Leasing, L.P., DJONT/JPM Wilmington Leasing, L.L.C., FelCor S-4 Leasing (SPE), L.L.C., FelCor Esmeralda Leasing (SPE), L.L.C., Birmingham ES Leasing, L.L.C., Ft. Lauderdale ES Leasing, L.L.C. and Minneapolis ES Leasing, L.L.C.

The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of FelCor LP or FelCor) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, FelCor LP or FelCor or any of their respective Restricted Subsidiaries (other than Capital Stock of any Subsidiaries of such Subsidiary); provided that:

▪
any Guarantee by FelCor LP or FelCor or any of their respective Restricted Subsidiaries of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by FelCor LP or FelCor or such Restricted Subsidiary (or all, if applicable) at the time of such designation;

▪
either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the “Limitation on Restricted Payments” covenant described below; and

▪
if applicable, the Incurrence of Indebtedness and the Investment referred to in the first bullet of this proviso would be permitted under the “Limitation on Indebtedness” and “Limitation on Restricted Payments” covenants described below.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:
▪    no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation; and

▪
all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture.

Any such designation by the Board of Directors shall be evidenced to the Trustee and Collateral Agent by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.
“Unsecured Indebtedness” means any Indebtedness of FelCor LP or FelCor or any of their respective Restricted Subsidiaries that is not Secured Indebtedness.
“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.
“Wholly-owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by individuals mandated by applicable law) by such Person or one or more Wholly-owned Subsidiaries of such Person.
Covenants
The Indenture contains, among others, the following covenants; provided that the Indenture provides that the “Limitation on Liens,” the “Limitation on Sale-Leaseback Transactions,” the “Limitation on Restricted Payments,” the “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,” the “Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries,” the “Limitation on Issuances of Guarantees by Restricted Subsidiaries,” clauses (3) and (4) of “Consolidation, Merger and Sale of Assets,” and the “Limitation on Transactions with Affiliates” covenants will not be applicable in the event, and only for so long as, the Notes are rated Investment Grade and no Default or Event of Default has occurred and is continuing. Under the terms of the Indenture, the Trustee will have no duty to inquire as to, ascertain compliance with, or make any calculations relating to the performance of the covenants summarized below.
Limitation on Indebtedness

(1)
Neither FelCor LP nor FelCor will, and neither FelCor LP nor FelCor will permit any of their respective Restricted Subsidiaries to, Incur any Indebtedness if, immediately after giving effect to the Incurrence of such additional Indebtedness, the aggregate principal amount of all outstanding Indebtedness of FelCor LP, FelCor and their respective Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of Adjusted Total Assets.

(2)
Neither FelCor LP nor FelCor will, and neither FelCor LP nor FelCor will permit any of their respective Restricted Subsidiaries to, Incur any Subsidiary Debt or any Secured Indebtedness if, immediately after giving effect to the Incurrence of such additional Subsidiary Debt or Secured Indebtedness, the aggregate principal amount of all outstanding Subsidiary Debt and Secured Indebtedness of FelCor LP, FelCor and their respective Restricted Subsidiaries on a consolidated basis is greater than 45% of Adjusted Total Assets.

(3)
Neither FelCor LP nor FelCor will, and neither FelCor LP nor FelCor will permit any of their respective Restricted Subsidiaries to, Incur any Indebtedness; provided that FelCor LP or FelCor or any of their respective Restricted Subsidiaries may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio of FelCor LP, FelCor and their respective Restricted Subsidiaries on a consolidated basis would be greater than 2.0 to 1.

(4)	Notwithstanding paragraphs (1), (2) or (3), FelCor LP or FelCor or any of their respective Restricted Subsidiaries may Incur each and all of the following:

(A)
Indebtedness outstanding under any Line of Credit at any time in an aggregate principal amount not to exceed the greater of (a) $250 million or (b) 1.5 times Consolidated EBITDA for the then most recent four fiscal quarters calculated prior to such Transaction Date for which reports have been filed with the SEC or provided to the Trustee pursuant to the “SEC Reports and Reports to Holders” covenant, less any amount of such Indebtedness under any Line of Credit permanently repaid as provided under the “Limitation on Non-Collateral Asset Sales” covenant described below;

(B)	Indebtedness owed to:

▪	FelCor LP or FelCor evidenced by an unsubordinated promissory note; or

▪	to any Restricted Subsidiary,
provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to FelCor LP or FelCor or any other Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (B);

(C)
Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, outstanding Indebtedness (other than Indebtedness Incurred under clause (A), (B), (D), (F) or (G) of this paragraph (4)) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness, the proceeds of which are used to refinance or refund the Notes or Indebtedness that ranks equally with or subordinate in right of payment to, the Notes shall only be permitted under this clause (C) if:

▪
in case the Notes are refinanced in part or the Indebtedness to be refinanced ranks equally with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, ranks equally with or is expressly made subordinate in right of payment to the remaining Notes;

▪
in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes; and

▪
such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and

provided further that in no event may Indebtedness of FelCor LP or FelCor or a Subsidiary Guarantor that ranks equally with or subordinate in right of payment to the Notes be refinanced by means of any Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor pursuant to this clause (C);

(D)	Indebtedness:

▪	in respect of performance, surety or appeal bonds provided in the ordinary course of business,

▪
under Currency Agreements and Interest Rate Agreements; provided that such agreements (i) are designed solely to protect FelCor LP or FelCor or any of their respective Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (ii) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder, and

▪
arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of FelCor LP or FelCor or any of their respective Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by FelCor LP, FelCor and their respective Restricted Subsidiaries on a consolidated basis in connection with such disposition;

(E)	Indebtedness of FelCor LP or FelCor, to the extent the net proceeds thereof are promptly:

▪	used to purchase Notes tendered in an Offer to Purchase made as a result of a Change in Control; or

▪	deposited to defease the Notes as described below under “Defeasance”;

(F)
Guarantees of the Notes and Guarantees of Indebtedness of FelCor LP or FelCor by any of their respective Restricted Subsidiaries provided the guarantee of such Indebtedness is permitted by and made in accordance with the “Limitation on Issuances of Guarantees by Restricted Subsidiaries” covenant described below; or

(G)
Additional Pari Passu Indebtedness so long as (i) immediately prior to, and after giving effect to, such incurrence a Default or an Event of Default shall not have occurred and be continuing and (ii) such incurrence is otherwise permitted under paragraphs (1), (2) and (3) above.

(5)
Notwithstanding any other provision of this “Limitation on Indebtedness” covenant, the maximum amount of Indebtedness that FelCor LP or FelCor or any of their respective Restricted Subsidiaries may Incur pursuant to this “Limitation on Indebtedness” covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

(6)	For purposes of determining any particular amount of Indebtedness under this “Limitation on Indebtedness” covenant,

▪	Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included; and

▪	any Liens granted pursuant to the equal and ratable provisions referred to in the “Limitation on Liens” covenant described below shall not be treated as Indebtedness.
For purposes of determining compliance with this “Limitation on Indebtedness” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses (other than Indebtedness referred to in second bullet in this paragraph (6)), each of FelCor LP and FelCor, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses; provided that FelCor LP and FelCor must classify such item of Indebtedness in an identical fashion; provided further that FelCor LP and FelCor may divide and classify an item of Indebtedness in one or more of the types of Indebtedness and may later reclassify all or a portion of such item of Indebtedness, in any manner that complies within this covenant.

Limitation on Liens
Neither FelCor LP nor FelCor shall, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or otherwise cause to exist any Lien (except a Permitted Lien) that secures obligations under any Indebtedness (any such Lien, an “Additional Lien”) on any asset or properties of FelCor LP or FelCor or any Restricted Subsidiary that constitutes Collateral, or any income or profits therefrom, or assign or convey any right to receive income therefrom other than (i) the Notes and the Exchange Note Guarantee of any Guarantor, (ii) any Additional Pari Passu Indebtedness to the extent the incurrence of such Indebtedness is permitted under the covenant “Limitation on Indebtedness;” provided that the Indenture shall not prohibit FelCor LP or FelCor or any Restricted Subsidiary from, directly or indirectly, creating, incurring, assuming or otherwise causing to exist any such Additional Lien with respect to any asset or property that does not constitute Collateral (or any income or profits therefrom, or right to receive income therefrom).
Limitation on Sale-Leaseback Transactions
Neither FelCor LP nor FelCor will, and neither FelCor LP nor FelCor will permit any of their respective Restricted Subsidiaries to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby any of them sells or transfers such assets or properties and then or thereafter leases such assets or properties or any substantial part thereof.
The foregoing restriction does not apply to any sale-leaseback transaction with respect to any assets or properties, other than Collateral, if:

(1)	the lease is for a period, including renewal rights, of not in excess of three years;

(2)	the lease secures or relates to industrial revenue or pollution control bonds;

(3)	the transaction is solely between FelCor LP or FelCor and any Wholly-owned Restricted Subsidiary or solely between Wholly-owned Restricted Subsidiaries; or

(4)
FelCor LP or FelCor or any of their respective Restricted Subsidiaries, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (1) or (2) of the second paragraph of the “Limitation on Non-Collateral Asset Sales” covenant described below.

Limitation on Restricted Payments
Neither FelCor LP nor FelCor will, and neither FelCor LP nor FelCor will permit any of their respective Restricted Subsidiaries to, directly or indirectly:

(1)
declare or pay any dividend or make any distribution on or with respect to its Capital Stock held by Persons other than FelCor LP or FelCor or any of their respective Restricted Subsidiaries, other than:

▪	dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock; and

▪	pro rata dividends or distributions on Common Stock of FelCor LP or any Restricted Subsidiary held by minority stockholders;

(2)	purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of:

▪
FelCor LP, FelCor or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person other than FelCor LP or FelCor or any of their respective Restricted Subsidiaries unless in connection with such purchase the Unrestricted Subsidiary is designated as a Restricted Subsidiary; or

▪
a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by an Affiliate of FelCor LP or FelCor (other than a Wholly-owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of FelCor LP or FelCor;

(3)
make any voluntary or optional principal payment, redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of FelCor LP or FelCor that is subordinated in right of payment to the Notes; or

(4)
make an Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (1) through (4) above being collectively “Restricted Payments”) if, at the time of, and after giving effect to, the proposed Restricted Payment:

(A)	a Default or Event of Default shall have occurred and be continuing;

(B)	FelCor LP or FelCor could not Incur at least $1.00 of Indebtedness under paragraphs (1), (2) and (3) of the “Limitation on Indebtedness” covenant;

(C)
the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after September 30, 2009 shall exceed the sum of:

▪
95% of the aggregate amount of the Funds From Operations (or, if the Funds From Operations is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by FelCor LP or FelCor or any of their respective Restricted Subsidiaries to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on October 1, 2009 and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the SEC or provided to the Trustee pursuant to the “SEC Reports and Reports to Holders” covenant, plus

▪
the aggregate Net Cash Proceeds received by FelCor LP or FelCor after September 30, 2009 from the issuance and sale permitted by the Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of FelCor LP or FelCor, including an issuance or sale permitted by the Indenture of Indebtedness of FelCor LP or FelCor for cash subsequent to September 30, 2009 upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of FelCor LP or FelCor, or from the issuance to a Person who is not a Subsidiary of FelCor LP or FelCor of any options, warrants or other rights to acquire Capital Stock of FelCor LP or FelCor (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable for cash at the option of the holder, or are required to be redeemed for cash, prior to the Stated Maturity of the Notes), plus

▪
an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to FelCor LP or FelCor or any of their respective Restricted Subsidiaries or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Funds From Operations) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”) not to exceed, in each case, the amount of Investments previously made by FelCor LP, FelCor and their respective Restricted Subsidiaries in such Person or Unrestricted Subsidiary, plus

▪	the purchase price of non-cash tangible assets acquired in exchange for an issuance of Capital Stock (other than Disqualified Stock) of FelCor LP or FelCor subsequent to September 30, 2009.
Notwithstanding the foregoing, FelCor LP or FelCor may declare or pay any dividend or make any distribution, so long as FelCor believes in good faith that FelCor qualifies as a REIT under the Code and the declaration or payment of any dividend or the making of any distribution is necessary either to maintain FelCor's status as a REIT under the Code for any calendar year or to enable FelCor to avoid payment of any tax for any calendar year that could be avoided by reason of a distribution by FelCor to its shareholders, with such distribution to be made as and when determined by FelCor, whether during or after the end of, the relevant calendar year, if:

▪	the aggregate principal amount of all outstanding Indebtedness of FelCor LP or FelCor on a consolidated basis at such time is less than 80% of Adjusted Total Assets; and

▪	no Default or Event of Default shall have occurred and be continuing. The foregoing provisions shall not be violated by reason of:

(1)	the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

(2)
the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (C) of paragraph (4) of the “Limitation on Indebtedness” covenant;

(3)
the repurchase, redemption or other acquisition of Capital Stock of FelCor LP or FelCor or an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent issuance of, shares of Capital Stock (other than Disqualified Stock) of FelCor LP or FelCor (or options, warrants or other rights to acquire such Capital Stock);

(4)
the making of any principal payment on, or the repurchase, redemption, retirement, defeasance or other acquisition for value of, Indebtedness of FelCor LP or FelCor which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, a substantially concurrent issuance of, shares of the Capital Stock (other than Disqualified Stock) of FelCor LP or FelCor (or options, warrants or other rights to acquire such Capital Stock);

(5)
payments or distributions to dissenting stockholders pursuant to applicable law pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of FelCor LP or FelCor;

(6)
the payment of cash (i) in lieu of the issuance of fractional shares of Equity Interests upon conversion, redemption or exchange of securities convertible into or exchangeable for Equity Interests of FelCor and (ii) in lieu of the issuance of whole shares of Equity Interests upon conversion, redemption or exchange of securities convertible into or exchangeable for Equity Interests of FelCor in an aggregate amount not to exceed $5 million;

(7)
the acquisition or re-acquisition, whether by forfeiture or in connection with satisfying applicable payroll withholding tax obligations, of Capital Stock of FelCor or FelCor LP in connection with the administration of their equity compensation programs in the ordinary course of business;

(8)
declaration or payment of any cash dividend or other cash distribution in respect of Capital Stock of FelCor, FelCor LP or its respective Restricted Subsidiaries constituting Preferred Stock, so long as the Interest Coverage Ratio contemplated by paragraph (3) of the “Limitation on Indebtedness” covenant shall be greater than or equal to 1.7 to 1;

(9)	Investments in any Person or Persons in an aggregate amount not to exceed $200 million;

(10)
Restricted Payments in an aggregate amount not to exceed $75 million; provided that at the time of, and after giving effect to, the proposed Restricted Payment FelCor LP and FelCor could have incurred at least $1.00 of Indebtedness under paragraphs (1), (2) and (3) of the “Limitation on Indebtedness” covenant; or

(11)
the repayment, defeasance, redemption, repurchase or other acquisition of Indebtedness subordinated in right of payment or Disqualified Stock of FelCor or FelCor LP (a) in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to any Subsidiary) of, the Disqualified Stock of FelCor or FelCor LP, or (b) pursuant to a required change of control offer or asset sale offer arising from a Change of Control or Asset Sale, as the case may be, provided that such repayment, repurchase, redemption, acquisition or retirement occurs after all Notes tendered by holders in connection with a related Offer to Purchase have been repurchased, redeemed or acquired for value, provided that, except in the case of clauses (1) and (3), no Default or Event of Default shall have occurred and be continuing or occur as a direct consequence of the actions or payments set forth therein.
Each Restricted Payment permitted pursuant to this paragraph (other than the Restricted Payment referred to in clause (2) of this paragraph, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) or (4) of this paragraph, an Investment referred to in clause (9) of this paragraph or a Restricted Payment referred to in clause (10) of this paragraph), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (3) and (4), shall be included in calculating whether the conditions of clause (C) of the first paragraph of this “Limitation on Restricted Payments” covenant have been met with respect to any subsequent Restricted Payments.
Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries
Neither FelCor LP nor FelCor will, and neither FelCor LP nor FelCor will permit any of their respective Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

▪
pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by FelCor LP or FelCor or any of their respective Restricted Subsidiaries,

▪	pay any Indebtedness owed to FelCor LP, FelCor or any other Restricted Subsidiary,

▪	make loans or advances to FelCor LP, FelCor or any other Restricted Subsidiary, or

▪	transfer its property or assets to FelCor LP, FelCor or any other Restricted Subsidiary. The foregoing provisions shall not restrict any encumbrances or restrictions:

(1)
existing on the Closing Date in the Indenture and any other agreement in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(2)	existing under or by reason of applicable law;

(3)
existing with respect to any Person or the property or assets of such Person acquired by FelCor LP, FelCor or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

(4)	in the case of the last bullet in the first paragraph of this “Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant:

▪	that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

▪
existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of FelCor LP, FelCor or any Restricted Subsidiary not otherwise prohibited by the Indenture, or

▪
arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of FelCor LP, FelCor or any Restricted Subsidiary in any manner material to FelCor LP, FelCor and their respective Restricted Subsidiaries taken as a whole;

(5)
with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or

(6)	contained in the terms of any Indebtedness or any agreement pursuant to which such. Indebtedness was issued if:

▪	the encumbrance or restriction is not materially more disadvantageous to the holders of the Notes than is customary in comparable financings (as determined by FelCor LP and FelCor), and

▪	each of FelCor LP and FelCor determines that any such encumbrance or restriction will not materially affect such Persons' ability to make principal or interest payments on the Notes.
Nothing contained in this “Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant shall prevent FelCor LP, FelCor or any Restricted Subsidiary from:

▪	creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the “Limitation on Liens” covenant, or

▪
restricting the sale or other disposition of property or assets of FelCor LP or FelCor or any of their respective Restricted Subsidiaries that secure Indebtedness of FelCor LP, FelCor or any of their respective Restricted Subsidiaries.

Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries
Neither FelCor LP nor FelCor shall sell, and neither FelCor LP nor FelCor shall permit any of their respective Restricted Subsidiaries, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

(1)	to FelCor LP, FelCor or a Wholly-owned Restricted Subsidiary;

(2)
issuances of director's qualifying shares or sales to individuals of shares of Restricted Subsidiaries, to the extent required by applicable law or to the extent necessary to obtain local liquor licenses;

(3)
if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the “Limitation on Restricted Payments” covenant if made on the date of such issuance or sale; or

(4)
sales of not greater than 20% of the Capital Stock of a newly-created Restricted Subsidiary made in connection with, or in contemplation of, the acquisition or development by such Restricted Subsidiary of one or more properties to any Person that is, or is an Affiliate of, the entity that provides, franchise management or other services, as the case may be, to one or more properties owned by such Restricted Subsidiary.

Limitation on Issuances of Guarantees by Restricted Subsidiaries
Neither FelCor LP nor FelCor will permit any of their respective Restricted Subsidiaries, directly or indirectly, to Guarantee any Indebtedness other than the Notes of FelCor LP, FelCor or any Subsidiary Guarantor (“Guaranteed Indebtedness”), unless:

(1)	such Restricted Subsidiary substantially simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Subsidiary Guarantee by such Restricted Subsidiary; and

(2)
such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against FelCor LP, FelCor or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee;

provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness:

▪	ranks equally in right of payment with the Notes or Subsidiary Guarantee, then the Guarantee of such Guaranteed Indebtedness shall rank equally with, or subordinate to, the Subsidiary Guarantee; or

▪
is subordinate in right of payment to the Notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated in right of payment to the Notes or Subsidiary Guarantee.

Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(1)
any sale, exchange or transfer, to any Person not an Affiliate of FelCor LP or FelCor, of all of Capital Stock held by FelCor LP, FelCor and their respective Restricted Subsidiaries in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture); or

(2)	the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.
Limitation on Transactions with Affiliates
Neither FelCor LP nor FelCor will, and neither FelCor LP nor FelCor will permit any of their respective Restricted Subsidiaries to, directly or indirectly, enter into, renew or extend any transaction (including, without limitations, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of FelCor LP or FelCor or with any Affiliate of FelCor LP or FelCor or any of their respective Restricted Subsidiaries, except upon fair and reasonable terms no less favorable to FelCor LP, FelCor or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.
The foregoing limitation does not limit, and shall not apply to:

(1)
transactions (A) approved by a majority of the independent directors (or a committee comprised solely of independent directors) of FelCor or (B) for which FelCor LP, FelCor or any Restricted Subsidiary delivers to the Trustee and the Collateral Agent a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to FelCor LP, FelCor or such Restricted Subsidiary from a financial point of view;

(2)	any transaction solely between FelCor LP or FelCor and any of their respective Wholly-owned Restricted Subsidiaries or solely between Wholly-owned Restricted Subsidiaries;

(3)	the payment of reasonable and customary fees and expenses to directors of FelCor who are not employees of FelCor;

(4)
any payments or other transactions pursuant to any tax-sharing agreement between FelCor LP or FelCor and any other Person with which FelCor LP or FelCor files a consolidated tax return or with which FelCor LP or FelCor is part of a consolidated group for tax purposes;

(5)	any Restricted Payments not prohibited by the “Limitation on Restricted Payments” covenant;

(6)
transactions pursuant to agreements or arrangements in effect on the Closing Date or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not more disadvantageous to FelCor, FelCor LP and their Restricted Subsidiaries than the original agreement or arrangement in existence on the Closing Date;

(7)
any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by FelCor, FelCor LP or any of their Restricted Subsidiaries with officers and employees of FelCor or any of its Restricted Subsidiaries that are Affiliates of FelCor or FelCor LP and the payment of compensation to such officers and employees (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans) so long as such agreement has been approved by the Board of Directors of FelCor;

(8)	commission, payroll, travel and similar advances or loans (including payment or cancellation thereof) to officers and employees of FelCor or any of its Restricted Subsidiaries;

(9)	any transaction with any Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction; or

(10)
any transaction with a joint venture, partnership, limited liability company or other entity that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in such joint venture, partnership, limited liability company or other entity.

Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this “Limitation on Transactions with Affiliates” covenant and not covered by (2) through (10) of the immediately foregoing paragraph,

▪	the aggregate amount of which exceeds $5 million in value must be approved or determined to be fair in the manner provided for in clause (1)(A) or (B) above, and

▪	the aggregate amount of which exceeds $10 million in value, must be determined to be fair in the manner provided for in clause (1)(B) above.
Limitation on Collateral Asset Sales
Neither FelCor LP nor FelCor will, and neither FelCor LP nor FelCor will permit any of their respective Restricted Subsidiaries to, consummate any Collateral Asset Sale, unless:

(1)
FelCor LP, FelCor or such Restricted Subsidiary, as the case may be, receives cash consideration at the time of such Collateral Asset Sale at least equal to the fair market value of the Collateral sold or disposed which fair market value, if sold or disposed of to any person other than an unaffiliated third party, shall be certified to the Collateral Agent by a nationally recognized independent appraiser selected by FelCor LP; or

(2)
FelCor LP, FelCor or such Restricted Subsidiary pledges to the Collateral Agent as replacement collateral owned or leased real property (such pledge of owned or leased real property consisting of either (i) the pledge to the Collateral Agent of owned or leased real property already owned thereby as replacement collateral or (ii) the purchase and subsequent pledge of new owned or leased real property, in each case within 60 days of such Collateral Asset Sale) (in each case, the “Replacement Property Collateral”), so long as (a) the Replacement Property Collateral is owned by a Subsidiary Guarantor that is a Wholly-Owned Subsidiary of FelCor LP or FelCor and all the equity interests in any such Wholly-owned Subsidiary (the “Replacement Pledged Equity”), along with the Replacement Property Collateral, are pledged to the Collateral Agent for the benefit of the holders, (b) the Replacement Property Collateral in such Collateral Asset Sale has a Collateral Hotel EBITDA that is at least 98% of the Collateral Hotel EBITDA of the Collateral sold, in both cases, for the then most recent four fiscal quarters prior to such Collateral Asset Sale for which reports have been filed with the SEC or provided to the Trustee pursuant to the “SEC Reports and Reports to Holders” covenant, (c) the Collateral Agent has a first priority Lien (subject to any Permitted Liens) in the Replacement Property Collateral and the Replacement Pledged Equity (collectively, the “Replacement Collateral”) and receives such Collateral Documents, title insurance, surveys, environmental reports, legal opinions and other documents and instruments as are reasonable and customary for a transaction of similar size and scope (or in lieu thereof, such Replacement Collateral will be encumbered for the benefit of the Notes in a manner that is not materially worse than the manner in which the Collateral sold or disposed of was so encumbered as certified by FelCor LP, so long as (x) after giving effect to such sale or disposition no more than 50% of the Restricted Hotels constituting Collateral prior to the sale or disposition would not constitute Collateral and (y) commercially reasonable efforts are taken with respect to such Replacement Collateral in order for it to constitute Collateral) and (d) the granting of a Lien on such Replacement Collateral is permitted by the terms of all other material Indebtedness of FelCor LP and FelCor and their Restricted Subsidiaries and the Trustee and the Collateral Agent receive a legal opinion to that effect; provided that in the case of clause (c) and (d) above, the Collateral Agent and/or the Trustee will have received the deliverables required thereby as promptly as practical, but in no event more than 120 days following such Collateral Asset Sale; provided, further, that a binding commitment from FelCor, FelCor LP and their Restricted Subsidiaries with respect to all of the foregoing shall be deemed compliance therewith, so long as such commitment is satisfied within 120 days thereafter.
Notwithstanding the foregoing, in the event that (i) any Net Cash Proceeds from a Collateral Asset Sale are not invested or applied as provided in clause (2)(ii) of the preceding paragraph within 120 days of such Collateral Asset Sale (or such shorter period as determined by FelCor) or (ii) the Replacement Property Collateral in such Collateral Asset Sales has a fair market value(as determined by the report or analysis of a nationally recognized independent appraiser selected by FelCor LP and delivered to the Collateral Agent within 30 days of such substitution) more than $1.0 million less than the fair market value of the Collateral as of the date of disposition of such Collateral (such difference in value being “Remainder Proceeds”), FelCor LP or FelCor or any of their Restricted Subsidiaries will, within 15 Business Days thereafter, apply any Net Cash Proceeds not so applied or Remainder Proceeds, as the case may be, (the “Collateral Excess Proceeds”) to either (i) together with any additional cash that may be required, defease or discharge all the Notes and any Additional Pari Passu Indebtedness secured by a lien on such Collateral permitted hereby required to be paid as described below under “-Defeasance” or (ii) make the Offer to Purchase described in the next paragraph with such Collateral Excess Proceeds; provided such application of the Collateral Excess Proceeds shall not be required until the aggregate amount thereof exceeds $50 million.
The Indenture provides that if FelCor LP or FelCor or a Subsidiary Guarantor makes an Offer to Purchase the Notes after the consummation of a Collateral Asset Sale it will offer to purchase all the Notes and any Additional Pari Passu Indebtedness at a price in cash (the “Collateral Asset Sale Payment”), in each case pro rata in proportion to the respective principal amounts of the Notes and such Additional Pari Passu Indebtedness required to be repaid, equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest, to the date of purchase, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date. Within 15 Business Days after the expiration of the 120-day (or shorter) period described in the immediately preceding paragraph, FelCor LP or FelCor will send a notice describing such Collateral Asset Sale and the Offer to Purchase pursuant to the procedures required by the Indenture, which notice will include the date of consummation for such Offer to Purchase (which date may be extended in accordance with applicable law), which shall be a date no earlier than 20 Business Days and no later than 60 calendar days from the date such notice is given (the “Collateral Asset Sale Offer Payment Date”).

FelCor LP and FelCor will comply with the requirements of Rule 14e-1 and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to such an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, FelCor LP and FelCor will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the Indenture by virtue thereof. On the Collateral Asset Sale Offer Payment Date, FelCor LP and FelCor will:

(1)	accept for payment all Notes and Additional Pari Passu Indebtedness issued by them or portions thereof properly tendered pursuant to the Offer to Purchase;

(2)	deposit with the Paying Agent an amount equal to the aggregate Collateral Asset Sale Payment in respect of all Notes and Additional Pari Passu Indebtedness or portions thereof so tendered; and

(3)
deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer's Certificate to the Trustee stating that such Notes or portions thereof have been tendered to, and purchased by, FelCor LP and FelCor.

If the aggregate principal amount of Notes and such other Additional Pari Passu Indebtedness tendered into such Offer to Purchase exceeds the amount of the Collateral Excess Proceeds, then the Notes and such other Additional Pari Passu Indebtedness will be purchased on a pro rata basis based on the principal amount of Notes and such other Additional Pari Passu Indebtedness tendered. Upon completion of each Offer to Purchase, any remaining Collateral Excess Proceeds subject to such Offer to Purchase will no longer be deemed to be Collateral Excess Proceeds. In addition, the holders of the Notes waive and shall forego any right to receive, or participate in, any offer to purchase required to be made by FelCor LP on a pro rata basis among the holders of the Notes or the Future Senior Secured Notes and the holders of the Notes pursuant to any non-collateral asset sale covenant to the extent such offer to purchase is a result of excess proceeds from assets constituting Collateral under the indenture governing the notes and for which a Collateral Asset Sale Offer to Purchase had previously been made to the holders of the Notes in accordance with the terms of the indenture governing the Notes.
Partial Collateral Release
To the extent the aggregate principal amount of Notes outstanding before and after giving effect to any release (as referred to below) is not more than 80% of the aggregate principal amount of notes originally issued (calculated after accounting for Additional Pari Passu Indebtedness), the Collateral Agent shall release (i) the liens, mortgages and other restrictions (and the other Collateral Documents) encumbering Collateral designated for such release by FelCor LP (“Released Collateral”) and (ii) FelCor LP, the various Subsidiary Guarantors and Grantors from their obligations under the notes, the Indenture and the other documents with respect to and relating to the Released Collateral, as such, upon satisfaction of the following conditions:
(1)    Such release is in connection with the receipt of appraisals of the Collateral, including the Released Collateral, (prepared by a nationally recognized independent appraiser selected by FelCor LP within six (6) months of the proposed release date of any such Released Collateral) for the Collateral;
(2)    No Event of Default has occurred and is continuing, and no Event of Default would exist after giving effect to the release of such Released Collateral, (ii) FelCor LP and FelCor are in compliance, and after giving effect to the release of such Released Collateral, will be in compliance, with the Indenture, and (iii) the release will not violate the terms of the Indenture;
(3)    FelCor LP shall provide the Collateral Agent with at least thirty (30) days but no more than forty-five (45) days prior written notice of its request to obtain a release of the Released Collateral, which notice shall be revocable by FelCor LP at any time prior to the effectiveness of such release;
(4)    Immediately after giving effect to such release, the aggregate appraisals for the remaining Collateral received by the Collateral Agent as described in paragraph (1) above shall not be less than 125% of the aggregate principal amount of the Notes then-outstanding;
(5)    After giving effect to such release on a pro forma basis, FelCor or FelCor LP could incur at least $1.00 of Indebtedness under paragraph (3) of the “Limitation on Indebtedness” covenant;

(6)    Immediately after giving effect to such release, no Restricted Hotel shall account for more than 25% of the aggregate Collateral Hotel EBITDA of the remaining Collateral;
(7)    FelCor LP shall submit to the Collateral Agent, not less than five (5) days prior to the date of such release, (i) all releases, instruments and other documents necessary to give effect to such release for such Released Collateral for execution by the Collateral Agent in a form appropriate for recordation (to the extent recording is required) in the state in which such Collateral is located and shall contain standard provisions, if any, protecting the rights of the Collateral Agent and the noteholders, (ii) all other documentation the Collateral Agent reasonably requires to be delivered in connection with such release, (iii) an Officer's Certificate certifying that the release satisfies the requirements of the “Partial Collateral Release” covenant and otherwise complies in all material respects with the Indenture and applicable law; and
(8)    The Collateral Agent shall have received payment of all of its reasonable out of pocket costs and expenses, including due diligence review costs and reasonable counsel fees and disbursements incurred in connection with such release and the review and approval of the documents and information required to be delivered in connection therewith.
Limitation on Non-Collateral Asset Sales
Neither FelCor LP nor FelCor shall, and neither FelCor LP or FelCor shall permit any of their respective Restricted Subsidiaries to, consummate any Non-Collateral Asset Sale, unless:

(1)	the consideration received by FelCor LP, FelCor or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of, and

(2)
at least 75% of the consideration received consists of cash or Temporary Cash Investments; provided, with respect to the sale of one or more hotel properties, that up to 75% of the consideration may consist of Indebtedness of the purchaser of such hotel properties; provided, further, that such Indebtedness is secured by a first priority Lien on the hotel property or properties sold.

In the event and to the extent that the Net Cash Proceeds received by FelCor LP, FelCor or such Restricted Subsidiary from one or more Non-Collateral Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 15% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of FelCor LP, FelCor and their respective Restricted Subsidiaries has been filed with the SEC or provided to the Trustee pursuant to the “SEC Reports and Reports to Holders” covenant), then FelCor LP or FelCor shall or shall cause the relevant Restricted Subsidiary to:

(1)	within 12 months after the date Net Cash Proceeds so received exceed 15% of Adjusted Consolidated Net Tangible Assets:

▪
apply an amount equal to such excess Net Cash Proceeds to permanently reduce Senior Indebtedness of FelCor LP, FelCor, or any Restricted Subsidiary or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than FelCor LP, FelCor or any of their respective Restricted Subsidiaries, or

▪
invest an equal amount, or the amount not so applied pursuant to the foregoing bullet (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a Restricted Subsidiary having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, FelCor LP or FelCor or any of their respective Restricted Subsidiaries existing on the date of such investment, and

(2)
apply (no later than the end of the applicable 12-month period referred to in clause (1)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (1)) as provided in the following paragraph of this “Limitation on Non-Collateral Asset Sales” covenant.

The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (1) of the preceding sentence and not applied as so required by the end of such period shall constitute “Excess Proceeds.” If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not previously subject to an Offer to Purchase pursuant to this “Limitation on Non-Collateral Asset Sales” covenant totals at least $25 million, FelCor LP must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the holders of the Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, on a pro rata basis, an aggregate principal amount of Notes and such other Indebtedness equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes and such other Indebtedness plus, in each case, accrued interest to the Payment Date; provided such Offer to Purchase shall not be required to be made on a pro rata basis to the holders of such other pari passu Indebtedness if the Net Cash Proceeds would constitute proceeds from the sale of “collateral” with respect to such other pari passu Indebtedness and another offer to purchase had previously been made to such holders with respect to such proceeds pursuant to any “collateral asset sale offer to purchase” or similar provision under the definitive agreements governing such pari passu Indebtedness.
If the aggregate principal amount of the Notes and the other Indebtedness that is pari passu with the Notes tendered into such Offer to Purchase exceeds the amount of Excess Proceeds, then the Notes and the other Indebtedness that is pari passu with the Notes will be purchased on a pro rata basis based on the principal amount of the Notes and the other Indebtedness that is pari passu with the Notes tendered. Upon completion of each Offer to Purchase, any remaining Excess Proceeds subject to such Offer to Purchase will no longer be deemed to be Excess Proceeds.
Events of Loss
In the case of an Event of Loss with respect to any Event of Loss Asset, FelCor LP, FelCor or the affected Restricted Subsidiary, as the case may be, shall, within 360 days after the receipt of any Net Loss Proceeds received from such Event of Loss, either:

(1)
grant a Lien in favor of the Collateral Agent on Replacement Collateral so long as (a) the Replacement Collateral has a fair market value (as determined by the report or analysis of a nationally recognized independent appraiser selected by FelCor LP delivered to the Trustee within such 360-day period) at least equal to the lesser of (i) the value of the Event of Loss Asset immediately prior to the date of the Event of Loss or (ii) the value of the Event of Loss Asset as of the Closing Date, (b) the Replacement Collateral is owned by a Subsidiary Guarantor that is a Wholly-Owned Subsidiary of FelCor LP or FelCor and Replacement Collateral (subject to clause (c) below) is pledged to the Collateral Agent for the benefit of the Holders, and (c) the Collateral Agent has a first priority Lien (subject to any Permitted Liens) in the Replacement Collateral and receives such Collateral Documents, title insurance, surveys, environmental reports, legal opinions and other documents and instruments as are reasonable and customary for a transaction of similar size and scope (or in lieu thereof, such Replacement Collateral will be encumbered for the benefit of the Notes in a manner that is not materially worse than the manner in which the Event of Loss Asset was so encumbered as certified by FelCor LP, so long as (x) after giving effect to such Event of Loss no more than six Restricted Hotels would not constitute Collateral and (y) commercially reasonable efforts are taken with respect to such Replacement Collateral in order for it to constitute Collateral); or

(2)
rebuild, repair, replace or construct improvements to the affected property or facility (or enter into a binding agreement to do so within 360 days after the execution of such agreement) (an “Acceptable Event of Loss Commitment”);

provided that in either of clauses (1) and (2) above, any such action shall be permitted by the terms of all other material Indebtedness of FelCor LP, FelCor and their Restricted Subsidiaries and the Trustee receives a legal opinion to that effect; provided, further, that in the event any Acceptable Event of Loss Commitment is later cancelled or terminated for any reason before the Net Loss Proceeds are applied in connection therewith, or such Net Loss Proceeds are not actually so invested or paid in accordance with clause (2) above by the end of such 360-day period, then such Net Loss Proceeds shall be applied in accordance with the immediately succeeding paragraph.

In the event that FelCor LP, FelCor or any of their Restricted Subsidiaries is not able to, or for any reason does not, comply with the immediately preceding paragraph, FelCor LP or FelCor will use any remaining Net Loss Proceeds (the “Excess Net Loss Proceeds”) to make an offer (a “Loss Proceeds Offer”) to Holders and to holders of Additional Pari Passu Indebtedness to purchase the maximum principal amount of Notes and Additional Pari Passu Indebtedness, in each case pro rata in proportion to the respective principal amount thereof outstanding, that may be purchased from the Excess Net Loss Proceeds at a price in cash equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase; provided that such application of Excess Net Loss Proceeds shall not be required until the aggregate amount thereof exceeds $50 million.
The Indenture provides that if FelCor LP or FelCor makes a Loss Proceeds Offer, within 15 Business Days after the earlier of (i) the election to make the Loss Proceeds Offer and (ii) the expiration of the 360-day period described in the first paragraph of this section (or, if applicable, within 15 Business Days after the cancellation or termination of any Acceptable Event of Loss Commitment before the Net Proceeds are applied in connection therewith), FelCor LP or FelCor will send a notice describing such Event of Loss, the Loss Proceeds Offer and the date of consummation for such Loss Proceeds Offer (which date may be extended in accordance with applicable law), which shall be a date no earlier than 20 Business Days and no later than 60 calendar days from the date such notice is given (the “Loss Proceeds Offer Payment Date”) pursuant to the procedures required by the Indenture and described in such notice.
FelCor LP and FelCor will comply with the requirements of Rule 14e-1 and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Loss Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, FelCor LP and FelCor will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the Indenture by virtue thereof.
On the Loss Proceeds Offer Payment Date, FelCor LP or FelCor will:

(1)
accept for payment such principal amount of Notes and Additional Pari Passu Indebtedness or portions thereof required to be purchased by it under to the Loss Proceeds Offer or portions thereof properly tendered pursuant to the Loss Proceeds Offer;

(2)
deposit with the Paying Agent an amount equal to the aggregate Loss Proceeds Offer Payment in respect of all Notes and to the relevant agent for the Additional Pari Passu Indebtedness accepted for payment in to the Loss Proceeds Offer; and

(3)
deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer's Certificate to the Trustee stating that such Notes or portions thereof have been tendered to, and purchased by, FelCor LP or FelCor.

Repurchase of Notes upon a Change of Control
FelCor LP must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount of the Notes, plus accrued interest to the Payment Date.
There can be no assurance that FelCor LP will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as any covenant that may be contained in other securities of FelCor LP or FelCor that might be outstanding at the time). The above covenant requiring FelCor LP to repurchase the Notes will, unless consents are obtained, require FelCor LP to repay all Indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.
Subject to the following paragraph, the provisions described above that require FelCor to make an Offer to Purchase following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that FelCor repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction. In addition, holders of Notes may not be entitled to require the Issuer to purchase their Notes in certain circumstances involving a significant change in the composition of FelCor's Board of Directors, including in connection with a proxy contest where FelCor's Board of Directors does not approve a dissident slate of directors but approves them as Continuing Directors.
FelCor will not be required to make an Offer to Purchase upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to an Offer to Purchase made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Offer to Purchaser. Notwithstanding anything to the contrary herein, an Offer to Purchaser may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Offer to Purchase.
FelCor will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Issuer will comply with the applicable securities laws or regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.
SEC Reports and Reports to Holders
Whether or not FelCor LP or FelCor is then required to file reports with the SEC, FelCor LP and FelCor shall file with the SEC all such reports and other information as they would be required to file with the SEC by Sections 13(a) or 15(d) under the Exchange Act if they were subject thereto; provided that, if filing such documents by FelCor LP or FelCor with the SEC is not permitted under the Exchange Act, FelCor LP or FelCor shall provide such documents to the Trustee and upon written request supply copies of such documents to any prospective holder within the time period specified by the SEC as if FelCor LP and FelCor were then permitted to file such documents with the SEC; provided, further, that if the rules and regulations of the SEC permit FelCor LP and FelCor to file combined reports or information pursuant to the Exchange Act, FelCor LP and FelCor may file combined reports and information. FelCor LP and FelCor shall supply the Trustee and each holder who makes a written request for copies, copies of such reports and other information.
In addition, substantially concurrently with the filing of the reports and other information with the SEC and/or delivery thereof to the Trustee, in each case as set forth in the paragraph above, FelCor LP shall deliver to the Trustee a certificate of the chief financial officer or treasurer of FelCor LP setting forth in reasonable detail the calculation of the Collateral Hotel EBITDA, the Collateral Hotel Interest Expense and the Collateral Hotel Interest Coverage Ratio as of the end of such year or period, as the case may be.
Events of Default
Events of Default under the Indenture include the following:

(1)	default in the payment of principal of, or premium, if any, on any Note when they are due and payable at maturity, upon acceleration, redemption or otherwise;

(2)	default in the payment of interest on any Note when they are due and payable, and such default continues for a period of 30 days;

(3)
default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of FelCor LP and FelCor or the failure by FelCor LP to make or consummate an Offer to Purchase in accordance with the “Limitation on Collateral Asset Sales,” “Limitation on Non-Collateral Asset Sales” or “Repurchase of Notes upon a Change of Control” covenants;

(4)
FelCor LP or FelCor defaults in the performance of or breaches any other covenant or agreement of FelCor LP or FelCor in the Indenture or under the Notes (other than a default specified in clause (1), (2) or (3) above) and such default or breach continues for a period of 60 consecutive days after written notice by the Trustee or the holders of 25% or more in aggregate principal amount of the Notes;

(5)
there occurs with respect to any issue or issues of Indebtedness of FelCor LP or FelCor or any Significant Subsidiary having an outstanding principal amount of $30 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created:

▪
an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration; or

▪
the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(6)
any final judgment or order (not covered by insurance) for the payment of money in excess of $30 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not covered by insurance):

▪	shall be rendered against FelCor LP or FelCor or any Significant Subsidiary and shall not be paid or discharged; and

▪
there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $30 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(7)	a court having jurisdiction in the premises enters a decree or order for:

▪	relief in respect of FelCor LP or FelCor or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect;

▪
appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of FelCor LP or FelCor or any Significant Subsidiary or for all or substantially all of the property and assets of FelCor LP or FelCor or any Significant Subsidiary; or

▪
the winding up or liquidation of the affairs of FelCor LP or FelCor or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(8)	FelCor LP or FelCor or any Significant Subsidiary:

▪
commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under such law;

▪
consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of FelCor LP or FelCor or Significant Subsidiary or for all or substantially all of the property and assets of FelCor LP or FelCor or any Significant Subsidiary;

▪	effects any general assignment for the benefit of its creditors;

(9)
any Note Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the Indenture) or any Guarantor notifies the Trustee in writing that it denies or disaffirms its obligations under its Note Guarantee; or

(10)	(a) there shall be a default in the performance, or breach, of any covenant or agreement of FelCor, FelCor L.P. or any Subsidiary Guarantor, in any material respect, under any Collateral Document or any management or franchise agreement related thereto and such default or breach shall continue for a period of 45 days after written notice has been given, in accordance with the Indenture, (1) to FelCor by the Trustee or (2) to FelCor and the Trustee by the holders of at least 25% in aggregate principal amount of the then outstanding Notes or (b) any Collateral Document shall for any reason cease to be, or any Collateral Document shall for any reason be asserted in writing by the Issuer or any Guarantor, not to be, in full force and effect and enforceable in accordance with its terms or ceases to give the Holders the first priority Liens purported to be created thereby, except to the extent contemplated by the Indenture and any such Collateral Document.
If an Event of Default (other than an Event of Default specified in clause (7) or (8) above that occurs with respect to FelCor LP or FelCor) occurs and is continuing under the Indenture, the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to FelCor LP and FelCor (and to the Trustee if such notice is given by the holders), may, and the Trustee at the request of the holders of at least 25% in aggregate principal amount of the Notes then outstanding shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (5) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by FelCor LP, FelCor or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.
If an Event or Default specified in clause (7) or (8) above occurs with respect to FelCor LP or FelCor, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder. The holders of at least a majority in principal amount of the outstanding Notes by written notice to FelCor LP, FelCor and to the Trustee and the Collateral Agent, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

▪
all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived, and

▪	the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. As to the waiver of defaults, see “-Modification and Waiver.”
The holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of Notes. A holder may not pursue any remedy with respect to the Indenture or the Notes unless:

(1)	the holder gives the Trustee written notice of a continuing Event of Default;

(2)	the holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(3)	such holder or holders offer the Trustee indemnity and/or security satisfactory to the Trustee against any costs, liability or expense;

(4)	the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5)	during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the holder, except to the extent that the institution or prosecution thereof or the entry of judgment thereon would, under applicable law, result in the surrender, impairment, waiver or loss of any Lien upon any property subject to such Lien in favor of the secured parties.
The Indenture requires certain officers of FelCor LP and FelCor to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of FelCor LP and FelCor and their respective Restricted Subsidiaries and of their performance under the Indenture and that FelCor LP and FelCor have fulfilled all obligations thereunder, or, if there has been a default in fulfillment of any such obligation, specifying each such default and the nature and status thereof FelCor LP and FelCor will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.
Consolidation, Merger and Sale of Assets
Neither FelCor LP nor FelCor will merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into FelCor LP or FelCor unless:

(1)
FelCor LP or FelCor shall be the continuing Person, or the Person (if other than FelCor LP or FelCor) formed by such consolidation or into which FelCor LP or FelCor is merged or that acquired or leased such property and assets of FelCor LP or FelCor shall be an entity organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of FelCor LP or FelCor on the Notes and under the Indenture;

(2)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3)
immediately after giving effect to such transaction on a pro forma basis FelCor LP or FelCor, or any Person becoming the successor obligor of the Notes, as the case may be, could Incur at least $1.00 of Indebtedness under paragraphs (1), (2) and (3) of the “Limitation on Indebtedness” covenant; provided that this clause (3) shall not apply to a consolidation or merger among Wholly-owned Restricted Subsidiaries of FelCor or FelCor LP with or into one or more Wholly-owned Restricted Subsidiaries or of one or more Wholly-owned Subsidiaries with or into FelCor or FelCor LP; provided that, in connection with any such merger or consolidation, no consideration (other than Capital Stock (other than-Disqualified Stock) in the surviving Person or FelCor LP or FelCor) shall be issued or distributed to the holders of Capital Stock of FelCor LP or FelCor; and

(4)
FelCor LP or FelCor delivers to the Trustee and the Collateral Agent an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clause (3), if applicable) and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided that clause (3) above does not apply if, in the good faith determination of the Board of Directors of FelCor LP or FelCor, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of domicile of FelCor LP or FelCor; and provided, further, that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

Defeasance
Defeasance and Discharge. The Indenture provides that FelCor LP, FelCor and the Subsidiary Guarantors will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes or any Subsidiary Guarantee on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other things: certain obligations to register the transfer or exchange of the Notes; to replace stolen, lost or mutilated Notes; to maintain paying agencies and to hold monies for payment in trust) if, among other things:

(1)
FelCor LP has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes;

(2)	FelCor LP has delivered to the Trustee:

(A)	either

▪
an Opinion of Counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of FelCor LP's exercise of its option under this “Defeasance” provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required, or

▪	a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel; and

(B)	an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940;

(3)
immediately after giving effect to such deposit on a pro forma basis, no Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which FelCor LP, FelCor or any of their respective Restricted Subsidiaries is a party or by which FelCor LP, FelCor or any of their respective Restricted Subsidiaries are bound; and

(4)
if at such time the Notes are listed on a national securities exchange, FelCor LP has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

Defeasance of Certain Covenants and Certain Events of Default. The Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to clauses (3) and (4) under “Consolidation, Merger and Sale of Assets” and all the covenants described herein under “Covenants,” clause (3) under “Events of Default” with respect to such clauses (3) and (4) under “Consolidation, Merger and Sale of Assets,” clause (4) under “Events of Default” with respect to such other covenants and clauses (5) and (6) under “Events of Default” shall be deemed not to be Events of Default upon, among other things:

(1)
the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes;

(2)	the satisfaction of the provisions described in clauses (2)(B), (3) and (4) of the preceding paragraph titled “Defeasance and Discharge”; and

(3)
the delivery by FelCor LP to the Trustee of an Opinion of Counsel to the effect that, among other things, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.
Defeasance and Certain Other Events of Default. In the event FelCor LP exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, FelCor LP, FelCor and the Subsidiary Guarantors will remain liable for such payments.
Modification and Waiver
Subject to certain limited exceptions, modifications and amendments of the Indenture or Collateral Documents may be made by FelCor LP, FelCor and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Notes (except that any amendment or supplement to the provisions relating to Collateral shall require consents from holders of not less than 66 2/3% of the aggregate principal amount of the outstanding Notes); provided that no such modification or amendment may, without the consent of each holder affected thereby:

(1)	change the Stated Maturity of the principal of, or any installment of interest on, any Note;

(2)	reduce the principal amount of, or premium, if any, or interest on, any Note;

(3)	change the place of payment of principal of, or premium, if any, or interest on, any Note;

(4)	impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note;

(5)	reduce the above-stated percentages of outstanding Notes the consent of whose holders is necessary to modify or amend the Indenture;

(6)	waive a default in the payment of principal of, premium, if any, or interest on the Notes;

(7)	voluntarily release a Guarantor of the Notes;

(8)	release the Liens created by the Collateral Documents on all or substantially all the Collateral (other than in accordance with the terms of the Indenture and the Collateral Documents);

(9)	make any change in the provisions of the Indenture or any Collateral Document dealing with the application of proceeds of the Collateral that would have a materially adverse affect on the Holders;

(10)	after the time an Offer to Purchase is required to have been made under “-Repurchase of Notes upon a Change of Control,” “-Covenants-Limitation on Non-Collateral Asset Sales” or
“-Limitation on Collateral Asset Sales” or after a Loss Proceeds Offer is required to have been made under “-Events of Loss,” reduce the purchase amount or price or extend the latest expiration date or purchase date thereunder; or

(11)
reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

No Personal Liability of Incorporators, Partners, Stockholders, Officers, Directors, or Employees
The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of FelCor LP or FelCor in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, partner, stockholder, officer, director, employee or controlling person of FelCor LP, FelCor or the Subsidiary Guarantors or of any successor Person thereof. Each holder, by accepting the Notes, waives and releases all such liability.
Concerning the Trustee
The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.
The Indenture and provisions of the Trust Indenture Act of 1939 incorporated by reference into the Indenture contain limitations on the rights of the Trustee, should it become a creditor of FelCor LP or FelCor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest, it must eliminate such conflict or resign.
Book Entry; Delivery and Form
We will issue the Exchange Notes in the form of one or more global notes, or Global Exchange Note. The Global Exchange Note will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of the DTC or its nominee.
Initial Notes sold in offshore transactions in reliance on Regulation S under the Securities Act are represented by one or more permanent global notes in definitive, fully registered form without interest coupons, each an Old Regulation S Global Note, and were deposited with the trustee as custodian for, and registered in the name of a nominee of, DTC. Initial Notes sold in reliance on Rule 144A are represented by one or more permanent global notes in definitive, fully registered form without interest coupons, each an Old 144A Global Note, and together with the Old Regulation S Global Note, the Old Global Notes, and were deposited with the trustee as custodian for, and registered in the name of a nominee of, DTC. The Exchange Notes issued in the exchange for the Old Global Notes will also be issued in the form of one or more Global Exchange Notes and will be deposited with the trustee as custodian for, and registered in the name of a nominee of, DTC.
Except as set forth below, the Global Exchange Note may be transferred, in whole and not in part, and only to DTC or another nominee of DTC. You may hold your beneficial interests in the Global Exchange Note directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. DTC has advised us that it is:

▪	a limited purpose trust company organized under the laws of the State of New York;

▪	a “banking organization” within the meaning of the New York State Banking Law;

▪	a member of the Federal Reserve System;

▪	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

▪	a “clearing agency” registered under Section 17A of the Exchange Act.
DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.
So long as DTC's nominee is the registered owner of a Global Exchange Note, that nominee will be considered the sole owner or holder of the Exchange Notes represented by that Global Exchange Note for all purposes under the Indenture. Except as provided below under “-Certificated Notes,” owners of beneficial interests in a Global Exchange Note:

▪	will not be entitled to have Exchange Notes represented by the Global Exchange Note registered in their names;

▪	will not receive or be entitled to receive physical, certificated Exchange Notes; and

▪
will not be considered the owners or holders of the Exchange Notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a Global Exchange Note must rely on the procedures of DTC to exercise any rights of a holder of Exchange Notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).
Payments of principal, premium (if any) and interest with respect to the Exchange Notes represented by a Global Exchange Note will be made by the trustee to DTC's nominee as the registered holder of the Global Exchange Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the Global Exchange Note desires to take any action that DTC, as the holder of the Global Exchange Note, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.
We will make payments of principal of, premium, if any, and interest on Exchange Notes represented by the Global Exchange Note registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the Global Exchange Note. We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the Global Exchange Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Exchange Note as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the Global Exchange Note held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Exchange Note for any Exchange Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the Global Exchange Note owning through such participants. Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds.
Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Exchange Note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee, Registrar and Paying Agent nor the Company will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Certificated Notes
If DTC is at any time unwilling or unable to continue as a depositary for the Global Exchange Notes and a successor depositary is not appointed by FelCor LP within 90 days, FelCor LP will issue new certificated notes, or Certificated Notes, which, in the case of Old Global Notes, may bear a legend with respect to the restrictions on transfer thereof, in exchange for the Old Global Notes and the Global Exchange Notes.
Holders of interests in an Old Global Note or a Global Exchange Note may receive Certificated Notes, which, in the case of Old Global Notes, may bear a legend with respect to the restrictions on transfer thereof, in accordance with the DTC's rules and procedures in addition to those provided for under the indenture.

MATERIAL U.S. INCOME TAX CONSEQUENCES
The following is a summary of material U.S. federal income tax consequences of the exchange of Initial Notes for Exchange Notes pursuant to the exchange offer, but does not purport to be a complete analysis of all potential tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated or proposed thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.
This summary is limited to the tax consequences of those persons who are original beneficial owners of the Initial Notes, who exchange Initial Notes for Exchange Notes in the exchange offer, and that will hold the Exchange Notes, as capital assets within the meaning of Section 1221 of the Code, which we refer to as Holders. This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular Holders in light of their particular circumstances or status nor does it address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, partnerships or other pass-through entities, expatriates, banks, real estate investment trusts, regulated investment companies, tax-exempt organizations and persons that have a functional currency other than the U.S. Dollar, or persons in special situations, such as those who have elected to mark securities to market or those who Initial Notes as part of a straddle, hedge, conversion transaction or other integrated investment). In addition, this summary does not address U.S. federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.
If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds Initial Notes and participates in the exchange offer, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Initial Notes, you should consult your tax advisor regarding the tax consequences of the exchange of Initial Notes for Exchange Notes pursuant to the exchange offer.
This summary is for general information only. Persons considering the exchange of Initial Notes for Exchange Notes are urged to consult their independent tax advisors concerning the U.S. federal income taxation and other tax consequences to them of exchanging the Initial Notes, as well as the application of state, local and foreign income and other tax laws.
Exchange of an Initial Note for an Exchange Note Pursuant to the Exchange Offer
The Exchange Notes described herein will not differ materially in kind or extent from the Initial Notes. Your exchange of Initial Notes for Exchange Notes will not constitute a taxable disposition of the Initial Notes for United States federal income tax purposes. As a result, (1) you will not recognize taxable income, gain or loss on such exchange, (2) your holding period for the Exchange Notes will generally include the holding period for the Initial Notes so exchanged, and (3) your adjusted tax basis in the Exchange Notes will generally be the same as your adjusted tax basis in the Initial Notes so exchanged.
Accounting Treatment
The Exchange Notes will be recorded at the same carrying value as the Initial Notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss will be recognized by us for accounting purposes. The expenses related to the exchange offer and the unamortized debt issue costs related to the issuance of the Initial Notes will be amortized over the remaining term of the Exchange Notes.
Certain ERISA Considerations
The following is a summary of certain considerations associated with the purchase of Exchange Notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, or ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or collectively Similar Laws, and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement referred to herein as a Plan.

General Fiduciary Matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code, or ERISA Plan, and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.
In considering an investment in the Exchange Notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.
Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a nonexempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of Exchange Notes by an ERISA Plan with respect to which we or our guarantors or the initial purchasers are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor, or the DOL has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the Exchange Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided, further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.
Because of the foregoing, the Exchange Notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.
Representation
Accordingly, by acceptance of an Exchange Notes, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the Exchange Notes constitutes assets of any Plan or (ii) the purchase and holding of the Exchange Notes (and the exchange of Initial Notes for Exchange Notes) by such purchaser or transferee will not constitute a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.
The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Exchange Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Exchange Notes.

PLAN OF DISTRIBUTION
Based on interpretations of the SEC set forth in no-action letters issued to third parties, we believe that the Exchange Notes issued under the exchange offer in exchange for Initial Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided:

▪	you are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

▪	you are acquiring the Exchange Notes in the ordinary course of your business; and

▪	you do not intend to participate in the distribution of the Exchange Notes.
If you tender Initial Notes in the exchange offer with the intention of participating in any manner in a distribution of the Exchange Notes:

▪	you cannot rely on the above interpretations of the SEC; and

▪
you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and the secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired as a result of market-marking activities or other trading activities. We have agreed that, for a period of 180 days after the effective date of this prospectus, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.
We will not receive any proceeds from any sale of the Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
We have agreed, in connection with the exchange offer, to indemnify the holders of Notes against certain liabilities, including liabilities under the Securities Act.
By acceptance of the exchange offer, each broker-dealer that receives Exchange Notes pursuant to the exchange offer hereby agrees to notify us prior to using the prospectus in connection with the sale or transfer of Exchange Notes, and acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus in order to make the statements therein not misleading (which notice we agree to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the prospectus until we have amended or supplemented the prospectus to correct such misstatement or omission and have furnished copies of the amended or supplemented prospectus to such broker-dealer.

LEGAL MATTERS
Certain legal matters with respect to the legality of the Exchange Notes will be passed upon for FelCor and FelCor LP by Akin Gump Strauss Hauer & Feld LLP, Dallas, Texas.
EXPERTS
The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report over Financial Reporting) incorporated in this prospectus by reference to the combined Annual Reports on Form 10-K of FelCor Lodging Limited Partnership and FelCor Lodging Trust Incorporated for the year ended December 31, 2012, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Questions and requests for additional copies of this prospectus should be directed to the exchange agent as follows:
Offer to Exchange All Outstanding 5.625% Senior Secured Notes due 2023 For Registered 5.625% Senior Secured Notes due 2023
U.S. Bank National Association 60 Livingston Avenue St. Paul, MN 55107 Attention: Specialized Finance (800) 934-6802 Fax: (651) 466-7372

We have not authorized anyone to give you any information or to make any representations about the transactions we discussed in this prospectus other than those contained in this prospectus or in the documents we incorporate by reference. If you are given any information or representations about these matters that is not discussed or incorporated in this prospectus, you must not rely on that information. This prospectus is not an offer to sell, or a solicitation of an offer to buy, securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus or the securities offered by this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. It also does not mean that the information in this prospectus or in the documents we incorporate by reference is correct after this date.
Until ____________, 2013, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

FelCor Lodging Limited Partnership
Prospectus ____________________, 2013

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers
Section 6.7 of the Second Amended and Restated Agreement of Limited Partnership of FelCor Lodging Limited Partnership (“FelCor LP”), as amended (the “Partnership Agreement”), provides that, to the fullest extent permitted by law, but subject to the limitations expressly provided in the Partnership Agreement, FelCor Lodging Trust Incorporated (“FelCor”), or its successor or assigns, in its capacity as the general partner of FelCor LP (the “General Partner”), and any person who is or was an officer or director of the General Partner shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil or criminal, administrative or investigative, in which any such party may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as (i) the General Partner, or any of its affiliates, (ii) an officer, director, employee, partner, agent or trustee of the General Partner, or any of its affiliates, or (iii) a person serving at the request of the Partnership in another entity in a similar capacity; provided, that in each case such party acted in good faith, in a manner which such party believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Any indemnification pursuant to Section 6.7 shall be made only out of the Partnership assets.
The charter of FelCor, generally, limits the liability of FelCor's directors and officers to FelCor and the shareholders for money damages to the fullest extent permitted, from time to time, by the laws of the State of Maryland. The Maryland General Corporation Law (“MGCL”) authorizes Maryland corporations to limit the liability of directors and officers to the corporation and its stockholders for money damages except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit actually received or (ii) to the extent that a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.
The charter also provides, generally, for the indemnification of, and advance of expense on behalf of, directors and officers, among others, to the fullest extent permitted by Maryland law. The MGCL authorizes Maryland corporations to indemnify present and past directors and officers of the corporation or of another corporation for which they serve at the request of the corporation against judgments, penalties, fines, settlements and reasonable expenses (including attorneys' fees) actually incurred in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation in respect of which the person is adjudicated to be liable to the corporation), in which they are made parties by reason of being or having been directors or officers, unless it is proved that (i) the act or omission of the person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the person actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful. The MGCL also provides that, unless limited by the corporation's charter, a corporation shall indemnify present and past directors and officers of the corporation who are successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, against reasonable expenses (including attorneys' fees) incurred in connection with the proceeding. FelCor's charter does not limit the extent of this indemnity.
An indemnification agreement has been entered into between FelCor and (1) each of the directors of the Company; and (2) each Executive Vice President and certain Senior Vice Presidents of FelCor (each, an “Indemnitee”). The rights of an Indemnitee under the Indemnification Agreement complement any rights the Indemnitee may already have under FelCor's charter or bylaws, under Maryland law or otherwise. The Indemnification Agreement requires FelCor to indemnify and advance expenses and costs incurred by the Indemnitee in connection with any claims, suits or proceedings arising as a result of the Indemnitee's service as an officer or director of FelCor.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (“Securities Act”), may be permitted to directors and officers of FelCor pursuant to the foregoing provisions or otherwise, FelCor has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.
FelCor may purchase director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above. The MGCL authorizes Maryland corporations to purchase and maintain insurance for former or existing directors or officers of the corporation against any liability assessed against and incurred by such person in that capacity or arising out of such person's position, whether or not the corporation would have the power to indemnify against liability under the MGCL. FelCor's charter does not limit this authority to obtain insurance.

Item 21. Exhibits

(a)	Exhibits

Exhibit Number	Description of Exhibit
3.1
Articles of Amendment and Restatement, dated June 22, 1995, amending and restating the Charter of FelCor Lodging Trust Incorporated (“FelCor”), as amended or supplemented by Articles of Merger, dated June 23, 1995, Articles Supplementary, dated April 30, 1996, Articles of Amendment, dated August 8, 1996, Articles of Amendment, dated June 16, 1997, Articles of Amendment, dated October 30, 1997, Articles Supplementary filed May 6, 1998, Articles of Merger and Articles of Amendment, dated July 27, 1998, Certificate of Correction, dated March 11, 1999, Certificate of Correction to the Articles of Merger between FelCor and Bristol Hotel Company, dated August 30, 1999, Articles Supplementary, dated April 1, 2002, Certificate of Correction, dated March 29, 2004, to Articles Supplementary filed May 2, 1996, Articles Supplementary filed April 2, 2004, Articles Supplementary filed August 20, 2004, Articles Supplementary filed April 6, 2005, and Articles Supplementary filed August 29, 2005 (filed as Exhibit 4.1 to FelCor's Registration Statement on Form S-3 (Registration No. 333-128892) and incorporated herein by reference).

3.2	Amended and Restated Bylaws of FelCor (filed as Exhibit 3.1 to FelCor's Form 8-K, dated October 30, 2012, and incorporated herein by reference).
4.1
Indenture, dated as of October 1, 2009, by and between FelCor Escrow Holdings, L.L.C. and U.S. Bank National Association, as trustee (filed as Exhibit 4.1 to FelCor's Form 8-K, dated October 1, 2009, and incorporated herein by reference).

4.2
First Supplemental Indenture, dated as of October 12, 2009, by and between FelCor Escrow Holdings, L.L.C. and U.S. Bank National Association (filed as Exhibit 4.1 to FelCor's Form 8‑K, dated October 13, 2009, and incorporated herein by reference).

4.3
Second Supplemental Indenture, dated as of October 13, 2009, by and among FelCor, FelCor Lodging Limited Partnership (“FelCor LP”), certain subsidiary guarantors named therein, FelCor Holdings Trust, FelCor Escrow Holdings, L.L.C. and U.S. Bank National Association (filed as Exhibit 4.2 to FelCor's Form 8-K, dated October 13, 2009, and incorporated herein by reference).

4.4
Third Supplemental Indenture dated as of March 23, 2010, by and among FelCor, FelCor LP, certain subsidiary guarantors named therein, FelCor Holdings Trust and U.S. Bank National Association (filed as Exhibit 4.1 to FelCor's Form 10-Q for the quarter ended March 31, 2010 and incorporated herein by reference).

4.5
Fourth Supplemental Indenture, dated as of March 3, 2011, by and among FelCor, FelCor LP, certain of their subsidiaries, as guarantors, and U.S. Bank National Association, as trustee (filed as Exhibit 4.4 to FelCor's Form 8-K, dated May 23, 2011, and incorporated herein by reference).

4.6
Fifth Supplemental Indenture, dated as of May 23, 2011, by and among FelCor, FelCor LP, certain of their subsidiaries, as guarantors, and U.S. Bank National Association, as trustee (filed as Exhibit 4.5 to FelCor's Form 8-K, dated May 23, 2011, and incorporated herein by reference).

4.7
Sixth Supplemental Indenture, dated as of January 7, 2013, by and among FelCor, FelCor LP, certain of their subsidiaries, as guarantors, and U.S. Bank National Association, as trustee (filed as Exhibit 4.3 to FelCor's Form 8-K, dated January 7, 2013, and incorporated herein by reference).

4.8
Indenture, dated as of May 10, 2011, by and between FelCor Escrow Holdings, L.L.C. and Wilmington Trust Company, as trustee, and Deutsche Bank Trust Company Americas, as collateral agent, registrar and paying agent (filed as Exhibit 4.1 to FelCor's Form 8-K, dated May 23, 2011, and incorporated herein by reference).

4.9
First Supplemental Indenture, dated as of May 23, 2011, by and among FelCor Escrow Holdings, L.L.C., FelCor LP, FelCor, certain of their subsidiaries, as guarantors, and Wilmington Trust Company, as trustee, and Deutsche Bank Trust Company Americas, as collateral agent, registrar and paying agent (filed as Exhibit 4.2 to FelCor's Form 8-K, dated May 23, 2011, and incorporated herein by reference).

4.10
Second Supplemental Indenture, dated as of January 7, 2013, by and among FelCor LP, FelCor, certain of their subsidiaries, as guarantors, and Wilmington Trust Company, as trustee, and Deutsche Bank Trust Company Americas, as collateral agent, registrar and paying agent (filed as Exhibit 4.2 to FelCor's Form 8-K, dated January 7, 2013, and incorporated herein by reference).

4.11
Registration Rights Agreement, dated May 10, 2011, among FelCor LP, FelCor, the subsidiary guarantors named therein, and J.P. Morgan Securities LLC (filed as Exhibit 4.3 to FelCor's Form 8-K, dated May 23, 2011, and incorporated herein by reference).

4.12
Indenture, dated as of December 17, 2012, between FelCor LP, FelCor, the subsidiary guarantors party thereto, and U.S. Bank National Association, as trustee, collateral agent, registrar and paying agent (filed as Exhibit 4.1 to FelCor's Form 8-K, dated December 17, 2012, and incorporated herein by reference).

4.13
First Supplemental Indenture, dated as of January 7, 2013, by and among FelCor, FelCor LP, certain of their subsidiaries, as guarantors, and U.S. Bank National Association, as trustee (filed as Exhibit 4.1 to FelCor's Form 8-K, dated January 7, 2013, and incorporated herein by reference).

4.14
Registration Rights Agreement, dated December 17, 2012, among FelCor LP, FelCor, the subsidiary guarantors named therein, and J.P. Morgan Securities LLC (filed as Exhibit 4.2 to FelCor's Form 8-K, dated December 17, 2012, and incorporated herein by reference).

5.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP.
12.1*	Statements regarding Computation of Ratios.
21.1	List of Subsidiaries of FelCor (filed as Exhibit 21.1 to FelCor's Form 10-K, dated February 28, 2013, and incorporated herein by reference).
21.2	List of Subsidiaries of FelCor LP (filed as Exhibit 21.2 to FelCor's Form 10-K, dated February 28, 2013, and incorporated herein by reference.
23.1	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1).
23.2*	Consent of PricewaterhouseCoopers LLP.
24.1	Power of Attorney (included on signature page).
25.1*	Statement of Eligibility of U.S. Bank National Association, as Trustee.
99.1*	Form of Letter of Transmittal.

* Filed herewith.

Item 22. Undertakings
(a)    The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the Registrants' annual reports pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(b)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(c)    The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Exchange Offer Registration through the date of responding to the request.
(d)    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Exchange Offer Registration Statement when it became effective.
(e)    The undersigned Registrants hereby undertake as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(f)    The Registrants undertake that every prospectus: (i) that is filed pursuant to paragraph (e) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on the second day of April, 2013.

FELCOR LODGING TRUST INCORPORATED,
a Maryland corporation
(Co-Registrant)

FELCOR LODGING LIMITED PARTNERSHIP,
a Delaware limited partnership
(Co-Registrant)

By:
its General Partner

By:	/s/ Jonathan H. Yellen
Jonathan H. Yellen
Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints each of Richard A. Smith and Jonathan H. Yellen, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments) to this Registration Statement, to file the same, together with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices and other documents necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, full power and authority to perform and do each and every act and thing necessary and advisable as fully to all intents and purposes as he or she might or could perform and do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Thomas J. Corcoran, Jr.
Thomas J. Corcoran, Jr.	Chairman of the Board and Director	April 2, 2013
/s/ Richard A. Smith
Richard A. Smith	President and Chief Executive Officer and Director	April 2, 2013
/s/ Andrew J. Welch
Andrew J. Welch	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 2, 2013
/s/ Jeffrey D. Symes
Jeffrey D. Symes	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	April 2, 2013
/s/ Melinda J. Bush
Melinda J. Bush	Director	April 2, 2013
/s/ Glenn A. Carlin
Glenn A. Carlin	Director	April 2, 2013
/s/ Robert F. Cotter
Robert F. Cotter	Director	April 2, 2013
/s/ Christopher J. Hartung
Christopher J. Hartung	Director	April 2, 2013
/s/ Thomas C. Hendrick
Thomas C. Hendrick	Director	April 2, 2013
/s/ Charles A. Ledsinger
Charles A. Ledsinger	Director	April 2, 2013
/s/ Robert H. Lutz, Jr.
Robert H. Lutz, Jr.	Director	April 2, 2013
/s/ Robert A. Mathewson
Robert A. Mathewson	Director	April 2, 2013
/s/ Mark D. Rozells
Mark D. Rozells	Director	April 2, 2013

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on the second day of April, 2013.

FelCor/CSS Holdings, L.P.,
a Delaware limited partnership

By:FelCor/CSS Hotels, L.L.C.,
its general partner

FelCor Canada Co.,
a Nova Scotia unlimited liability company

FelCor Hotel Asset Company, L.L.C.,
a Delaware limited liability company

FelCor Lodging Holding Company, L.L.C.,
a Delaware limited liability company

FelCor TRS Borrower 4, L.L.C.,
a Delaware limited liability company

FelCor TRS Holdings, L.L.C.,
a Delaware limited liability company

FelCor Copley Plaza, L.L.C.,
a Delaware limited liability company

FelCor Esmeralda (SPE), L.L.C.,
a Delaware limited liability company

FelCor St. Pete (SPE), L.L.C.,
a Delaware limited liability company

Los Angeles International Airport Hotel Associates, a Texas limited partnership

By:FelCor/LAX Holdings, L.P.,
its general partner

By: FelCor/LAX Hotels, L.L.C.,
its general partner

Madison 237 Hotel, L.L.C.,
a Delaware limited liability company

Royalton 44 Hotel, L.L.C.,
a Delaware limited liability company

FelCor/CMB Buckhead Hotel, L.L.C.,
a Delaware limited liability company

FelCor/CMB Marlborough Hotel, L.L.C.,
a Delaware limited liability company

FelCor/CMB Orsouth Holdings, L.P.,
a Delaware limited partnership

By:FelCor/CMB Orsouth Hotel, L.L.C.,
a Delaware limited liability company,
its general partner

FelCor S-4 Hotels (SPE) L.L.C.,
a Delaware limited liability company

FelCor/CMB SSF Holdings, L.P.,
a Delaware limited partnership

By:FelCor/CMB SSF Hotel, L.L.C.,
a Delaware limited liability company,
its general partner

FCH/PSH, L.P.,
a Delaware limited partnership

By:FelCor/CSS Hotels, L.L.C.,
a Delaware limited liability company,
its general partner

FelCor Milpitas Owner, L.L.C.,
a Delaware limited liability company

FelCor Baton Rouge Owner, L.L.C.,
a Delaware limited liability company

FelCor Dallas Love Field Owner, L.L.C.,
a Delaware limited liability company

Myrtle Beach Owner, L.L.C.,
a Delaware limited liability company

By:	/s/ Jonathan H. Yellen
Jonathan H. Yellen
Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints each of Richard A. Smith and Jonathan H. Yellen, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments) to this Registration Statement, to file the same, together with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices and other documents necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, full power and authority to perform and do each and every act and thing necessary and advisable as fully to all intents and purposes as he might or could perform and do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Richard A. Smith
Richard A. Smith	President and Chief Executive Officer and Manager/Director	April 2, 2013
/s/ Jonathan H. Yellen
Jonathan H. Yellen	Executive Vice President, General Counsel, Secretary and Manager/Director	April 2, 2013
/s/ Andrew J. Welch
Andrew J. Welch	Executive Vice President and Chief Financial Officer (Principal Financial Officer) and Manager/Director	April 2, 2013
/s/ Jeffrey D. Symes
Jeffrey D. Symes	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	April 2, 2013